Exhibit 2.1

COMMON DRAFT TERMS OF THE CROSS-BORDER LEGAL MERGER

(“Merger Proposal”)

of

NIELSEN N.V.

and

NIELSEN HOLDINGS LIMITED

26 MARCH 2015

The undersigned:

1.	James Cuminale; and

2.	Harris Black;

together constituting the entire board of directors of Nielsen Holdings Limited, a company limited by shares incorporated under the laws of England and Wales, with registered number 9422989, having its registered office at AC Nielsen House, London Road, Oxford, Oxfordshire, OX3 9RX, United Kingdom (“Nielsen-UK” and also the “Acquiring Company”);

and

3.	Dwight Barns, executive director;

4.	James Attwood Jr., non-executive director;

5.	David Calhoun, non-executive director;

6.	Karen Hoguet, non-executive director;

7.	James Kilts, non-executive director;

8.	Harish Manwani, non-executive director;

9.	Kathryn Marinello, non-executive director;

10.	Alexander Navab, non-executive director;

11.	Robert Pozen, non-executive director;

12.	Vivek Ranadivé, non-executive director; and

13.	Javier Teruel, non-executive director;

together constituting the entire board of directors of Nielsen N.V., a public company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, and its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34248449 (“Nielsen-Netherlands” and also the “Disappearing Company” and together with Nielsen-UK, the “Merging Companies” and each individually, a “Merging Company”)

WHEREAS:

(A)	Nielsen-UK is currently a wholly-owned subsidiary of Nielsen-Netherlands;

(B)	The issued and outstanding shares with par value of EUR 0.07, in the capital of Nielsen-Netherlands are listed on the New York Stock Exchange under the symbol “NLSN”. The majority of those shares are held through Cede & Co. as nominee for The Depository Trust Company, and the rest of the issued and outstanding shares are held directly in registered form by certain shareholders;

(C)	The board of directors of Nielsen-Netherlands has concluded to reorganize the Nielsen group structure which will result in a new UK holding company (Nielsen-UK) serving as the publicly traded parent of the Nielsen group of companies. To achieve this reorganization, Nielsen-Netherlands intends to merge with Nielsen-UK (which will be re-registered as a public company limited by shares prior to the Effective Time (as defined below) for this purpose) on the terms set out in this Merger Proposal;

(D)	As the merger results in Nielsen-UK absorbing Nielsen-Netherlands, the shareholders of Nielsen-Netherlands will receive, as merger consideration for each issued and outstanding registered common share with par value of EUR 0.07 in Nielsen-Netherlands (each such issued and outstanding share, meaning those shares which are issued and held by shareholders other than Nielsen-Netherlands being referred to herein as a “Nielsen-Netherlands Share”), one ordinary share with par value of EUR 0.07 credited as fully paid in Nielsen-UK (each a “Nielsen-UK Share”);

(E)	The board of directors of Nielsen-UK and the board of directors of Nielsen-Netherlands propose to structure the merger resulting in a transfer of all assets and liabilities of Nielsen-Netherlands to Nielsen-UK under universal succession of title (onder algemene titel) by way of a cross-border merger within the meaning of articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code (“DCC”) and regulation 2 of the UK Companies (Cross-Border Mergers) Regulations 2007 (the “UK Regulations”), both implementing the European Cross-Border Mergers Directive (Directive 2005/56/EC) (the “Merger”);

(F)	This Merger Proposal sets out the terms and conditions of the contemplated Merger between Nielsen-Netherlands and Nielsen-UK, in compliance with article 2:312 of the DCC in conjunction with articles 2:326 and 2:333d of the DCC and regulation 7 of the UK Regulations.

(G)	For U.S. federal income tax purposes, Nielsen-Netherlands and Nielsen-UK intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (the “Treasury Regulations”), and that this Merger Proposal be, and be hereby adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

(H)	The shareholders’ register of Nielsen-Netherlands does not appear to indicate, nor is the board of directors of Nielsen-Netherlands acquainted with any pledge (pandrecht) of shares in the issued share capital of Nielsen-Netherlands, or any right of usufruct (recht van vruchtgebruik) created therein. All shares in the issued share capital of the Merging Companies have been paid up in full.

(I)	No depositary receipts of shares (certificaten van aandelen) in the issued share capital of Nielsen-Netherlands have been issued.

(J)	None of the Merging Companies has been dissolved (ontbonden), has been declared bankrupt (in staat van faillissement verkaard) or has been granted a suspension of payments (surséance van betaling), nor are the respective boards of directors acquainted with any intention to dissolve a Merging Company or a pending request to declare the Merging Company bankrupt or grant a suspension of payments.

(K)	None of the Merging Companies has instituted a works council or co-determination council (medezeggenschapsraad) and there is no association of employees, which includes amongst its members employees of the Merging Companies or one of their subsidiaries other than a European Works Council, established with The Nielsen Company B.V., an indirect wholly-owned subsidiary of Nielsen-Netherlands. The boards of directors of the Merging Companies hereby confirm that there are no existing employee representation bodies that have consultation or other rights in relation to the Merger;

(L)	On 19 February 2015, the board of directors of Nielsen-UK unanimously approved this Merger Proposal and, on 19 February 2015, the board of directors of Nielsen-Netherlands unanimously approved this Merger Proposal. In accordance with article 2:312 paragraph 4 DCC, the members of the boards of directors of the Merging Companies have signed this Merger Proposal; and

(M)	The Merger will become effective on the date fixed by an order of the High Court of England and Wales (“UK High Court”) (the “Effective Time”).

1.	CORPORATE INFORMATION OF THE MERGING COMPANIES

1.1	Corporate information of the Acquiring Company:

1.1.1	Name:	Nielsen Holdings Limited

1.1.2	Form:	A private company limited by shares, incorporated under the laws of England and Wales which will be re-registered as a public company limited by shares and named Nielsen Holdings plc. prior to the Effective Time

1.1.3	Registered office:	AC Nielsen House, London Road, Oxford, Oxfordshire, OX3 9RX, United Kingdom

1.1.4	Country of incorporation:	England & Wales

1.1.5	Date of incorporation:	4 February 2015

1.1.6	Share capital:	GBP 1.00 consisting of 1 ordinary share of GBP 1.00 (the “Subscriber Share”)

1.1.7	Financial year:	1 January – 31 December

1.1.8	Employees:	0

1.2	Corporate information of the Disappearing Company:

1.2.1	Name:	Nielsen N.V.

1.2.2	Form:	a public company (naamloze vennootschap) incorporated under the laws of The Netherlands

1.2.3	Registered office:	Diemerhof 2, 1112 XL Diemen, The Netherlands

1.2.4	Corporate seat:	Amsterdam, The Netherlands

1.2.5	Duration:	n/a

1.2.6	Share capital:	EUR 91,000,000 consisting of (i) 1,185,800,000 common shares of EUR 0.07 each, (ii) 57,100,000 redeemable cumulative preference shares PA of EUR 0.07 each and (iii) 57,100,000 redeemable cumulative preference shares PB of EUR 0.07 each

1.2.7	Financial year:	1 January – 31 December

1.2.8	Employees:	0

1.3	Corporate objects of the Disappearing Company:

1.3.1	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, companies and enterprises of any nature;

1.3.2	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

1.3.3	to grant guarantees and to grant security interests over the assets of the Company for the benefit of companies and enterprises of any nature with which the Company forms a group;

1.3.4	to acquire, to develop, to trade in, to encumber and to dispose of and to transfer patents, trademarks, licenses, know-how, copyright, databases, industrial and intellectual property-rights or other intangible assets of any kind and any right to or interest therein;

1.3.5	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets, real property and other tangible assets of any kind and any right to or interest therein;

1.3.6	to advise and to render services to businesses, companies and enterprises of any nature;

1.3.7	to carry out all sorts of industrial, financial and commercial activities, including developing, manufacturing, the import, export, purchase, sale, distribution and marketing of goods and services, and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

1.4

The current articles of association of Nielsen-UK are set out in Schedule 1 of this Merger Proposal. Prior to the Effective Time, Nielsen-UK will re-register as a public company limited by shares in accordance with the UK Companies Act 2006 (the “Companies Act”). As part of the re-registration process, Nielsen-UK will issue

50,000 Sterling Non-Voting Shares of GBP 1.00 each to satisfy the minimum share capital requirement applicable to a public company under English law. The Sterling Non-Voting Shares will not be entitled to receive dividends, will not have the right to receive any notice of meeting nor to attend, speak or vote at any general meeting of Nielsen-UK (including at any meeting of a class of shareholders in respect of the Sterling Non-Voting Shares) and, on a return of capital of Nielsen-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of GBP 1.00 with no further participation right in Nielsen-UK’s other assets. Upon re-registration as a public company limited by shares, Nielsen-UK will adopt the proposed new articles of association as attached in Schedule 3 of this Merger Proposal.

1.5	The articles of association of Nielsen-Netherlands currently read as set out in Schedule 2 attached to this Merger Proposal. It will be proposed to the general meeting of Nielsen-Netherlands called to resolve upon the Merger Proposal to amend the articles of association of Nielsen-Netherlands, a copy of which amendment is attached to this Merger Proposal as Schedule 4. Pursuant to such amendment, a formula, as referred to in article 2:333h paragraph 2 last sentence DCC, will be included in the articles of association of Nielsen-Netherlands, on the basis of which the cash compensation payable to shareholders in Nielsen-Netherlands that will duly exercise their Withdrawal Right (as defined and described in paragraph 9 of this Merger Proposal (Withdrawal Right)) in accordance with article 2:333h paragraph 1 DCC can be readily determined. The resolution to approve the Merger will only be put to a vote at the general meeting of Nielsen-Netherlands if the resolution relating to the aforementioned amendment to the articles of association of Nielsen-Netherlands has been adopted by the general meeting.

2.	MEASURES IN CONNECTION WITH EXCHANGE OF SHARE OWNERSHIP

2.1	As Nielsen-Netherlands will cease to exist immediately after the Effective Time, all issued shares in the capital of Nielsen-Netherlands will be cancelled. All assets and liabilities of Nielsen-Netherlands will be transferred under universal succession of title (onder algemene titel) to Nielsen-UK, other than the Subscriber Share held by Nielsen-Netherlands which will be cancelled by Nielsen-UK in accordance with the Companies Act immediately after the Effective Time. Nielsen-UK will survive the Merger and Nielsen-Netherlands will cease to exist immediately after the Effective Time.

2.2	Pursuant to article 2:311 paragraph 2 DCC and regulation 17 of the UK Regulations, the shareholders of Nielsen-Netherlands will become shareholders of Nielsen-UK immediately after the Effective Time, except for the shareholders who exercise their Withdrawal Right with respect to all their shares in the capital of Nielsen-Netherlands.

3.	DESIGNATION AND VALUATION OF THE ASSETS AND LIABILITIES OF NIELSEN-NETHERLANDS TO BE TRANSFERRED TO NIELSEN-UK

3.1	Transferred assets

The transferred assets comprise of:

(a)	common shares constituting the entire issued and outstanding share capital of Valcon Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, and its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34241179; and

(b)	cash and cash equivalents and receivables.

3.2	Transferred liabilities

Accounts payable and other current liabilities.

3.3	Please refer to the Merger Accounts (as defined below) for the assets and liabilities of Nielsen-Netherlands.

4.	CONSIDERATION FOR THE MERGER, EXCHANGE RATIO AND TERMS OF ALLOTMENT OF NIELSEN-UK SHARES

4.1	The following measures are to be taken in connection with the transition of ownership of shares in the capital of Nielsen-Netherlands, as referred to in article 2:312, paragraph 2 sub DCC:

(a)	all common shares, with a nominal value of seven eurocent (EUR 0.07) each of which Nielsen-Netherlands holds in its own capital will be cancelled immediately after the Effective Time in accordance with article 2:325 paragraph 3 DCC;

(b)	immediately after the Effective Time, ordinary shares in the capital of Nielsen-UK will be allotted to the shareholders of Nielsen-Netherlands. The final number of Nielsen-UK Shares to be issued and allotted pursuant to the Merger will depend on the number of Nielsen-Netherlands Shares for which shareholders in Nielsen-Netherlands will duly exercise their Withdrawal Right, for which such Nielsen-Netherlands Shares will cease to exist as of the Effective Time in accordance with article 2:333h paragraph 3 DCC;

(c)	no Nielsen-UK Shares will be allotted in respect of any Nielsen-Netherlands Shares held in treasury;

(d)	the Nielsen-UK Shares to be allotted and issued in connection with the Merger pursuant to the Exchange Ratio will be fully paid and rank pari passu in all respects with all other Nielsen-UK Shares and will be listed on the New York Stock Exchange; and

(e)	in connection with the Merger, no special rights or restrictions are to be granted in Nielsen-UK to any holders of Nielsen-UK Shares, nor are any shares of special classes or other options to be granted in Nielsen-UK, given that no such special rights or restrictions or special classes or other options are currently in existence in Nielsen-Netherlands.

4.2	Exchange Ratio

4.2.1	The exchange ratio of the shares as referred to in Title 7, Book 2 DCC is such that for each common share in the capital of Nielsen-Netherlands one ordinary share in the capital of Nielsen-UK will be allocated.

4.2.2	Except as described in paragraph 9 below, no cash payment shall be made by Nielsen-UK to Nielsen-Netherlands shareholders in respect of their Nielsen-Netherlands Shares or the transfer of Nielsen-Netherlands’ assets and liabilities to Nielsen-UK pursuant to the Merger.

5.	DETERMINATION OF THE MERGER EXCHANGE RATIO

The selected Exchange Ratio provides for the issue of one new Nielsen-UK ordinary share for one Nielsen-Netherlands common share, corresponding to a resulting parity of 1:1.

6.	ACCOUNTS

The Merger shall take place on the basis of the audited non-adopted annual accounts of Nielsen-Netherlands for the financial year ended 31 December 2014 (the “Merger Accounts”) set out in Schedule 6 of this Merger Proposal and the relevant financial statements of Nielsen-UK for the period ended 28 February 2015. The audited annual accounts of Nielsen-Netherlands for the financial years ended 31 December 2013, 31 December 2012 and 31 December 2011 are filed with the Dutch Commercial Register (Handelsregister) and available to shareholders of Nielsen-Netherlands as of the date hereof.

7.	CONSEQUENCES OF THE MERGER

7.1	As soon as practicable following the date hereof, the board of directors of Nielsen-Netherlands (or, if appropriate, any committee thereof administering the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen N.V. and its Subsidiaries, the Amended and Restated Arbitron Inc. 2008 Equity Compensation Plan or the Amended and Restated Nielsen 2010 Stock Incentive Plan, (collectively, the “Company Equity Incentive Plans”)), shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that:

(a)

each then outstanding option to acquire Nielsen-Netherlands Shares (each, a “Nielsen-Netherlands Option”), shall cease to represent a right to acquire Nielsen-Netherlands Shares and shall be converted into an option (each, a “Nielsen-UK Option”) to acquire, on the same terms and conditions applicable to each such Nielsen-Netherlands Option immediately prior to the Effective Time (including the same vesting conditions), the same number

Nielsen-UK Shares as the number of Nielsen-Netherlands Shares that was subject to such Nielsen-Netherlands Option immediately prior the Effective Time, at an exercise price per Nielsen-UK Share equal to the exercise price for each such Nielsen-Netherlands Share subject to such Nielsen-Netherlands Option immediately prior to the Effective Time;

(b)	each then-outstanding award of restricted Nielsen-Netherlands Shares (each, a “Nielsen-Netherlands Restricted Share Award”) granted under a Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for an award of restricted Nielsen-UK Shares (each, a “Nielsen-UK Restricted Share Award”) with the total number of Nielsen-UK Shares being equal to the number of Nielsen-Netherlands Shares that was subject to such Nielsen-Netherlands Restricted Share Award immediately prior the Effective Time and having the same terms and conditions (including the same vesting conditions) that applied to the Nielsen-Netherlands Restricted Share Award from which such Nielsen-UK Restricted Share Award was converted;

(c)	each then outstanding restricted unit of Nielsen-Netherlands Share (each, a “Nielsen-Netherlands Restricted Share Unit”) granted under a Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for a restricted unit that will settle in a Nielsen-UK Share upon vesting (each, a “Nielsen-UK Restricted Share Unit”) having the same terms and conditions (including the same vesting conditions) that applied to the Nielsen-Netherlands Restricted Share Unit from which such Nielsen-UK Restricted Share Unit was converted; and

(d)	each then outstanding deferred share unit with respect to a Nielsen-Netherlands Share (each, a “Nielsen-Netherlands Deferred Share Unit”) granted under a Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for a deferred share unit that will settle in a Nielsen-UK Share upon vesting (each, a “Nielsen-UK Deferred Share Unit”) having the same terms and conditions (including the same vesting conditions) that applied to the Nielsen-Netherlands Deferred Share Unit from which such Nielsen-UK Deferred Share Unit was converted.

7.2	No specific advantages or benefits shall be provided, in connection with the Merger, to the independent expert (as referred to in paragraph 13 of this Merger Proposal), the members of the boards of directors of the Merging Companies or any other parties who are involved in the Merger. The independent expert will receive adequate remuneration in relation to the tasks performed by it, in accordance with the terms agreed with Nielsen-Netherlands and Nielsen-UK.

7.3	The current composition of the board of directors of Nielsen-UK is as follows:

7.3.1	James Cuminale; and

7.3.2	Harris Black;

Following the Merger, the composition of the board of directors of Nielsen-UK will be as follows:

7.3.3	Dwight Barns;

7.3.4	James Attwood Jr.;

7.3.5	David Calhoun;

7.3.6	Karen Hoguet;

7.3.7	James Kilts;

7.3.8	Harish Manwani;

7.3.9	Kathryn Marinello;

7.3.10	Alexander Navab;

7.3.11	Robert Pozen;

7.3.12	Vivek Yeshwant Ranadivé; and

7.3.13	Javier Teruel;

7.4	As from 1 January 2015, Nielsen-UK shall account for the financial data and transactions of Nielsen-Netherlands in its annual accounts. All acts and operations of Nielsen-Netherlands shall, as from the Effective Time, be conducted for the account of Nielsen-UK. In addition, as from the Effective Time, the Nielsen-UK Shares to be allotted and issued in connection with the Merger will carry the entitlement to participate in the profits that may be distributed by Nielsen-UK. No special rights or conditions to dividends will be granted in connection with the Merger, and no particular conditions are expected with respect to any dividend rights in Nielsen-UK.

7.5	Immediately after the Effective Time, it is expected that Nielsen-UK will capitalize the merger reserve by issuing a non-voting bonus share. The non-voting bonus share will be issued with a share premium. Nielsen-UK will then undertake a court-approved procedure to cancel such share and the related premium thereby creating distributable reserves which may be utilised by Nielsen-UK to pay dividends to shareholders following the capital reduction. Nielsen-UK will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. The activities of Nielsen-Netherlands shall be continued by Nielsen-UK, as from the Effective Time.

7.6	The Merger has no direct effect on employment, since neither Nielsen-Netherlands nor Nielsen-UK has employees.

7.7	The Schedules to this Merger Proposal are considered to be part of this Merger Proposal.

8.	TAX PROVISIONS

8.1	Dutch tax regime

8.1.1	Tax consequences for Nielsen-Netherlands

The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Valcon Acquisition B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Nielsen-Netherlands paying corporate income tax.

8.1.2	Withholding tax

The Merger will not give rise to Dutch dividend withholding tax, except with respect to payments of Cash Compensation to shareholders of Nielsen-Netherlands that duly exercise their Withdrawal Rights. On payments of Cash Compensation, dividend withholding tax at a rate of 15 percent will generally be withheld if and to the extent that such payments of exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes.

8.1.3	Taxes on capital gains

Holders of Nielsen-Netherlands Shares that are subject to tax in the Netherlands and realize a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands, provided that shareholders receiving shares in Nielsen-UK in exchange for all their shares in Nielsen-Netherlands in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognized for Dutch tax purposes.

8.1.4	Value added tax

No value added tax will be due in the Netherlands on the exchange of Nielsen-Netherlands Shares for Nielsen-UK Shares and/or on payments of Cash Compensation.

8.1.5	Other taxes

There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the approval of the Merger and/or on duly exercising Withdrawal Rights.

8.2	UK tax regime

The following paragraphs constitute a non-exhaustive summary of certain UK tax matters relevant to the Merger and the future participation of shareholders in Nielsen-

UK based on current law and published practice of HMRC, both of which are subject to change (potentially with retrospective effect). The paragraphs do not consider the UK tax consequences for shareholders of the merger itself or, aside from stamp duty and stamp duty reserve tax, the UK tax consequences of a future disposal by shareholders of Nielsen-UK Shares.

8.2.1	Nielsen-UK

Nielsen-UK will be within the scope of UK corporation tax following the Merger. We expect that Nielsen-UK will not be subject to UK corporation tax as a result of the Merger itself.

8.2.2	Taxation of Dividends

Under current UK tax legislation, any future dividends paid by Nielsen-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.

8.2.3	Stamp duty and stamp duty reserve tax (“SDRT”)

The discussion below relates to holders of Nielsen-UK Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.

Transfers of Nielsen-UK Shares

Transfers of Nielsen-UK Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the Nielsen-UK Shares is made or has been made by DTC under section 97A of the Finance Act 1986. It is our understanding that no such election has been made by DTC.

The transfer on sale of Nielsen-UK Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.

An unconditional agreement to transfer Nielsen-UK Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.

If Nielsen-UK Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.

Repurchase of Nielsen-UK Shares

The repurchase of Nielsen-UK Shares by Nielsen-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Nielsen-UK in respect of the repurchase.

9.	WITHDRAWAL RIGHT

9.1	If the general meeting of Nielsen-Netherlands adopts the proposal to enter into the Merger, any shareholder of Nielsen-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Nielsen-UK (the “Withdrawal Right”) and file a request for compensation (the “Withdrawal Application”) in accordance with article 2:333h paragraph 1 DCC (such shareholder being a “Withdrawing Shareholder”) within one month after the general meeting of Nielsen-Netherlands in which the proposal to enter into the Merger has been adopted. A shareholder of record who would like to exercise the Withdrawal Right should fill out the Withdrawal Application form attached to this Merger Proposal as Schedule 5 (the “Withdrawal Application Form”) and submit it to the address stated therein. A shareholder holding shares in “street name” or through Nielsen’s 401(k) plan who would like to exercise the Withdrawal Right should contact its broker, bank, trustee or other nominee who will complete the Withdrawal Application Form for such shareholder’s Exit Shares (as defined below). Upon the Effective Time, the Withdrawing Shareholder will not receive shares in Nielsen-UK. Instead, such Withdrawing Shareholder will receive compensation in cash (the “Cash Compensation”) for the shares of Nielsen-Netherlands for which he duly exercised his Withdrawal Right and such shares in Nielsen-Netherlands will cease to exist as a consequence of the Merger taking effect. On payments of Cash Compensation Dutch dividend withholding tax at a rate of 15 per cent. will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes — (reference is made to section 8.1.2 of this Merger Proposal (Withholding tax)).

9.2	A Withdrawing Shareholder can only make use of the Withdrawal Right for its shares in Nielsen-Netherlands that such Withdrawing Shareholder (i) held at the record date for the relevant general meeting of Nielsen-Netherlands and for which such Withdrawing Shareholder voted against the Merger and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Effective Time (the “Exit Shares”). A shareholder of Nielsen-Netherlands who has voted in favor of the proposal to enter into the Merger at the general meeting of Nielsen-Netherlands, abstained from voting, or was not present or represented at the general meeting of Nielsen-Netherlands, does not have a Withdrawal Right.

9.3	In order to qualify as a Withdrawing Shareholder, a shareholder of Nielsen-Netherlands will have to submit the Withdrawal Application Form in accordance with section 9.1 of this Merger Proposal within one month after the general meeting of Nielsen-Netherlands has approved the Merger (starting on the day after the general meeting of Nielsen-Netherlands, the “Withdrawal Period”). All Withdrawal Applications shall be irrevocable after the end of the Withdrawal Period and a Withdrawing Shareholder will not be allowed to transfer his Exit Shares in any manner.

9.4	Pursuant to article 2:333h DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. The Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the criterion (the “Criterion”) as will be included in the articles of association of Nielsen-Netherlands prior to the adoption’ of the resolution to enter into the Merger, subject to adoption by the general meeting of the resolution to amend the articles of association of Nielsen-Netherlands.

9.5	Depending on the number of shares in respect of which a Withdrawal Application is filed, the amount of Cash Compensation per share in Nielsen-Netherlands shall be determined on the basis of (i) the average closing price of a share in Nielsen-Netherlands provided on a daily basis by the New York Stock Exchange over a period of twenty trading days prior to the effective time of the Merger as set out in paragraph 9.7 or (ii) the cash proceeds realized by Nielsen-Netherlands from an offering of such number of newly issued shares in the company (the “New Shares”) equal to the number of shares in respect of which a Withdrawal Application is filed as set out in paragraphs 9.8 and 9.9.

9.6	After the expiry of the Withdrawal Period, Nielsen-Netherlands and Nielsen-UK will jointly determine the number of Withdrawing Shareholders and the aggregate number of Withdrawal Shares on the basis of the received Withdrawal Applications.

9.7	If the aggregate number of common shares in Nielsen-Netherlands for which a Withdrawal Application has been made shall represent less than or equal to 1% of the issued and outstanding share capital of Nielsen-Netherlands at the expiry of the Withdrawal Period, the Cash Compensation shall be determined in the manner set out in accordance with the proposed article 29.2 of the draft amendments to the articles of association of Nielsen-Netherlands that reads as follows:

“29.2	In deviation of article 29.1 and in case the number of Exit Shares represents less than one percent (1%) of the total issued and outstanding share capital of the Company at the time the total number of Exit Shares are known to the Company, the board of directors of the Company is authorised to determine the compensation per share on the basis of:

an average closing price per share provided on a daily basis by the New York Stock Exchange over a period of twenty (20) trading days prior to the date the merger becomes effective.”

9.8	If the aggregate number of common shares in Nielsen-Netherlands for which a Withdrawal Application has been made shall represent more than 1% of the issued and outstanding share capital of Nielsen-Netherlands at the expiry of the Withdrawal Period, the Cash Compensation per share shall be determined in the manner set out in accordance with the proposed article 29.1 of the draft amendments to the articles of association of Nielsen-Netherlands that reads as follows:

“29	WITHDRAWAL RIGHT AND CRITERION BASED ON SECTION 2:333H OF THE DUTCH CIVIL CODE

29.1	If the Company merges into Nielsen Holdings Limited (“Nielsen-UK”) in accordance with the terms and conditions of the joint merger proposal dated twenty-six March two thousand and fifteen as drawn up by the board of directors of the Company and the board of directors of Nielsen-UK, which merger proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Nielsen-UK in exchange for one (1) share in the capital of the Company (the “Exchange Ratio”), the compensation per share which, pursuant to article 2:333h of the DCC, may be requested for by the shareholders of the Company who voted against the aforementioned merger instead of acquiring shares in the capital of Nielsen-UK shall be calculated as follows: (X- Y) / divided by Z, whereby:

X	means the aggregate amount of the cash proceeds realised by the Company from an offering of such number of shares in the capital of the Company (the “New Shares”) equal to the aggregate number of Exit Shares, such offering to be conducted by the Company and settled prior to the merger becoming effective;

Y	means the aggregate amount of all costs and expenses in connection with the offering of New Shares consisting of registration and underwriting fees and other fees, costs and expenses primarily related to such offering of New Shares;

Z	means the total number of Exit Shares; and

Exit Shares	means the shares in the capital of the Company for which, pursuant to article 2:333h of the DCC, a compensation needs to be paid by the Company upon being requested thereto and in accordance with the terms and conditions included in the aforementioned merger proposal.

The aforementioned compensation shall be paid in accordance with the terms and conditions of the aforementioned merger proposal.”

9.9

In order to determine the Cash Compensation for the Withdrawing Shareholders, Nielsen-Netherlands may, if the aggregate number of common shares in Nielsen-Netherlands for which a Withdrawal Application has been made shall represent more than 1% of the issued and outstanding share capital of Nielsen-Netherlands at the expiry of the Withdrawal Period, offer and sell the New Shares (the “Offering”) during the period between the end of the Withdrawal Period and the Effective Time. Such Offering will take place by means of (i) an orderly sale procedure whereby the New Shares may be sold on the New York Stock Exchange, or, (ii) in the event so required as to ensure an orderly sale procedure, by means of a private placement or other alternative sale arrangement that in the view of the board of directors of Nielsen-Netherlands shall be required to realize the highest price for the New Shares.

Following the Offering of the New Shares by Nielsen-Netherlands, and prior to the implementation of the Merger, the Cash Compensation per Withdrawal Share will be determined by the board of directors of Nielsen-Netherlands by dividing the proceeds realised by Nielsen-Netherlands as a result of the Offering (minus the offering costs) by the total number of Withdrawal Shares as described in more detail in paragraph 9.8. The costs and expenses of such Offering, consisting of the registration and underwriting fees and other fees, costs and expenses primarily related to such offering shall be deducted from the proceeds and aggregate amount of compensation.

9.10	As a result of the procedure described above, it will be clear to each Withdrawing Shareholder prior to the implementation of the Merger what the exact Cash Compensation per Withdrawal Share will be.

9.11	Nielsen-UK hereby assumes the obligation of Nielsen-Netherlands to pay the Cash Compensation to the Withdrawing Shareholders in accordance with article 2:333i paragraph 4 DCC and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) business days following the Effective Time, net of any Dutch dividend withholding tax that is required to be withheld by law.

9.12	A shareholder of Nielsen-Netherlands that wishes to make use of his Withdrawal Right must take the following steps:

9.12.1	vote against the proposal to enter into the Merger at the general meeting of Nielsen-Netherlands;

9.12.2	submit the Withdrawal Application Form in accordance with section 9.1 of this Merger Proposal; and

9.12.3	continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of its shares in the capital of Nielsen-Netherlands in respect of which it elects to exercise its Withdrawal Right until the Effective Time.

10.	RESULTS OF THE MERGER

10.1	As from the Effective Time, Nielsen-UK:

(a)	shall receive by universal succession of title all the assets and liabilities of Nielsen-Netherlands as they are as at the Effective Time;

(b)	by operation of law shall be subrogated (subrogation) in all rights and obligations resulting from any agreement or commitment whatsoever imposing obligations on Nielsen-Netherlands, or benefiting to it;

As a result, Nielsen-UK (i) shall bear all taxes, charges, premiums, contributions or equivalent as well as all ordinary and extraordinary costs and expenses which encumber or shall encumber the transferred properties or which are attached to their ownership or management, and (ii) serve, where necessary and in timely manner, all notices and steps with all authorities required for the transfer of the assets;

(c)	shall fulfil in lieu of Nielsen-Netherlands all treaties, agreements, contracts, covenants and commitments entered into with customers, suppliers, creditors and generally with third parties in connection with the transferred assets and liabilities, and shall also take it upon itself to fulfil or terminate at its own risk and expense all agreements, treaties, covenants, contracts, memorandums of understanding, insurance policies or any other commitments that may have been entered into by Nielsen-Netherlands prior to the Effective Time for its operating needs or its estate;

(d)	shall be required to discharge excess liabilities and shall benefit from any reduction in such liabilities if it turns out that there is a difference, whether positive or negative, between the reported liabilities and the amounts claimed by third parties and recognized as being due;

(e)	shall comply with the legislative and regulatory provisions concerning the management and nature of the transferred assets and shall make sure that all required authorizations are obtained or renewed, at its own risk and expense;

(f)	shall be required to fulfil all obligations and shall benefit from all the rights of Nielsen-Netherlands or in connection with its management or resulting therefrom and notably from all the rights and obligations resulting from all permits, agreements or authorizations;

(g)	by operation of law shall be subrogated (subrogation) in the rights of Nielsen-Netherlands acting as plaintiff or defendant, as the case may be, in all legal, administrative or other proceedings; and

(h)	shall become shareholder or a partner in any companies Nielsen-Netherlands holds a shareholding, provided that the applicable contractual, regulatory and legislative provisions are complied with.

10.2	Immediately prior to the Effective Time, Nielsen-Netherlands:

(i)	shall provide to Nielsen-UK all information which it may need and shall give it all signatures and shall provide all necessary support in order to ensure the effectiveness vis-a-vis any party of the transfer of the assets and liabilities transferred in the context of the Merger and that this Merger Proposal has full effect; and

(j)	shall in particular establish any supplementary, reiterative or confirmatory agreements in respect of the contemplated Merger and shall provide any explanations and signatures that may be required.

10.3	Specific provisions relating to agreements entered into between the Disappearing Company and the Acquiring Company:

Any agreement entered into between the Acquiring Company and the Disappearing Company shall, as a result of this Merger, be automatically terminated as from the Effective Time. However, any agreements to which any third party is also a party shall continue to apply with regards the Acquiring Company including the assumption by Nielsen-UK of (i) all guarantees of subsidiary indebtedness made by Nielsen-

Netherlands and (ii) all indemnification agreements between Nielsen-Netherlands and its executive officers and directors, in each case to the extent outstanding at the time of the Merger.

11.	CONDITIONS PRECEDENT

11.1	The resolutions to give effect to the Merger require prior approval of the general meeting of Nielsen-Netherlands, which is expected to take place on 3 June 2015. The meeting will be convened in the ordinary manner and the agenda to the meeting will be available on the website of Nielsen-Netherlands (www.nielsen.com).

11.2	The implementation of the Merger will remain subject to the following conditions:

11.2.1	the U.S. Securities and Exchange Commission having declared the registration statement on Form S-4 effective, and no stop order with respect thereto shall be in effect

11.2.2	Nielsen-UK having re-registered as a public company limited by shares;

11.2.3	the Nielsen-UK Shares to be issued pursuant to the Merger having been authorized for listing on the New York Stock Exchange, subject to an official notice of issuance;

11.2.4	the Nielsen-UK Shares having been deemed eligible for deposit, book-entry and clearance services by The Depository Trust Company and its affiliates;

11.2.5	the approval of the amendments to the articles of association for Nielsen-Netherlands by the general meeting of Nielsen-Netherlands, which is expected to take place on 3 June 2015;

11.2.6	the approval of the terms of this Merger Proposal at a Court-convened shareholders’ meeting of Nielsen-UK pursuant to regulation 13 of the UK Regulations;

11.2.7	the approval of the terms of this Merger Proposal by the general meeting of Nielsen-Netherlands, which is expected to take place on 3 June 2015;

11.2.8	a declaration having been received from the local district court in Amsterdam, The Netherlands, that no creditor has opposed the Merger pursuant to article 2:316 of the DCC or, in case of any opposition pursuant to article 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

11.2.9	the aggregate number of common shares in Nielsen-Netherlands for which a Withdrawal Application has been made representing less than 5% of the issued and outstanding share capital of Nielsen-Netherlands at the expiry of the Withdrawal Period;

11.2.10	the issuance by a Dutch civil law notary selected by Nielsen-Netherlands of the pre-merger compliance certificate and delivery thereof to Nielsen-Netherlands, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

11.2.11	the issuance of an order by the UK High Court certifying that Nielsen-UK has completed properly the pre-merger acts and formalities for the Merger pursuant to regulation 6 of the UK Regulations;

11.2.12	the issuance of an order by the UK High Court approving the completion of the Merger pursuant to regulation 16 of the UK Regulations, following the joint application of Nielsen-Netherlands and Nielsen-UK made within six months after the issuance of the pre-merger confirmation order described under paragraph 11.2.11 of this Merger Proposal;

11.2.13	Nielsen-Netherlands having received an opinion from Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations Relating to the Merger—U.S. Federal Income Tax Considerations” in the proxy statement of Nielsen-Netherlands distributed to shareholders of Nielsen-Netherlands in connection with the 2015 Annual Meeting of shareholders of Nielsen-Netherlands (the “Proxy Statement”);

11.2.14	Nielsen-Netherlands having received an opinion from Clifford Chance, LLP, Amsterdam, the Netherlands, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations Relating to the Merger—Dutch Tax Considerations” in the Proxy Statement;

11.2.15	Nielsen-Netherlands having received an opinion from Clifford Chance, LLP, London, United Kingdom, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations Relating to the Merger—UK Tax Considerations” in the Proxy Statement;

11.2.16	any statutory, court or official prohibition to complete the Merger having expired or been terminated; and

11.2.17	no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Nielsen-Netherlands to be lower than the paid-up share capital increased with the aggregate amount of Cash Compensation due to Withdrawing Shareholders who have exercised their Withdrawal Right with respect to the Merger.

11.3	The condition precedent set forth in paragraph 11.2.9 above is for the benefit of Nielsen-Netherlands and may be waived at any time by Nielsen-Netherlands by written notice to Nielsen-UK.

11.4	Should such conditions precedent not be fulfilled or, as the case may be waived, six (6) months as from the date of publication of this Merger Proposal, the Merger Proposal shall be automatically terminated and no indemnity shall be due by either of Nielsen-UK or Nielsen-Netherlands.

11.5	Each of the boards of directors of the Merging Companies (or any officer granted such power by the board) shall confirm in writing to each other the satisfaction or waiver, as the case may be, of the Merger conditions set out in paragraph 11.2 (the “Merger Confirmation”).

11.6	Following the Merger Confirmation, the Merger will take effect as at the Effective Time. According to article 2:318 DCC, the Merger must be effectuated within six (6) months after the publication of this Merger Proposal.

12.	EMPLOYEE PARTICIPATION

Given that Nielsen-UK and Nielsen-Netherlands are not subject to employee participation as referred to in article 2:333k paragraph DCC and part 4 of the UK Regulations, no procedure for the establishment of rules concerning employee participation in respect of Nielsen-UK needs to be followed and the provisions of article 16 of the Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies shall not apply.

13.	APPOINTMENT OF INDEPENDENT EXPERT AND THE INDEPENDENT EXPERT’S REPORT

In accordance with article 2:328 paragraph 1 and article 2:333g of the DCC and regulation 9(2) of the UK Regulations, the boards of directors of the Merging Companies appointed independent experts in the Netherlands and England and Wales to examine this Merger Proposal, to give the declarations referred to in article 2:328 paragraph 1 DCC and regulation 9(5) of the UK Regulations and to each draw up a report as referred to in article 2:328 paragraph 2 DCC and regulation 9 of the UK Regulations that will be filed with the Dutch Commercial Register (Handelsregister) at the same time as this Merger Proposal.

14.	MISCELLANEOUS

14.1	This Proposal has been signed by all members of the boards of the directors of the Merging Companies.

14.2	This Proposal shall be filed with the Dutch Commercial Register (Handelsregister), the Registrar of Companies in the UK and at the offices of the Merging Companies. The filing shall be announced in a Dutch nationally distributed newspaper. Each creditor of a Merging Company shall have the right to file a petition against this Proposal until one month after the announcement.

Signature page to the Merger Proposal of Nielsen N.V. as the disappearing company and Nielsen Holdings Limited as the surviving company

Board of directors of Nielsen Holdings Limited:

/s/ James Cuminale		/s/ Harris Black

Name:	James Cuminale	Name:	Harris Black

Title:	Director	Title:	Director

Signature page to the Merger Proposal of Nielsen N.V. as the disappearing company and Nielsen Holdings Limited as the surviving company

Board of directors of Nielsen N.V.:

/s/ Dwight Barns		/s/ James Attwood Jr.
Name:	Dwight Barns	Name:	James Attwood Jr.

Title:	Executive Director	Title:	Non-Executive Director

/s/ David Calhoun		/s/ Karen Hoguet
Name:	David Calhoun	Name:	Karen Hoguet

Title:	Non-Executive Director	Title:	Non-Executive Director

/s/ James Kilts		/s/ Harish Manwani
Name:	James Kilts	Name:	Harish Manwani

Title:	Non-Executive Director	Title:	Non-Executive Director

/s/ Kathryn Marinello		/s/ Alexander Navab
Name:	Kathryn Marinello	Name:	Alexander Navab

Title:	Non-Executive Director	Title:	Non-Executive Director

/s/ Robert Pozen		/s/ Vivek Ranadive
Name:	Robert Pozen	Name:	Vivek Ranadive

Title:	Non-Executive Director	Title:	Non-Executive Director

/s/ Javier Teruel
Name:	Javier Teruel

Title:	Non-Executive Director

SCHEDULE 1

ARTICLES OF ASSOCIATION OF NIELSEN HOLDINGS LIMITED

COMPANY LIMITED BY SHARES INCORPORATED

UNDER THE COMPANIES ACT 2006

MEMORANDUM OF ASSOCIATION

OF

NIELSEN HOLDINGS LIMITED

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the Company and to take at least one share.

Name of each subscriber	Authentication by each subscriber

NIELSEN N.V.

Dated:

04/02/2015

C L I F F O R D	CLIFFORD CHANCE LLP
C H A N C E

Company No. 9422989

INCORPORATED UNDER THE COMPANIES ACT 2006

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

Of

NIELSEN HOLDINGS LIMITED

INCORPORATED ON

4 FEBRUARY 2015

41.	Procedure for Declaring Dividends	21
42.	Calculation of Dividends	22
43.	Payment of Dividends and Other Distributions	22
44.	No Interest on Distributions	23
45.	Unclaimed Distributions	23
46.	Non Cash Distributions	23
47.	Waiver of Distributions	24
48.	Authority to Capitalise and Appropriation of Capitalised Sums	24
49.	Convening of General Meetings	25
50.	Length of Notice	25
51.	Form of Notice	25
52.	Entitlement to Receive Notice	25
53.	Omission to Send Notice	26
54.	Attendance, Speaking and Voting at General Meetings	26
55.	Quorum for General Meetings	26
56.	Chairing General Meetings	27
57.	Attendance and Speaking by Directors and Non Members	27
58.	Adjournment	27
59.	Voting	28
60.	Errors and Disputes	29
61.	Chairman’s Declaration	29
62.	Demanding a Poll	29
63.	Procedure on a Poll	30
64.	Appointment of Proxy	30
65.	Content of Proxy Notices	30
66.	Delivery of Proxy Notices	31
67.	Corporate Representatives	32
68.	Termination of Authority	32
69.	Amendments to Resolutions	32
70.	Resolutions in Writing	33
71.	Communications by and to the Company	33
72.	Company Secretary	34
73.	Company Seal	34
74.	Records of Decisions to be Kept	35
75.	No Right to Inspect Accounts and Other Records	35
76.	Provision for Employees on Cessation of Business	35
77.	Winding Up of the Company	35
78.	Indemnity of Officers and Funding Directors’ Defence Costs	36
79.	Power to Purchase Insurance	37

C L I F F O R D	CLIFFORD CHANCE LLP
C H A N C E

Company No. 9422989

INCORPORATED UNDER THE COMPANIES ACT 2006

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

Of

NIELSEN HOLDINGS LIMITED

INTERPRETATION AND LIMITATION OF LIABILITY

1.	INTERPRETATION

1.1	In the articles, unless the context otherwise requires:

“Act” means the Companies Act 2006;

“adoption date” means the date of incorporation of the Company;

“alternate director” has the meaning given to it in article 24.1;

“appointor” has the meaning given to it in article 24.1;

“articles” means the Company’s articles of association;

“bankruptcy” includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

“business day” means a day other than a Saturday, Sunday or public holiday in England and Wales;

“capitalised sum” has the meaning given to it in article 48.1;

“certificate” means a paper certificate evidencing a person’s title to specified shares or other securities;

“chairman” has the meaning given to it in article 11.2;

“chairman of the meeting” has the meaning given to it in article 56.3;

“clear days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“corporate representative” has the meaning given to it in article 67;

“distribution recipient” has the meaning given to it in article 43.2;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“fully paid” means, in relation to a share, that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

“group company” means a subsidiary undertaking or parent undertaking of the Company, or a subsidiary undertaking of any parent undertaking of the Company;

“holder” means, in relation to a share, the person whose name is entered in the register of members of the Company as the holder of that share;

“instrument” means a document in hard copy form;

“in writing” means the representation of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise;

“Model Articles” means the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date on which the Company was incorporated;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given to it in article 9.1;

“persons entitled” has the meaning given to it in article 48.1;

“proxy notice” has the meaning given to it in article 65.1;

“proxy notification address” has the meaning given to it in article 66.1;

“qualifying person” means an individual who is a member of the Company, a person authorised under section 323 of the Act to act as the corporate representative of a member of the Company in relation to the relevant meeting or a person appointed as a proxy of a member of the Company in relation to the relevant meeting;

“senior holder” has the meaning given to it in article 43.2.2;

“shares” means shares in the Company;

“subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act which for the purposes of this definition shall be treated as including any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law; and

“United Kingdom” means Great Britain and Northern Ireland.

1.2	Unless the context otherwise requires, words or expressions contained in the articles bear the same meaning as in the Act as in force on the adoption date.

1.3	Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4	References to any statutory provision or statute include all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder in each case for the time being in force, unless expressly stated otherwise. This article 1.4 does not affect the interpretation of article 1.2.

1.5	A member is “present” at a meeting if the member (being an individual) attends (otherwise than by his duly appointed proxy) or if the member (being a corporation) attends by its duly authorised corporate representative or if the member attends by his duly appointed proxy.

1.6	The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.7	The headings in the articles do not affect their interpretation or construction.

1.8	In the articles, words importing one gender shall include each gender and a reference to a “spouse” shall include a reference to a civil partner under the Civil Partnership Act 2004.

1.9	No regulations or model articles contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

2.	PRIVATE COMPANY STATUS AND LIABILITY OF MEMBERS

2.1	The Company is a private company limited by shares and accordingly any offer to the public to subscribe for any shares or debentures of the Company is prohibited.

2.2	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

DIRECTORS’ POWERS AND RESPONSIBILITIES

3.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Act and the articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

4.	MEMBERS’ RESERVE POWER AND EFFECT OF ALTERING ARTICLES

4.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

4.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.

4.3	No alteration of the articles invalidates anything which the directors have done prior to the alteration.

5.	DIRECTORS MAY DELEGATE

5.1	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:

5.1.1	to such person or committee consisting of one or more directors;

5.1.2	by such means (including by power of attorney or otherwise);

5.1.3	to such an extent;

5.1.4	in relation to such matters or territories; and

5.1.5	on such terms and conditions,

as they think fit.

5.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

5.3	Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a committee or a member of a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee or a member of a committee.

5.4	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

6.	COMMITTEES

6.1	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

6.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

7.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

7.1	Subject to article 7.2, decisions of the directors must be taken:

7.1.1	at a directors’ meeting; or

7.1.2	in the form of a directors’ written resolution in accordance with article 15.

7.2	If:

7.2.1	the Company only has one director for the time being; and

7.2.2	the provisions of article 19 do not require it to have more than one director,

the director may (for so long as he remains the sole director) exercise all the powers conferred on the directors by the articles by any means permitted under the Act. For the purpose of article 10, the quorum for the transaction of business by a sole director is one, and all other provisions of the articles apply with any necessary modification (unless a provision expressly provides otherwise).

8.	CALLING A DIRECTORS’ MEETING

8.1	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the company secretary (if any) to give such notice.

8.2	Notice of any directors’ meeting must indicate:

8.2.1	its proposed date and time;

8.2.2	where it is to take place; and

8.2.3	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

8.3	Notice of a directors’ meeting must be given to each director and may (but need not) be in writing.

8.4	Notice of a directors’ meeting need not be given to a director who waives his entitlement to receive notice of that meeting by giving notice to that effect to the Company at any time prior to or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

9.	PARTICIPATION IN DIRECTORS’ MEETINGS

9.1	Subject to the articles, directors “participate” in a directors’ meeting, or part of a directors’ meeting, when:

9.1.1	the meeting has been called and takes place in accordance with the articles; and

9.1.2	each director can communicate to the others any information or opinions he has on any particular item of the business of the meeting.

9.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how the directors communicate with each other.

9.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place where the largest group of those participating is assembled, or if there is no such group, where the chairman of the meeting then is.

10.	QUORUM FOR DIRECTORS’ MEETINGS

10.1	Subject to article 10.3, at a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

10.2	Subject always to article 7.2, the quorum for the transaction of business at a directors’ meeting may be fixed from time to time by a decision of the directors and unless otherwise fixed it is two.

10.3	Subject always to article 7.2, if the total number of directors for the time being in office is less than the quorum required for directors’ meetings, the directors must not take any decision other than a decision:

10.3.1	to appoint further directors; or

10.3.2	to call a general meeting so as to enable the members to appoint further directors.

11.	CHAIRING DIRECTORS’ MEETINGS

11.1	The directors may appoint a director to chair their meetings.

11.2	The person so appointed for the time being is known as the “chairman”.

11.3	The directors may terminate the chairman’s appointment at any time.

11.4	If the chairman is not participating in a directors’ meeting within ten minutes of the time at which it was to start, the participating directors may appoint one of themselves to chair it.

12.	VOTING BY DIRECTORS

12.1	Subject to the articles, a decision is taken at a directors’ meeting by a majority of votes of participating directors.

12.2	Subject to the articles, each director participating at a directors’ meeting has one vote.

12.3	Without prejudice to the obligation of a director to disclose his interest in accordance with article 16, a director may vote at any directors’ meeting or meeting of a committee of directors on any resolution concerning a matter in relation to which he has, directly or indirectly, an interest or duty, subject always to article 16 and the terms on which such authorisation is given. Subject to the foregoing, the relevant director shall be counted in the quorum present at a meeting when any such resolution is under consideration and if he votes his vote shall be counted.

12.4	Subject to article 12.5, if a question arises at a directors’ meeting or meeting of a committee of directors as to the right of any director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.

12.5	If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or part of the meeting) for voting or quorum purposes.

13.	CHAIRMAN’S CASTING VOTE AT DIRECTORS’ MEETINGS

13.1	If the numbers of votes at a directors’ meeting for and against a proposal are equal (ignoring any votes which are to be discounted in accordance with the articles, section 175(6) of the Act or pursuant to the terms of any authorisation given under section 175 of the Act), the chairman or other director chairing the meeting has a casting vote.

13.2	Article 13.1 shall not apply in respect of a particular meeting (or part of a meeting) if, in accordance with the articles, the chairman or other director is not to be counted as participating in the decision-making process for quorum or voting purposes.

14.	PROPOSING A DIRECTORS’ WRITTEN RESOLUTION

14.1	Any director may propose a directors’ written resolution.

14.2	The company secretary (if any) must propose a directors’ written resolution if a director so requests.

14.3	A directors’ written resolution is proposed by giving notice of the resolution to the directors.

14.4	Notice of a proposed directors’ written resolution must include:

14.4.1	the proposed resolution;

14.4.2	the time by which it is proposed that the directors should adopt it; and

14.4.3	the manner in which directors can indicate their agreement in writing to it, for the purposes of article 15.

14.5	Notice of a proposed directors’ written resolution must be given in writing to each director.

15.	ADOPTION OF DIRECTORS’ WRITTEN RESOLUTIONS

15.1	A proposed directors’ written resolution is adopted when all the directors who would have been entitled to vote on the resolution at a directors’ meeting have signed one or more copies of it or have otherwise indicated their agreement in writing to it, provided that those directors would have formed a quorum at such a meeting. A director indicates his agreement in writing to a proposed directors’ written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director’s agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

15.2	A written resolution signed by an alternate director (or to which an alternate director otherwise indicates his agreement in writing) need not also be signed by his appointor and, if it is signed by his appointor (or his appointor otherwise indicates his agreement to it in writing), it need not be signed by the alternate director in that capacity.

15.3	A director may sign or otherwise indicate his agreement to the written resolution before or after the time by which the notice proposed that it should be adopted.

15.4	Once a directors’ written resolution has been adopted, it must be treated as if it had been a decision taken at a directors’ meeting in accordance with the articles.

DIRECTORS’ INTERESTS

16.	DIRECTORS’ INTERESTS

16.1	Group companies

A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also:

16.1.1	holds office as a director of any other group company;

16.1.2	holds any other office or employment with any other group company;

16.1.3	participates in any scheme, transaction or arrangement for the benefit of the employees or former employees of the Company or any other group company (including any pension fund or retirement, death or disability scheme or other bonus or employee benefit scheme); or

16.1.4	is interested directly or indirectly in any shares or debentures (or any rights to acquire shares or debentures) in the Company or any other group company.

16.2	Directors’ interests other than in relation to transactions or arrangements with the Company - authorisation under section 175 of the Act

16.2.1	The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

16.2.2	Any authorisation under article 16.2.1 will be effective only if:

(a)	any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

(b)	the matter was agreed to without such directors voting or would have been agreed to if such directors’ votes had not been counted.

16.2.3	The directors may give any authorisation under article 16.2.1 upon such terms as they think fit. The directors may vary or terminate any such authorisation at any time.

16.2.4	For the purposes of this article 16, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.

16.3	Confidential information and attendance at directors’ meetings

16.3.1	A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act if he:

(a)	fails to disclose any such information to the directors or to any director or other officer or employee of, or consultant to, the Company; or

(b)	does not use or apply any such information in performing his duties as a director of the Company.

However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 16.3.1 applies only if the existence of that relationship has been authorised pursuant to article 16.1, authorised by the directors pursuant to article 16.2 or authorised by the members (subject, in any such case, to any terms upon which such authorisation was given).

16.3.2	Where the existence of a director’s relationship with another person has been authorised pursuant to article 16.1, authorised by the directors pursuant to article 16.2 or authorised by the members and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act if at his discretion or at the request or direction of the directors or any committee of directors he:

(a)	absents himself from a directors’ meeting or a meeting of a committee of directors at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a directors’ meeting or otherwise; or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by or on behalf of the Company or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

16.3.3	The provisions of articles 16.3.1 and 16.3.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under the articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in article 16.3.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under the articles.

16.4	Declaration of interests in proposed or existing transactions or arrangements with the Company

16.4.1	A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company shall declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

16.4.2	A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company shall declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 16.4.1.

16.4.3	Any declaration required by article 16.4.1 may (but need not) be made:

(a)	at a directors’ meeting;

(b)	by notice in writing in accordance with section 184 of the Act; or

(c)	by general notice in accordance with section 185 of the Act.

16.4.4	Any declaration required by article 16.4.2 must be made:

(a)	at a directors’ meeting;

(b)	by notice in writing in accordance with section 184 of the Act; or

(c)	by general notice in accordance with section 185 of the Act.

16.4.5	If a declaration made under article 16.4.1 or 16.4.2 proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 16.4.1 or 16.4.2 as appropriate.

16.4.6	A director need not declare an interest under this article 16:

(a)	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

(b)	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

(c)	if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a directors’ meeting or by a committee of the directors appointed for the purpose under the articles; or

(d)	if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

16.5	Ability to enter into transactions and arrangements with the Company notwithstanding interest

16.5.1	Subject to the provisions of the Act and provided that he has declared the nature and extent of any direct or indirect interest of his in accordance with this article 16 or where article 16.4.6 applies and no declaration of interest is required or where article 16.1 applies, a director notwithstanding his office:

(a)	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

(b)	may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

(c)	may be a director or other officer of, or employed or engaged by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested.

16.6	Remuneration and benefits

A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or engagement or from any transaction or arrangement or from any interest in any body corporate:

16.6.1	the acceptance, entry into or existence of which has been authorised pursuant to article 16.1, authorised by the directors pursuant to article 16.2 or authorised by the members pursuant to article 16.5.1 (subject, in any such case, to any terms upon which such authorisation was given); or

16.6.2	which he is permitted to hold or enter into pursuant to article 16.5.1 or otherwise pursuant to the articles,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted pursuant to article 16.1, 16.2, or 16.5.1 or otherwise pursuant to the articles shall be liable to be avoided on the ground of any such interest or benefit.

17.	INTERESTS OF ALTERNATE DIRECTORS

For the purposes of articles 12 and 16, in relation to an alternate director, the interest of his appointor is treated as the interest of the alternate director in addition to any interest which the alternate director otherwise has. Articles 12 and 16 apply to an alternate director as if he were a director of the Company.

18.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

19.	NUMBER OF DIRECTORS

Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) is not subject to a maximum and the minimum number is one.

20.	METHODS OF APPOINTING DIRECTORS

20.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

20.1.1	by ordinary resolution;

20.1.2	by a decision of the directors; or

20.1.3	by a notice of appointment given in accordance with article 20.2.

20.2	The holder or holders of more than 50 per cent. of the shares for the time being in issue may appoint a person to be a director and/or remove a director from office, but only if the appointment does not cause the number of directors to exceed a number fixed by or in accordance with the article 71 as the maximum number of directors. The appointment or removal is effected by notice in writing to the Company signed by or on behalf of the holder or holders. The notice may consist of several documents in similar form each signed by or on behalf of one or more holders. The appointment or removal takes effect immediately upon receipt of the notice by the Company in accordance with article 71 or on such later date (if any) specified in the notice.

21.	TERMINATION OF DIRECTOR’S APPOINTMENT

21.1	A person ceases to be a director as soon as:

21.1.1	he ceases to be a director by virtue of any provision of the Act or is prohibited from being a director by law;

21.1.2	a bankruptcy order is made against him;

21.1.3	a composition is made with his creditors generally in satisfaction of his debts;

21.1.4	a registered medical practitioner gives a written opinion to the Company stating that he has become physically or mentally incapable of acting as a director and may remain so for more than 3 months;

21.1.5	by reason of his mental health, a court makes an order which wholly or partly prevents him from personally exercising any powers or rights which he would otherwise have, and the directors resolve that the cessation is appropriate in the particular circumstances;

21.1.6	he has, for more than 6 consecutive months, been absent without permission of the directors from meetings of directors held during that period and his alternate director (if any) shall not during such period have attended any such meetings instead of him, and the directors resolve that that he should cease to be a director;

21.1.7	he is removed from office by notice addressed to him at his last known address and signed by all the other directors of the Company;

21.1.8	he is removed from office by notice given under article 20.2; or

21.1.9	notification is received by the Company from the director that he is resigning from office as a director, and such resignation has taken effect in accordance with its terms.

22.	DIRECTORS’ REMUNERATION

22.1	Directors may undertake any services for the Company that the directors decide.

22.2	Directors are entitled to such remuneration as the directors determine:

22.2.1	for their services to the Company as directors; and

22.2.2	for any other service which they undertake for the Company.

22.3	Subject to the Act, the directors may appoint one or more of their number to the office of managing director or to any other executive office of the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such directors for his services as they think fit. Any appointment of a director to an executive office shall determine if he ceases to be a director but without prejudice to any claim for damages he may have for breach of the contract of service between the director and the Company.

22.4	Subject to the articles, a director’s remuneration may:

22.4.1	take any form; and

22.4.2	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

22.5	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

22.6	The directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a group company or a predecessor in business of the Company or of any such group company, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (before as well as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

23.	EXPENSES OF DIRECTORS, ALTERNATE DIRECTORS AND THE COMPANY SECRETARY

23.1	The Company may pay any reasonable expenses which the directors (including alternate directors) and the company secretary (if any) properly incur in connection with their attendance at:

23.1.1	meetings of directors or committees of directors;

23.1.2	general meetings; or

23.1.3	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

23.2	Subject to the Act, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him for the purposes of the Company or for the purpose of enabling him properly to perform his duties as an officer of the Company or to enable him to avoid incurring any such expenditure.

24.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

24.1	Any director (other than an alternate director) (the “appointor”) may appoint any person willing to act, whether or not he is a director of the Company and without the approval of the directors, to:

24.1.1	exercise that director’s powers; and

24.1.2	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of his appointor (such person to be known as an “alternate director”).

24.2	Any appointment or removal of an alternate director must be effected by notice in writing to the Company signed by the appointor, which shall take effect immediately upon receipt of the notice by the Company in accordance with article 71, or in any other manner approved by the directors.

24.3	The notice must:

24.3.1	identify the proposed alternate director; and

24.3.2	in the case of a notice of appointment, contain a statement signed by the proposed alternate director that he is willing to act as the alternate of the director giving the notice.

24.4	Any person appointed as an alternate director under this article 24 may act as an alternate director for more than one director.

25.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

25.1	An alternate director has the same rights as his appointor, in relation to any directors’ meeting or directors’ written resolution.

25.2	Except as the articles specify otherwise, an alternate director is:

25.2.1	deemed for all purposes to be a director of the Company;

25.2.2	liable for his own acts and omissions;

25.2.3	subject to the same restrictions as his appointor; and

25.2.4	not deemed to be an agent of or for his appointor.

25.3	Subject to the articles, a person who is an alternate director but is not also a director of the Company:

25.3.1	may be counted as participating for the purposes of determining whether a quorum is participating (but only if his appointor is not participating); and

25.3.2	may sign or otherwise indicate his agreement to a written resolution (but only if his appointor has not signed or otherwise indicated his agreement to it in circumstances where he would have been entitled to do so), but may not be counted as more than one director for such purposes.

25.4	Subject to the articles, a director of the Company who is also an alternate director has an additional vote on behalf of each appointor who:

25.4.1	is not participating in a directors’ meeting; and

25.4.2	would have been entitled to vote if he was participating in it.

25.5	An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of his appointor’s remuneration as his appointor may direct by notice in writing made to the Company.

26.	TERMINATION OF ALTERNATE DIRECTORSHIP

26.1	An alternate director’s appointment as such terminates:

26.1.1	when his appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

26.1.2	on the occurrence of any event in relation to him which, were he a director of the Company, would result in the termination of his appointment as a director of the Company;

26.1.3	on the death of his appointor; or

26.1.4	when the appointor’s appointment as a director of the Company terminates.

SHARES

27.	ALL SHARES TO BE FULLY PAID

27.1	No share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.

27.2	This does not apply to shares taken on the formation of the Company by the subscribers to the Company’s memorandum.

28.	POWER TO ISSUE DIFFERENT CLASSES OF SHARE

28.1	Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue a further class or classes of shares with such rights or restrictions as may be determined by ordinary resolution.

28.2	Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

28.3	If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors pursuant to this article 28, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

29.	EXCLUSION OF PRE-EMPTION RIGHTS

Pursuant to section 567 of the Act, the pre-emption provisions of sections 561 and 562 of the Act do not apply to an allotment of the Company’s equity securities.

30.	PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

30.1	The Company may pay any person a commission in consideration for that person:

30.1.1	subscribing, or agreeing to subscribe, for shares; or

30.1.2	procuring, or agreeing to procure, subscriptions for shares.

30.2	Subject to the Act, any such commission may be paid:

30.2.1	in cash, or in fully paid shares or other securities, or partly in one way and partly in the other; and

30.2.2	in respect of a conditional or an absolute subscription.

31.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

32.	SHARE CERTIFICATES

32.1	Except where otherwise specified in the articles, the Company must issue free of charge to each member, one or more certificates in respect of the shares which that member holds.

32.2	Every certificate must specify:

32.2.1	in respect of how many shares, of what class, it is issued;

32.2.2	the nominal value of those shares;

32.2.3	that those shares are fully paid; and

32.2.4	any distinguishing numbers assigned to them.

32.3	No certificate may be issued in respect of shares of more than one class.

32.4	If more than one person holds a share, only one certificate may be issued in respect of it and delivery of a certificate to the senior holder shall constitute delivery to all of them.

32.5	Every certificate must:

32.5.1	be issued under the Company’s seal, which may be affixed or printed on it; or

32.5.2	be otherwise executed in accordance with the Act; or

32.5.3	be issued in such other manner as the directors may approve.

33.	CONSOLIDATED AND SEPARATE SHARE CERTIFICATES

33.1	When a member’s holding of shares of a particular class increases, the Company may issue that member with:

33.1.1	a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

33.1.2	a separate certificate in respect of only those shares by which that member’s holding has increased.

33.2	When a member’s holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after the reduction. However, the Company need not (in the absence of a request from the member) issue any new certificate if:

33.2.1	all the shares which the member no longer holds as a result of the reduction; and

33.2.2	none of the shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

33.3	A member may request the Company, in writing, to replace:

33.3.1	the member’s separate certificates with a consolidated certificate; or

33.3.2	the member’s consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

33.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

33.5	A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such reasonable conditions as to evidence and indemnity as the directors decide.

34.	REPLACEMENT SHARE CERTIFICATES

34.1	If a certificate issued in respect of a member’s shares is:

34.1.1	damaged or defaced; or

34.1.2	said to be lost, stolen or destroyed,

that member is, subject to having first complied with the obligations in articles 34.2.2 and 34.2.3, entitled to be issued with a replacement certificate in respect of the same shares.

34.2	A member exercising the right to be issued with such a replacement certificate:

34.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

34.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

34.2.3	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

35.	SHARE TRANSFERS

35.1	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of the transferor.

35.2	The instrument of transfer must be lodged at the Company’s registered office or such other place as the directors have appointed, and must be accompanied by:

35.2.1	the certificate for the shares to which it relates; or

35.2.2	such other evidence or indemnity as the directors reasonably require.

35.3	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

35.4	The Company may retain any instrument of transfer which is registered.

35.5	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

35.6	The directors may refuse to register the transfer of a share to any person and if they do so, the instrument of transfer must be returned to the transferee with notice of the refusal, setting out their reasons for the refusal, as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company, unless they suspect that the proposed transfer may be fraudulent.

36.	TRANSMISSION OF SHARES

36.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

36.2	Subject to article 36.3, a transmittee who produces such evidence of entitlement to shares as the directors may properly require:

36.2.1	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

36.2.2	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder from whom the transmittee derived such entitlement had.

36.3	Transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of shares to which they are entitled, by reason of the event which gave rise to the transmission, unless they become the holders of those shares.

37.	EXERCISE OF TRANSMITTEES’ RIGHTS

37.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

37.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

37.3	Any transfer made or executed under this article 37 is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

38.	TRANSMITTEES BOUND BY PRIOR NOTICES

If a notice is given to a member in respect of shares and a transmittee (or any person nominated by the transmittee under article 36.2) is entitled to those shares, the transmittee (and any person nominated by the transmittee under article 36.2) is bound by the notice if it was given to the member before the transmittee’s name, or the name of any person nominated under article 36.2, has been entered in the register of members.

39.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

39.1	This article 39 applies where:

39.1.1	there has been a consolidation or division of shares; and

39.1.2	as a result, members are entitled to fractions of shares.

39.2	The directors may:

39.2.1	sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

39.2.2	authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

39.2.3	distribute the net proceeds of sale in due proportion among the holders of the shares.

39.3	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

39.4	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

DIVIDENDS AND OTHER DISTRIBUTIONS

40.	PURCHASE OF OWN SHARES

40.1	The Company may purchase its own shares, in accordance with section 629(1)(b) of the Act, with cash up to an amount in a financial year not exceeding the lower of:

40.1.1	£15,000; or

40.1.2	the value of 5 per cent. of its share capital.

41.	PROCEDURE FOR DECLARING DIVIDENDS

41.1	Subject to the Act, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

41.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

41.3	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

41.4	Unless the members’ resolution to declare or the directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares in the class in respect of which the dividend is paid on the date of the resolution or decision to declare or pay it.

41.5	If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear.

41.6	Subject to the Act, the directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

42.	CALCULATION OF DIVIDENDS

42.1	Except as otherwise provided by the articles or the rights attached to shares, all dividends must be:

42.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

42.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

42.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

42.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

43.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

43.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

43.1.1	transfer to a bank or building society account specified by the distribution recipient in writing;

43.1.2	sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing;

43.1.3	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified in writing; or

43.1.4	any other means of payment as the directors agree with the distribution recipient in writing.

43.2	In the articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

43.2.1	the holder of the share;

43.2.2	if the share has two or more joint holders, whichever of them is named first in the register of members (the “senior holder”); or

43.2.3	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

44.	NO INTEREST ON DISTRIBUTIONS

44.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

44.1.1	the terms on which the share was issued; or

44.1.2	the provisions of another agreement between the holder of that share and the Company.

45.	UNCLAIMED DISTRIBUTIONS

45.1	All dividends or other sums which are:

45.1.1	payable in respect of shares; and

45.1.2	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

45.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

45.3	If:

45.3.1	twelve years have passed from the date on which a dividend or other sum became due for payment; and

45.3.2	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

46.	NON-CASH DISTRIBUTIONS

46.1	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

46.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

46.2.1	fixing the value of any assets;

46.2.2	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

46.2.3	vesting any assets in trustees.

47.	WAIVER OF DISTRIBUTIONS

47.1	A distribution recipient may waive his entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

47.1.1	the share has more than one holder; or

47.1.2	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

48.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

48.1	Subject to the articles and the Act, the directors may, if they are so authorised by an ordinary resolution:

48.1.1	decide to capitalise any profits of the Company and any amounts standing to the credit of the Company’s reserves (including the share premium account, capital redemption reserve, merger reserve, revaluation reserve and capital contribution reserve) whether or not available for distribution which are not required for paying a preferential dividend; and

48.1.2	appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

48.2	Capitalised sums must be applied:

48.2.1	on behalf of the persons entitled; and

48.2.2	in the same proportions as a dividend would have been distributed to them.

48.3	Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

48.4	A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

48.5	Subject to the articles, the directors may:

48.5.1	apply capitalised sums in accordance with articles 48.3 and 48.4 partly in one way and partly in another;

48.5.2	make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this article 48 (including the issuing of fractional certificates or the making of cash payments);

48.5.3	authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this article 48; and

48.5.4	generally do all things required to give effect to the resolution.

DECISION-MAKING BY MEMBERS

49.	CONVENING OF GENERAL MEETINGS

The directors may call general meetings and, on the requirement of members pursuant to the Act, shall call a general meeting (i) within 21 days from the date on which the directors become subject to the requirement, and (ii) to be held on a date not more than 28 days after the date of the notice convening the meeting.

50.	LENGTH OF NOTICE

A general meeting (other than an adjourned meeting) shall be called by notice of at least 14 clear days. A general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 90 per cent. in nominal value of the shares giving that right.

51.	FORM OF NOTICE

The notice shall specify the time, date and place of the meeting and the general nature of the business to be dealt with at the meeting. If the meeting is convened to consider a special resolution, the text of the resolution and the intention to propose the resolution as a special resolution shall also be specified. The notice of meeting shall also specify, with reasonable prominence, the members’ rights to appoint one or more proxies under section 324 of the Act.

52.	ENTITLEMENT TO RECEIVE NOTICE

52.1	Subject to the articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all transmittees (and any person nominated by a transmittee under article 36.2) if the Company has been notified of their entitlement to a share, and to the directors and auditors.

52.2	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has duly been given to the person from whom he derives his title.

53.	OMISSION TO SEND NOTICE

The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information shall not invalidate the proceedings at that meeting.

54.	ATTENDANCE, SPEAKING AND VOTING AT GENERAL MEETINGS

54.1	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

54.2	A person is able to exercise the right to vote at a general meeting when:

54.2.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

54.2.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

54.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

54.4	In determining attendance at a general meeting, it is immaterial whether any two or more members present at the meeting are in the same place as each other.

54.5	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

55.	QUORUM FOR GENERAL MEETINGS

55.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the members present at the meeting do not constitute a quorum. If the Company has only one member entitled to attend and vote at the meeting, one qualifying person present at the meeting and entitled to vote is a quorum. Subject to the Act and article 55.2, in all other cases two qualifying persons present at the meeting and entitled to vote are a quorum.

55.2	Where the Company has more than one member entitled to attend and vote at a meeting, one qualifying person present at the meeting and entitled to vote as:

55.2.1	the duly authorised corporate representative of two or more corporations, each of which is a member entitled to attend and vote upon the business to be transacted at the meeting; or

55.2.2	a proxy duly appointed by two or more members entitled to attend and vote upon the business to be transacted at the meeting,

is a quorum.

56.	CHAIRING GENERAL MEETINGS

56.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

56.2	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

56.2.1	the directors present; or

56.2.2	(if no directors are present), the meeting,

may appoint a director or member present to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

56.3	The person chairing a meeting in accordance with this article 56 is referred to as the “chairman of the meeting”.

57.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

57.1	Directors may attend and speak at general meetings, whether or not they are members.

57.2	The chairman of the meeting may permit other persons who are not:

57.2.1	members of the Company; or

57.2.2	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

58.	ADJOURNMENT

58.1	If a quorum is not present within half an hour of the time at which the meeting was due to start, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

58.2	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

58.2.1	the meeting consents to an adjournment; or

58.2.2	it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

58.3	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

58.4	When adjourning a general meeting, the chairman of the meeting must:

58.4.1	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

58.4.2	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

58.5	If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 clear days’ notice of it:

58.5.1	to the same persons to whom notice of the Company’s general meetings is required to be given; and

58.5.2	containing the same information which such notice is required to contain.

58.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

59.	VOTING

59.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

59.2	Subject to any rights or restrictions attached to any shares, whether or not such rights or restrictions are set out in the articles, on a vote on a resolution:

59.2.1	on a show of hands at a meeting:

(a)	every member present (but not being present by proxy) and entitled to vote on the resolution has one vote; and

(b)	every proxy present who has been duly appointed by a member entitled to vote on the resolution has one vote, except where:

(i)	that proxy has been duly appointed by more than one member entitled to vote on the resolution; and

(ii)	the proxy has been instructed:

(A)	by one or more of those members to vote for the resolution and by one or more of those members to vote against the resolution; or

(B)	by one or more of those members to vote in the same way on the resolution (whether for or against) and one or more of those members has given the proxy discretion as to how to vote,

in which case, the proxy has one vote for and one vote against the resolution; and

59.2.2	on a poll taken at a meeting, every member present and entitled to vote on the resolution has one vote in respect of each share held by the relevant member or members.

59.3	In the case of joint holders of a share, only the vote of the senior holder who votes (and any proxy or corporate representative duly authorised by the relevant member) may be counted by the Company.

59.4	In the case of an equality of votes on a show of hands or a poll, the chairman of the meeting shall not be entitled to a casting vote.

59.5	The Company is not obliged to verify that a proxy or corporate representative of a member has acted in accordance with the terms of his appointment and any failure to so act shall not affect the validity of any proceedings at a meeting of the Company.

60.	ERRORS AND DISPUTES

60.1	No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

60.2	Any such objection must be referred to the chairman of the meeting, whose decision is final.

61.	CHAIRMAN’S DECLARATION

Unless a poll is duly demanded, a declaration by the chairman of the meeting that a resolution has or has not been passed or has or has not been passed by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. An entry in respect of such a declaration in minutes of the meeting recorded in accordance with section 355 of the Act is also conclusive evidence of that fact without such proof.

62.	DEMANDING A POLL

62.1	A poll on a resolution may be demanded:

62.1.1	in advance of the general meeting where it is to be put to the vote; or

62.1.2	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

62.2	Subject to the Act, a poll may be demanded at any general meeting by:

62.2.1	the chairman of the meeting;

62.2.2	the directors; or

62.2.3	any member present and entitled to vote on the resolution.

62.3	A demand for a poll may be withdrawn if:

62.3.1	the poll has not yet been taken; and

62.3.2	the chairman of the meeting consents to the withdrawal.

A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.

63.	PROCEDURE ON A POLL

63.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

63.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

63.3	The result of a poll shall be the decision of the meeting in respect of the resolution on which the poll was demanded.

63.4	A poll on:

63.4.1	the election of the chairman of the meeting; or

63.4.2	a question of adjournment,

must be taken immediately.

63.5	A poll on any other question must be taken within 30 days of the poll being demanded.

63.6	A demand for a poll does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

63.7	No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.

63.8	In any other case, at least 7 clear days’ notice must be given specifying the time, date and place at which the poll is to be taken.

64.	APPOINTMENT OF PROXY

A member may appoint another person as his proxy to exercise all or any of his rights to attend and to speak and to vote (both on a show of hands and on a poll) on a resolution or amendment of a resolution, or on other business arising, at a meeting or meetings of the Company. A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by the member.

65.	CONTENT OF PROXY NOTICES

65.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

65.1.1	states the name and address of the member appointing the proxy;

65.1.2	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;

65.1.3	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and

65.1.4	is delivered to the Company in accordance with the articles and any instructions contained in the notice of the general meeting (or adjourned meeting) to which they relate.

65.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

65.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

65.4	Unless a proxy notice indicates otherwise, it must be treated as:

65.4.1	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

65.4.2	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

66.	DELIVERY OF PROXY NOTICES

66.1	Any notice of a general meeting must specify the address or addresses (“proxy notification address”) at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or electronic form.

66.2	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

66.3	Subject to articles 66.4 and 66.5, a proxy notice must be delivered to a proxy notification address at any time before the start of the general meeting or adjourned meeting to which it relates.

66.4	In the case of a poll taken more than 48 hours after it is demanded, the notice must be delivered to a proxy notification address at any time before the time appointed for the taking of the poll.

66.5	In the case of a poll not taken during the meeting but taken not more than 48 hours after it was demanded, the proxy notice must be delivered:

66.5.1	to a proxy notification address at any time before the time appointed for the taking of the poll to which it relates; or

66.5.2	at the meeting at which the poll was demanded, to the chairman of the meeting, the company secretary (if any) or any director.

66.6	A proxy notice which is not delivered in accordance with this article 66 shall be invalid.

66.7	The directors may require the production of any evidence which they consider necessary to determine the validity of any proxy notice.

67.	CORPORATE REPRESENTATIVES

In accordance with the Act, a corporation which is a member of the Company may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any meeting of the Company (a “corporate representative”). A director, the company secretary (if any) or other person authorised for the purpose by the company secretary (if any) may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.

68.	TERMINATION OF AUTHORITY

The termination of the authority of a person to act as proxy or as the duly authorised corporate representative of a member does not affect whether he counts in deciding whether there is a quorum at a meeting, the validity of anything he does as chairman of a meeting, the validity of a poll demanded by him at a meeting, or the validity of a vote given by that person unless notice of the termination is given in writing by or on behalf of the member by whom or on whose behalf the corporate representative was appointed or the proxy notice was given and is received by the Company at the office or, in the case of a proxy, the proxy notification address:

68.1.1	at any time before the start of the general meeting or adjourned meeting to which it relates;

68.1.2	(in the case of a poll not taken during the meeting but taken not more than 48 hours after it was demanded) at any time before the start of the general meeting or adjourned meeting to which it relates, or at the meeting at which the poll was demanded; or

68.1.3	(in the case of a poll taken more than 48 hours after it is demanded) at any time before the time appointed for taking the poll.

69.	AMENDMENTS TO RESOLUTIONS

69.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

69.1.1	notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine); and

69.1.2	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

69.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

69.2.1	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

69.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

69.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman of the meeting’s error does not invalidate the vote on that resolution.

70.	RESOLUTIONS IN WRITING

A resolution of the members (or of a class of members) of the Company may be passed as a written resolution in accordance with the Act. A proposed written resolution lapses if it is not passed before the end of the period of 28 days beginning with the circulation date.

ADMINISTRATIVE ARRANGEMENTS

71.	COMMUNICATIONS BY AND TO THE COMPANY

71.1	Save where the articles expressly require otherwise, any notice, document or information to be sent or supplied by, on behalf of or to the Company pursuant to the Act, the articles or otherwise may be sent or supplied in accordance with the Act. Nothing in this article 71 affects any provision of the Act or any other legislation or any other provision of the articles requiring notices, documents or information to be delivered in a particular way.

71.2	A notice, document or information sent by post from an address within the United Kingdom to another address within the United Kingdom is deemed to have been given to, and received by, the intended recipient on the next business day after posting, if pre-paid as first class post.

71.3	A notice, document or information sent by pre-paid airmail post between different countries is deemed to have been given to, and received by, the intended recipient on the third business day after posting.

71.4	A notice, document or information not sent by post but delivered by hand (which shall, for the avoidance of doubt, include delivery by courier) to the intended recipient’s registered address or address for service is deemed to have been given to, and received by, the intended recipient on the business day it is left or, if delivered on a day other than a business day, on the next business day after it was so left.

71.5	A notice, document or information sent by electronic means to an email address or a fax number specified for the purpose by the intended recipient is deemed to have been given to, and received by, the intended recipient 24 hours after it was sent.

71.6	A notice, document or information sent or supplied by or on behalf of the Company by means of a website is deemed to have been given to, and received by, the intended recipient when (i) the material was first made available on the website or (ii) if later, when the recipient received (or, in accordance with this article 71 is deemed to have received) notification of the fact that the material was available on the website.

71.7	A notice, document or information sent, served or delivered by any other means authorised in writing by the recipient is deemed to have been sent when the sender has taken the action it has been authorised to take for that purpose.

71.8	A Post Office certificate of posting for a properly addressed and stamped envelope containing the notice, document or information is conclusive evidence that the notice, document or information was so sent or supplied. A printed copy of a notice, document or information sent or supplied by electronic means indicates that it was properly addressed and sent (and showing the time of sending or transmission) is conclusive evidence that the notice, document or information was so sent or supplied.

71.9	In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to the senior holder. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the senior holder in respect of the joint holding.

71.10	A member present at a meeting of the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

71.11	A notice may be given by or on behalf of the Company to the transmittee of a member by sending or delivering it, in any manner authorised by the articles for the giving of notice to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

72.	COMPANY SECRETARY

Subject to the Act, the company secretary (if any) shall be appointed by the directors for such term at such remuneration and upon such conditions as they may think fit, and any company secretary so appointed may be removed by the directors.

73.	COMPANY SEAL

73.1	Any common seal may only be used by the authority of the directors.

73.2	The directors may decide by what means and in what form any common seal is to be used.

73.3	Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

73.4	For the purposes of this article 73, an authorised person is:

73.4.1	any director of the Company;

73.4.2	the company secretary (if any); or

73.4.3	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

74.	RECORDS OF DECISIONS TO BE KEPT

74.1	The directors or the company secretary (if any) must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision:

74.1.1	of all appointments of officers made by the directors;

74.1.2	of every decision taken by the directors, including by written resolution, and any committee of the directors; and

74.1.3	of all proceedings of general meetings of the Company and of the holders of any class of shares in the Company.

74.2	The Company shall also keep records comprising copies of all resolutions of members passed otherwise than at general meetings and of details provided to the Company of decisions taken by a sole member. All such records must be kept for at least 10 years from the date of the meeting or resolution or decision (as appropriate).

75.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

76.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiary undertakings (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

77.	WINDING UP OF THE COMPANY

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

DIRECTORS INDEMNITY AND INSURANCE

78.	INDEMNITY OF OFFICERS AND FUNDING DIRECTORS’ DEFENCE COSTS

78.1	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or an associated company (other than any person (whether or not an officer of the Company or an associated company) engaged by the Company or an associated company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company or an associated company) in relation to the Company or an associated company or their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

78.1.1	to the Company or to any associated company;

78.1.2	to pay a fine imposed in criminal proceedings;

78.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

78.1.4	in defending any criminal proceedings in which he is convicted;

78.1.5	in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against him; or

78.1.6	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)	section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

78.2	In article 78.1.4, 78.1.5, or 78.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

78.2.1	if not appealed against, at the end of the period for bringing an appeal; or

78.2.2	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of if:

(a)	it is determined and the period for bringing any further appeal has ended; or

(b)	it is abandoned or otherwise ceases to have effect.

78.3	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company’s activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

78.3.1	to pay a fine imposed in criminal proceedings; or

78.3.2	to pay a sum payable to a regulatory authority by way of a penalty in respect of non compliance with any requirement of a regulatory nature (howsoever arising); or

78.3.3	in defending criminal proceedings in which he is convicted.

For the purposes of this article 78.3, a reference to a conviction is to the final decision in the proceedings` The provisions of article 78.2 shall apply in determining when a conviction becomes final.

78.4	Without prejudice to article 78.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

79.	POWER TO PURCHASE INSURANCE

To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

79.1.1	a director, alternate director or a secretary (if any) of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

79.1.2	trustee of a retirement benefits scheme or other trust in which a person referred to in article 79.1.1 is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

SCHEDULE 2

ARTICLES OF ASSOCIATION OF NIELSEN N.V.

Full and complete text of the articles of association of Nielsen N.V. after deed of amendment dated 6 May 2014.

CHAPTER I DEFINITIONS.

1.	DEFINITIONS.

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other accountant referred to in 2:393 DCC, or an organisation within which such accountants cooperate.

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes as required under 2:361 et seq. DCC prepared in accordance with IFRS (International Financial Reporting Standards);

1.1.3	the “board”: the board of directors of the Company (bestuur);

1.1.4	the “Company”: the company governed by these articles of association;

1.1.5	the “DCC”: the Dutch Civil Code;

1.1.6	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued and paid up share capital plus the reserves which must be maintained by law and these articles of association;

1.1.7	an “e-mail”: a legible and reproducible message sent by electronic means of communication;

1.1.8	“group” and “group company”: the meaning given to those terms in 2:24b DCC;

1.1.9	“preference shares A”: redeemable cumulative preference shares PA of whatever individual series as referred to in article 4;

1.1.10	“preference shares B”: redeemable cumulative preference shares PB of whatever individual series as referred to in article 4;

1.1.11	“preference shares”: preference shares A and preference shares B together;

1.1.12	“subsidiary”: the meaning given to this term in 2:24a DCC;

1.2	In addition, unless the context requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME. SEAT. OBJECTS.

2.	NAME. SEAT.

2.1	The name of the Company is: Nielsen N.V.

2.2	The seat (statutaire zetel) of the Company is in Amsterdam, The Netherlands.

3.	OBJECTS.

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, companies and enterprises of any nature;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant security interests over the assets of the Company for the benefit of companies and enterprises of any nature with which the Company forms a group;

(d)	to acquire, to develop, to trade in, to encumber and to dispose of and to transfer patents, trademarks, licenses, know-how, copyright, databases, industrial and intellectual property-rights or other intangible assets of any kind and any right to or interest therein;

(e)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets, real property and other tangible assets of any kind and any right to or interest therein;

(f)	to advise and to render services to businesses, companies and enterprises of any nature;

(g)	to carry out all sorts of industrial, financial and commercial activities, including developing, manufacturing, the import, export, purchase, sale, distribution and marketing of goods and services,

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III CAPITAL AND SHARES.

4.	AUTHORISED CAPITAL.

4.1	The authorised capital amounts to ninety-one million euro (EUR 91,000,000.00) consisting of one billion one hundred eighty-five million eight hundred thousand (1,185,800,000) ordinary shares of seven eurocent (EUR 0.07) each, fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PA of seven eurocent (EUR 0.07) each and fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PB of seven eurocent (EUR 0.07) each. Redeemable cumulative preference shares may be issued in individual series and each series shall constitute a separate class of shares.

4.2	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class as well as the holders of shares of each class

CHAPTER IV ISSUE OF SHARES AND RIGHTS FOR SHARES. ACQUISITION OF OWN SHARES. CAPITAL REDUCTION.

5.	ISSUE OF SHARES AND RIGHTS FOR SHARES.

5.1	Shares may be issued pursuant to a resolution of the board.

5.2	The irrevocable delegation in article 5.1 to the board of the exclusive power to issue shares shall be valid for a period of five (5) years starting on the date these articles of association enter into force and ending on the fifth anniversary of that date (unless this period is extended in accordance with article 5.3) and shall include the irrevocable and exclusive authority to issue all shares forming part of the authorised capital from time to time and which are not yet issued at the date of the relevant board resolution.

5.3	The irrevocable delegation in article 5.1 of the board as being the body that has the exclusive power to issue shares may, by these articles of association or by a resolution of the general meeting of shareholders, be extended at any time for a period not exceeding five (5) years. If the delegation is extended, the number of shares which may be issued shall be determined at the same time. Unless otherwise specified in the delegation such authority may not be withdrawn.

5.4	If the delegation to the board of the exclusive power to issue shares lapses, the general meeting of shareholders shall be competent to issue shares unless the board is delegated for this purpose by a resolution of the general meeting of shareholders. Any resolution of the general meeting of shareholders to issue shares or to authorise the board for this purpose will only be taken on the proposal of the board.

5.5	Within eight (8) days after each resolution of the general meeting of shareholders to issue shares or to delegate the exclusive power to issue shares to the board, the Company shall deposit the full wording of the resolution at the office of the Dutch commercial register.

5.6	Within eight (8) days of the end of each calendar quarter the Company shall notify the Dutch commercial register of the number and class of shares issued in the previous calendar quarter.

5.7	As long as the board is authorised to issue shares, it shall have the exclusive power to issue shares and the general meeting of shareholders cannot issue shares.

5.8	The provisions in articles 5.1 through 5.7 apply equally to the granting of rights to subscribe for shares but not to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.9	The board is competent to enter into the following legal acts, without prior approval of the general meeting of shareholders:

(a)	pertaining to the subscription for shares whereby special obligations are imposed upon the Company;

(b)	pertaining to the acquisition of shares on terms other than that on which a participation in the Company is offered to the public;

(c)	purporting to confer an advantage on an incorporator of the Company or on a third person involved with the incorporation of the Company; and

(d)	pertaining to a non-cash contribution on shares.

5.10	The Company shall not cooperate with the issuance of depositary receipts for shares, unless the board specifically resolves otherwise on a case by case basis.

6.	CONDITIONS OF ISSUE OF SHARES AND RIGHTS FOR SHARES. PRE-EMPTIVE RIGHTS.

6.1	In the resolution to issue shares, the price and further conditions of the issue shall be determined. The issue price per share may not be lower than the nominal value of that share.

6.2	If ordinary shares are to be issued, every holder of ordinary shares holds a pre-emptive right to acquire a proportion of such ordinary shares equal to the aggregate nominal value of its ordinary shares in proportion to the aggregate nominal value of all issued and outstanding ordinary shares immediately prior to such issue. However, a holder of shares will not have a pre-emptive right to:

(a)	shares which are issued against contribution other than in cash; or

(b)	shares which are issued to employees of the Company or to employees of a member of the group to which the Company belongs.

6.3	If preference shares are to be issued, none of the holders of shares will have a pre-emptive right in respect of such preference shares.

6.4	The pre-emptive right described in article 6.2, may be restricted or excluded by a resolution of the board, provided that the board may only exercise this authority if it has, at that time, been delegated the authority to issue shares. The provisions of articles 5.2 through 5.4 apply equally to the delegation to the board of the authority to restrict or exclude such pre-emptive right. If the general meeting of shareholders has not delegated the authority to restrict or exclude such pre-emptive right to the board, such pre-emptive right may be restricted or excluded by a resolution of the general meeting of shareholders upon a proposal by the board. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive right described in article 6.2 or to delegate the power to do so to the board requires a majority of at least two/thirds (2/3) of the votes cast if less than one half (1/2) of the issued capital is present or represented at that general meeting of shareholders. Within eight (8) days after such resolution, the full wording of the resolution shall be deposited at the office of the Dutch commercial register.

6.5	Articles 6.2 through 6.4 apply equally to the granting of rights to subscribe for shares. Shareholders do not have a pre-emptive right to shares which are issued to a party who exercises an already previously acquired right to subscribe for shares.

7.	PAYMENTS FOR SHARES. SHARE PREMIUM RESERVE. SHARE PROFIT RESERVE.

7.1	Upon subscription for a share, the full nominal value of such share must be paid to the Company and, in addition, if the share is subscribed for at a price higher than the nominal value, an amount equal to the difference between the nominal value and the subscription price.

7.2	The Company shall maintain, in addition to other reserves, a separate share premium reserve and separate share profit reserve for each class of shares for the exclusive benefit of the holders of the relevant shares. If upon the issue of shares more than the nominal value is paid by the relevant shareholder, in cash or in kind, the excess shall be recorded in the share premium reserve for the relevant class of shares.

7.3	Payment for shares must be made in cash unless another form of payment or contribution has been agreed. Payment in currency other than euro may only be made with the board’s permission.

8.	ACQUISITION BY THE COMPANY OF ITS OWN SHARES.

8.1	The acquisition by the Company of shares in its own capital which are not fully paid up will be null and void.

8.2	The Company may only acquire fully paid up shares in its own capital if (i) the acquisition is made for nil consideration or (ii) the Company’s equity less the acquisition price is not less than the sum of the paid and called up part of the Company’s capital and the reserves which the Company must maintain by law and these articles of association. Without prejudice to the provisions in the preceding sentence, if the shares have been admitted to a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state of the European Union, the nominal value of the shares in its capital which the Company acquires, holds or holds as a pledgee or which are held by a subsidiary of the Company, may not exceed one half (1/2) of its issued capital.

8.3	For the purposes of article 8.2 (ii), the Company’s equity shall be that specified in the last adopted balance sheet of the Company, less the acquisition price for shares in the capital of the Company acquired since that date, less the amount of loans granted by the Company or its subsidiaries for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company and less any distributions to others from profits or reserves which have become due by the Company or subsidiaries of the Company after that balance sheet date. If more than six (6) months have elapsed since the end of the financial year of the Company without the annual accounts for that year having been adopted pursuant to article 26.4, then an acquisition of own shares pursuant to article 8.2 is not permitted.

8.4	Any acquisition of shares by the Company for consideration may be made only if and to the extent the board has been authorised to do so by the general meeting of shareholders. Such authorisation shall be valid for no more than five (5) years. Such authorisation will be valid for no more than eighteen (18) months if and when the shares of the Company are admitted to trading on a regulated market or a multilateral trading facility as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state. The general meeting of shareholders shall specify in its authorisation the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

8.5	The authorisation referred to in article 8.4 will not be required for the acquisition of shares in the capital of the Company by the Company in order to transfer such shares to employees of the Company or employees of a member of the group to which the Company belongs by virtue of an existing arrangement applicable to said employees. These shares must be included in the official price list of a stock exchange.

8.6	The term ‘shares’ in articles 8.2 through 8.5 includes depositary receipts issued for shares.

8.7	In the general meeting of shareholders, no votes may be cast in respect of a share in the capital of the Company held by the Company or a subsidiary of the Company; no votes may be cast in respect of a share in the capital of the Company for which the depository receipt is held by the Company or a subsidiary of the Company. Usufructuaries or pledgees of a share in the capital of the Company held by the Company or a subsidiary of the Company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary of the Company held such share. The Company or a subsidiary of the Company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

8.8	In the determination of the number of votes exercised in a general meeting of shareholders, the extent to which shareholders are present or represented or the extent to which the share capital is present or is represented, the shares for which no votes may be cast pursuant to the above will not be taken into account.

9.	CAPITAL REDUCTION.

9.1	At the proposal of the board, the general meeting of shareholders may pass a resolution to reduce the issued capital:

(a)	by the cancellation of shares; or

(b)	by reducing the nominal value of the shares in an amendment of these articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in 2:67 DCC.

Such resolution shall specify the shares to which the resolution relates and the manner in which such reduction shall be implemented. Such resolution may only relate to ordinary shares if and to the extent all issued preference shares have been repaid in full.

9.2	A resolution for the cancellation of shares may only relate to shares held by the Company itself or of which it holds the depositary receipts or to all the shares of a class. If there are different classes of shares, a resolution to reduce the capital requires a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced. In case of cancellation of preference shares, payment on the preference shares concerned shall be made in the amount equal to:

(a)	the nominal amount paid up on the preference shares concerned; plus

(b)	the pro rata portion of the amount credited to the separate share premium reserve of the class of preference shares concerned; plus

(c)	an amount equal to the preference dividend accrued but not yet declared and paid and calculated over the period from the date of issue of the preference shares concerned up to and including the day of payment in accordance with article 26.1.

9.3	Reduction of the nominal value of the shares without repayment and without exemption from the liability for repayment shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.4	Partial repayment of the nominal value of shares or exemption from the liability for repayment will only be possible by way of implementation of a resolution for reduction of the nominal value of the shares. Such a repayment or exemption shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.5	A resolution of the general meeting of shareholders for a capital reduction as contemplated in article 9.1 requires a majority of at least two/thirds (2/3) of the votes cast, if less than one half (1/2) of the issued capital is represented at that general meeting of shareholders.

9.6

The convening notice for a meeting in which a resolution as contemplated in article 9.1 will be proposed, will state the objective of the capital reduction and the manner in which such reduction will be implemented. If the proposed capital reduction involves an amendment of these articles of association, those persons who have sent such a convening notice shall simultaneously deposit a copy of the proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder until the end of the meeting.

9.7	The Company shall deposit any resolutions referred to in article 9 at the office of the Dutch commercial register and will announce such deposit in a nationally distributed daily newspaper in The Netherlands.

9.8	At the proposal of the board, the general meeting of shareholders may resolve that a repayment of share capital will either fully or partly be made, not in cash but in any assets of the Company, including participations in a company in which the Company participates either directly or indirectly.

10.	GRANTING OF LOANS FOR THE PURPOSE OF THE SUBSCRIPTION OR ACQUISITION BY THIRD PARTIES OF SHARES.

10.1	The Company and its subsidiaries may not grant loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company or of depositary receipts issued therefor unless (i) the board resolves to make such loan, (ii) the general meeting of shareholders has granted its approval by means of a resolution adopted with a majority of ninety-five percent (95%) of the votes cast and (iii) the following conditions have been met:

(a)	the granting of the loan, including the interest which the Company receives and the collateral provided to the Company, shall be on fair market terms;

(b)	the net assets of the Company, less the amount of the loan, shall not be less than the sum of the paid and called up part of the capital and the reserves of the Company which must be maintained by law and these articles of association;

(c)	the creditworthiness of the third party or, if transactions involve more parties, of each other party involved has been carefully examined;

(d)	if the loan is granted for the purpose of the subscription of shares within the framework of an increase of the issued capital of the Company or for the purposes of the acquisition of shares held by the Company in its own capital, the price at which the shares are subscribed or acquired shall be fair.

10.2	The Company shall maintain a non-distributable reserve in the amount of the loans referred to in article 10.1.

10.3	Articles 10.1 and 10.2 do not apply in respect of any shares or depositary receipts for shares in the capital of the Company issued to or acquired by or for the account of any employee of the Company or any employee of any member of the group to which the Company belongs.

10.4	Notwithstanding anything to the contrary above, the Company shall not make any loans or extensions of credit to any of its directors or employees except as may comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002.

11.	BEARER SHARES AND REGISTERED SHARES. SHARE CERTIFICATES.

11.1	The shares will, at the discretion of the board, either be in bearer form or in registered form.

11.2	A shareholder may request that share certificates are issued for his registered shares.

11.3	Share certificates for registered shares will be available in such denominations as the board may determine.

11.4	All share certificates for registered shares shall be identified by numbers and/or letters in such manner as determined by the board.

11.5	The board may determine that in order to permit or facilitate trading of shares on a stock exchange, share certificates for registered shares may be issued in such form as the board may determine in order to comply with the requirements set by such stock exchange.

11.6	Any request to issue or cancel share certificates for registered shares must be sent to the Company at such address(es) as to be determined by the board.

11.7	Share certificates for bearer shares will either be available in denominations of one (1) share, five (5) shares, ten (10) shares, one hundred (100) shares and denominations of such higher numbers of shares as the board may determine or in the form of one (1) global certificate, as the board may determine. All share certificates for bearer shares shall be identified by numbers and/or letters.

11.8	At the discretion of the board, the holder of bearer shares may, after lodging his share certificate(s) for bearer shares with the Company, have registered shares of the same nominal value issued to it. At the discretion of the board, the holder of registered shares may have share certificate(s) for bearer shares of the same nominal value issued to it.

11.9	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number and/or letters, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of its title and in so far as applicable, the loss of his share certificates to the board, and further subject to such conditions as the board may deem appropriate.

11.10	The issuance of a new share certificate shall render the share certificate which its replaces invalid.

11.11	The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the board, be published in one or more newspapers to be determined by the board.

11.12	All share certificates shall be signed by or on behalf of a member of the board; the signature may be effected by printed facsimile. In addition share certificates may be validly signed by one or more persons designated by the board for that purpose.

12.	SHAREHOLDERS’ REGISTER.

12.1	With due observance of the applicable statutory provisions in respect of registered shares, a shareholders’ register shall be kept by or on behalf of the Company, which shareholders’ register shall be regularly updated and, at the discretion of the board may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the Company in The Netherlands. The preceding sentence shall not apply to that part of the register which is kept outside of the Netherlands in compliance with applicable legislation or pursuant to the rules of a foreign stock exchange.

12.2	Each name of each holder of registered shares, his address and such further information as is required by law and such other information as the board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the shareholders’ register. Every entry in the shareholders’ register shall be signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.3	The form and the contents of the shareholders’ register shall be determined by the board with due observance of the provisions of articles 12.1 and 12.2.

12.4	Upon request, a holder of registered shares shall be provided with written evidence of the contents of the shareholders’ register with regard to the registered shares registered in its name free of charge, and the statement so issued may be validly signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.5	The provisions of articles 12.1 through 12.4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

12.6

The board shall have power and authority to permit inspection of the shareholders’ register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a holder of registered shares of which the Company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the Company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the Company and its shareholders as a result of the listing of shares in the share capital of the Company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

CHAPTER V TRANSFER OF SHARES. RIGHTS IN REM.

13.	TRANSFER OF SHARES.

13.1	If registered shares are admitted to trading on a regulated market or a multilateral trading facility as referred to in article 2:86c DCC or if registered shares at the time of the transaction may reasonably be expected to be shortly admitted thereto, the transfer of registered shares shall be effected by means of an instrument intended for that purpose (a “Transfer Instrument”) and the written acknowledgement by the Company of the transfer or service of the Transfer Instrument or a true copy or extract on the Company, unless pursuant to article 13 paragraph 2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares. If the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares, the property laws of the State of New York, United States of America, shall also apply to the withdrawal of the registered shares from a book-entry system.

13.2	If (i) no registered share is admitted to trading on a regulated market or a multilateral trading facility as referred to in 2:86c DCC (ii) no registered shares, at the time of the transaction, may reasonably be expected to be shortly admitted thereto and (iii) the property laws of the State of New York, United States of America, are not applicable to the transfer of a registered share pursuant to article 13.1, the transfer of a registered share shall be effected by means of a notarial deed of transfer, executed before a civil law notary in The Netherlands.

13.3	If share certificates for registered shares have been issued in respect of the shares that are to be transferred in accordance with the provisions of this article 13, the relevant share certificate(s) for registered shares must be submitted to the Company together with the corresponding Transfer Instrument duly signed by the transferor and, if the Company is a party thereto, by the Company.

13.4	If the Company is not a party to the Transfer Instrument in respect of a registered share for which a share certificate has been issued, the Company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the issued certificate by a new share certificate registered in the name of the transferee.

13.5	The provisions of the preceding paragraphs of this article shall apply correspondingly to the transfer of shares in the event of a division of any share constituting joint property, the transfer of shares as a consequence of a writ of execution and the creation of limited rights on a share.

13.6	Without prejudice to articles 13.1, 13,2, 13.3, 13.4 and 13.5, the Company shall comply with applicable stock exchange regulations in respect of the transfer of shares.

14.	USUFRUCT AND PLEDGE.

14.1	A right of usufruct or a right of pledge may be created over shares.

14.2	Articles 13.1 and 13.2 are correspondingly applicable to the creation and delivery or release of the right of usufruct and to the creation or release of a right of pledge over a registered share.

14.3	The shareholder will retain the voting rights on the shares on which a right of usufruct or a right of pledge is created. However, the voting rights will accrue to the usufructuary or the pledgee if that is determined upon the creation of the right of usufruct or the right of pledge. The shareholder not holding the voting rights, and the usufructuary and the pledgee holding the voting rights, will hold the rights granted by law to the holders of depository receipts of shares issued with the cooperation of the Company.

14.4	The rights referred to in the last sentence of article 14.3 will not accrue to the usufructuary and the pledgee not holding the voting rights.

14.5	The pre-emption rights referred to in article 6 shall accrue to the usufructuary holding the voting rights, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar the former has no claim to them by virtue of his right of usufruct.

15.	SHARES HELD IN UNDIVIDED OWNERSHIP.

15.1	Article 12.5 is correspondingly applicable to the apportionment of registered shares in case of a division of any shares held in undivided ownership.

15.2	If any shares or a right of usufruct or a right of pledge over any share is held by more than one person in undivided ownership, the Company may decide that the joint owners entitled to such shares, persons entitled to such usufruct or pledge may only exercise their rights ensuing from such shares, right of usufruct or a right of pledge vis-a-vis the Company by one person jointly designated by them in writing. In the absence of such a designation, all rights attaching to the share(s) shall be suspended, except the right to receive dividends. The Company can exempt from such decision in respect of shares which are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business.

CHAPTER VI BOARD OF THE COMPANY.

16.	APPOINTMENT. SUSPENSION. DISMISSAL. VACANCIES. REMUNERATION POLICY.

16.1	The Company shall be governed by the board. The board shall consist of one or more executive directors and one or more non-executive directors. Wherever in these articles of association reference is made to ‘directors’ or ‘members of the board’, this shall be understood to refer to executive directors as well as non-executive directors, unless it is explicitly stated otherwise.

16.2	The board shall determine the number of executive directors and the number of non-executive directors.

16.3	Members of the board are appointed by the general meeting of shareholders by an absolute majority of the votes cast and from a list of nominees to be drawn up by the board at its own discretion. The general meeting of shareholders may also appoint members of the board without the prior nomination by the board by way of a shareholders’ resolution adopted with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. If the quorum requirement of one half (1/2) of the issued capital is not met at that meeting, a second meeting may be called for the purpose of appointing members of the board without the prior nomination by the board, it being understood that at that second meeting, and any subsequent meeting for the same purpose, the same majority and quorum requirements shall still apply.

16.4	Only natural persons can be non-executive directors.

16.5	The board may appoint one of the executive directors as chief executive officer for such period as the board may decide. The board may appoint other executive directors to such positions and with such other titles as the board may decide.

16.6	The board shall appoint one of the non-executive directors as chairperson of the board for such a period as the board may decide. The board may appoint one of the non-executive directors as vice chairperson of the board for such a period as the board may decide. If the chairperson is absent, unable or unwilling to take the chair, the vice-chairperson shall be entrusted with the duties entrusted to the chairperson by these articles of association, the regulations of the board or such duties as the board may decide. If at the time there is no vice-chairperson appointed the board shall appoint one of its non-executive directors to such position for such purpose.

16.7	A resolution to appoint a director can only be validly taken by the general meeting of shareholders if the name of the nominee is included in the agenda of such general meeting of shareholders or in the notes thereto, as well as an indication of whether he is nominated as an executive or non-executive director.

16.8	Unless the general meeting of shareholders, on the proposal of the board, determines that a member of the board shall be appointed for a longer period, a member of the board will be appointed until the end of the first annual general meeting of shareholders following his appointment.

16.9	A director may be re-appointed (subject to the provisions of articles 16.1 through 16.8). There is no limit to the number of times a member of the board can be reappointed.

16.10	If a seat is vacant on the board (ontstentenis) or a member of the board is unable to perform his duties (belet), the remaining member or members of the board shall be temporarily entrusted with the governance of the Company and they may, in addition thereto, designate one or more persons, who in accordance with article 18.2 can be granted any title, including the title of ‘director’, to temporarily replace one or more members of the board who are unable to perform their duties or whose seats are vacant (such person a “Designated Director”). In making such designation, the remaining members of the board may determine that a Designated Director shall be granted all of the rights and entrusted with all of the obligations of a member of the board as if he were formally appointed thereto by the general meeting of shareholders, including but not limited to the right to be appointed to any committees of the board, the right to attend, speak and vote at board and committee meetings and the right to represent the Company in accordance with article 18.1.

16.11	If all seats are vacant on the board or all members of the board are unable to perform their duties, the governance of the Company shall be temporarily entrusted to the person designated for that purpose by the general meeting of shareholders. Such designation terminates upon appointment of one or more members of the board at the next following general meeting of shareholders.

16.12	The general meeting of shareholders may at any time suspend or dismiss a director. If a resolution to suspend or dismiss a director is proposed by the board, that resolution may be passed by an absolute majority of the votes cast. If a resolution to suspend or dismiss a director is not proposed by the board, then the general meeting of shareholders may only adopt that resolution to suspend or dismiss a member of the board with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. It is not possible to hold a new meeting at which meeting the resolution can be adopted by the general meeting of shareholders, irrespective of the part of the capital present or represented at such meeting.

16.13	Any suspension by the general meeting of a director may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.14	A member of the board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

16.15	The general policy with regard to the remuneration of the directors shall be determined by the general meeting of shareholders, upon a proposal by the compensation committee of the board. Such remuneration policy shall at least cover the items in 2:383c through 2:383e DCC to the extent these relate to the members of the board.

16.16	On the basis of such general remuneration policy determined by the general meeting of shareholders, the board, upon the recommendation of the compensation committee, shall determine the remuneration (if any) of the directors.

17.	BOARD. DIVISION OF DUTIES. REGULATIONS. COMMITTEES.

17.1	Except for the limitations provided for in these articles of association, the board shall be charged with the governance of the Company.

17.2	The policy governing the general affairs of the Company shall be determined by the board. The executive directors shall be charged with the day-to-day affairs of the Company and the non-executive directors shall be charged with the supervision of (i) the day-to-day affairs of the Company and (ii) the preparation of proposals relating to the policy governing the general affairs of the Company.

17.3	The board may entrust the chief executive officer with the operational management of the Company and the business enterprise connected therewith. The board may also entrust the chief executive officer with the preparation of the decision making process of the board and the implementation of the decisions taken by the board, to the extent that the board has not instructed a committee to do so or has not decided otherwise. The chief executive officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other officers or other persons.

17.4	The board may draw up regulations governing the further division of duties between the members of the board and the internal organisation of the board. Such regulations may also contain an allocation of duties and delegation of powers to one or more directors or committees of directors, provided such rules do not violate the provisions of these articles of association. The board shall in any event have an audit committee, a nomination and corporate governance committee and a compensation committee. The board may in addition establish any other committee it deems appropriate.

17.5	Without prejudice to other provisions of these articles of association, resolutions of the board concerning a significant change to the identity or the nature of the Company or the business shall be subject to approval of the general meeting of shareholders, including in any case:

(a)	transfer of the enterprise of the Company, or substantially the entire enterprise of the Company, to a third party;

(b)	entering into or terminating any long-term co-operation by the Company or a subsidiary of the Company with another legal entity or company or as a fully liable partner in a limited partnership or a general partnership, if this co-operation or termination has far-reaching consequences for the Company; and

(c)	the acquisition or divestment by the Company or a subsidiary of the Company of a participation in the capital of another company worth at least one/third (1/3) of the Company’s gross assets according to its balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts.

The absence of approval by the general meeting of shareholders of a resolution as referred to in article 17.5 shall not affect the authority of the board or the executive directors to validly represent the Company.

18.	REPRESENTATION. CONFLICT OF INTERESTS.

18.1	The board is entitled to represent the Company. The chief executive officer, acting alone, is also entitled to represent the Company. The non-executive directors have no power to represent the Company.

18.2	The board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The board will determine their title.

18.3	In the event of a conflict of interests between the Company and a member of the board, the provisions of article 18.1 shall continue to apply unimpaired in respect of such member of the board. In the event of a conflict of interests, between the Company and a member of the board in his/her private capacity, any resolution in relation to such matter shall be subject to the approval of the board, but the absence of such approval shall not affect the authority of the board or the executive directors to represent the Company. A member of the board shall not participate in the discussions and/or decision making process in respect of any matter or transaction in relation to which he/she has a personal conflict of interest.

19.	MEETINGS AND RESOLUTIONS OF THE BOARD.

19.1	Resolutions of the board shall be validly adopted, if adopted by a simple majority of votes.

19.2	Each member of the board has the right to cast one (1) vote.

19.3	In case of absence from a meeting a member of the board may issue a proxy for that meeting but only to another member of the board.

19.4	No executive director shall participate in the decision making of the board with respect to (i) the determination of the remuneration of executive directors, (ii) the supervision of the executive directors’ management of the day-to-day affairs of the Company or (iii) the preparation of proposals relating to the policy governing the general affairs of Company.

19.5	The board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all members of the board and no member of the board has objected to this method of adoption of a resolution.

19.6	Meetings of the board may also be held by telephone conference communications, as well as by video conference communications, provided all participating directors can communicate with each other simultaneously.

19.7	A certificate signed by the chairperson or the Company secretary confirming that the board has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

19.8	The regulations of the board can include further provisions on the manner of convening board meetings, meetings of committees of the board and the internal procedure at such meetings of the board or committee meetings. If the board has adopted regulations governing its internal affairs, resolutions of the board or committee of the board shall be adopted in accordance with these articles of association and such regulations.

20.	INDEMNIFICATION.

20.1	To the fullest extent permitted by the law:

(a)

The Company hereby agrees to pay, protect hold harmless and indemnify each current or former director and each current or former officer of the Company, who in such capacity acts or has acted or omitted to act on behalf of the Company, or at the request of the Company, any other company, cooperation, joint venture, partnership, trust or other enterprise (the “Indemnitee”) if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity (the “Indemnification”).

(b)	The Indemnification shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

(c)	The Company may enter into indemnity agreements with any current or former directors of the Company or its subsidiaries as well as with any current or former officers, representatives, agents or employees of the Company or any of its subsidiaries.

20.2	Advance Payment of Expenses

To the fullest extent permitted by the law, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.

20.3	Procedure for Indemnification; Notification and Defense of Claim

20.3.1	Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this article 20, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for Indemnification, will not relieve the Company from any liability that it may have to Indemnitee under this article 20, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain Indemnification, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to Indemnification.

20.3.2

With respect to any action, suit or proceeding of which the Company is so notified, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorised in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee or any other person entitled to a similar indemnity from the Company with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

20.3.3	To the fullest extent permitted by the law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with article 20.3.2 will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under article 20.1.

20.3.4	The determination whether to grant the Indemnification request shall be made promptly and in any event within thirty (30) days following the Company’s receipt of a request for Indemnification in accordance with article 20.3.1. If the Company determines that Indemnitee is entitled to such Indemnification or, as contemplated by article 20.3.3, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such thirty (30) day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant the Indemnification shall not have been made within such thirty (30) day period, the requisite determination of entitlement to Indemnification shall, subject to article 20.3.6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such Indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for Indemnification, or (ii) a prohibition of such Indemnification under the law.

20.3.5	In the event that (i) the Company determines in accordance with article 20.3 that Indemnitee is not entitled to Indemnification (ii) the Company denies a request for Indemnification, in whole or in part, or fails to respond or make a determination of entitlement to Indemnification within thirty (30) days following receipt of a request for Indemnification as described above, (iii) payment of Indemnification is not made within such thirty (30) day period, (iv) advancement of expenses is not timely made in accordance with article 20.2, or (v) the Company or any other person takes or threatens to take any action to declare the Indemnification void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such Indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to Indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the law.

20.3.6	Indemnitee shall be presumed to be entitled to Indemnification and advancement of expenses upon submission of a request therefor in accordance with article 20.2 or 20.3, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to Indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

20.4	Limitation on Indemnification

Notwithstanding any other provision in this article 20 to the contrary, the Company shall not be obligated:

(a)	Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to Indemnification or advancement of expenses and (ii) an action, suit or proceeding (or part thereof) was authorised or consented to by the board, it being understood and agreed that such authorisation or consent shall not be unreasonably withheld in connection with any compulsory or advisory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable.

(b)	Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this article 20, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to Indemnification or advancement of expenses hereunder (in which case such Indemnification or advancement shall be to the fullest extent permitted by the law), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to Indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this paragraph is intended to limit the Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret the Indemnification.

(c)	Disgorgement of profits. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the law.

(d)	Fraud, Wilful Recklessness or Serious Culpability. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to have been knowingly fraudulent (opzet) or constitute wilful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid).

(e)	Prohibited by Law. To indemnify Indemnitee in any circumstance where such Indemnification has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to be prohibited by law.

20.5	Certain Settlement Provisions

The Company shall have no obligation to indemnify Indemnitee for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

CHAPTER VII GENERAL MEETINGS OF SHAREHOLDERS.

21.	ANNUAL AND EXTRAORDINARY MEETINGS OF SHAREHOLDERS.

21.1	A general meeting of shareholders shall be held at least annually, at which inter alia the following items shall be considered:

(a)	the annual written report prepared by the board on the business of the Company and the board’s conduct of the affairs of the Company over the past financial year;

(b)	the adoption of the Annual Accounts;

(c)	other proposals raised for consideration by the board, such as the designation of the board as the body competent to issue shares and to restrict or exclude the pre-emptive right upon issues of new shares and the authorisation of the board to have the Company acquire and take in pledge shares in the capital of the Company or depository receipts thereof;

(d)	the discharge from liability of the members of the board for their governance and management in the last financial year;

(e)	the appointment of directors;

(f)	the appointment of the Company’s Accountant;

(g)	each substantial change in the corporate governance structure of the Company; and

(h)	other items placed on the agenda by shareholders in accordance with the provisions of article 21.6 and applicable law.

21.2	The annual general meeting of shareholders shall be held, at the latest, within six (6) months of the close of the Company’s financial year.

21.3	Other general meetings of shareholders shall be held whenever the board resolves to convene such a meeting.

21.4	The shareholders shall be called to attend a general meeting of shareholders by or on behalf of the board.

21.5	The convening notice for a general meeting of shareholders shall be published not later than on the day prescribed by applicable law prior to the date of the meeting.

21.6

The convening notice shall state the agenda of the subjects to be considered at the meeting, the time and place of the meeting, the record date and the procedure for participation in the meeting by means of written proxies or, in the event that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the fact that the shareholders may take cognizance of such matters at the office of the Company. This is without prejudice to the provisions in article 23.6 in respect of conditions for the use of electronic means of communication set by the board, article 23.8 in respect of depositing proof of rights to attend general meetings or article 27.3 in respect of a proposal for the amendment of these articles of association.

21.7	If and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the convening notice shall in addition to the items mentioned in article 21.6 also state the procedure for participation in the meeting and manner of exercise of voting rights by electronic means of communication set by the board in accordance with article 23.6 and the address of the Company’s website.

21.8	If and when the shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall no later than on the forty-second day prior to the date of the meeting publish and keep available for a period of at least one year thereafter on its website the following:

(a)	the convening notice stating the time and place of the meeting, the agenda for the meeting and the right for shareholders to attend the meeting;

(b)	to the extent applicable, documents that will be submitted to the general meeting of shareholders;

(c)	proposals for resolutions to be taken or, if no proposals for resolutions will be submitted to the general meeting of shareholders, the explanatory notes to the items that will be considered at the meeting;

(d)	to the extent applicable, proposals for resolutions in respect of items placed on the agenda by shareholders in accordance with the provisions of article 21.621.9;

(e)	to the extent applicable, proxy forms and forms in respect of the exercise of voting rights by proxy; and

(f)	the total number of issued shares and voting rights as per the date of the convening notice. If the total number of issued shares and voting rights at the record date as meant in article 23.7 is different, the Company shall on the first business day after the record date announce to its shareholders by means of publication on its website the total number of issued shares and voting rights as per the record date.

21.9

Shareholders who qualify to do so under applicable law or regulation can request the board in writing (excluding e-mail) to place a matter on the agenda for the general meeting of shareholders, provided that such request is accompanied by reasons and provided further that the Company receives such reasoned request or proposal for the resolution to be taken, at least sixty (60) days prior to the date of the general meeting of shareholders concerned. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholder(s) is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

21.10	Without prejudice to article 21.9, the board, acting reasonably, may in the interests of good governance and the orderly conduct of the general meeting of shareholders, establish a policy, to be published on the Company’s website, regarding additional information which any shareholder seeking to place a matter on the agenda in accordance with article 21.9 shall be required to furnish to the Company in the reasoned written request referred to in article 21.9.

21.11	One or more shareholders, who jointly represent at least one-tenth (1/10) of the issued capital or such lesser amount as is provided in the articles, may, on their application, be authorised by the interim provisions judge of the district court to convene a general meeting of shareholders. The interim provisions judge shall disallow the application if it does not appear to him that the applicants have previously requested the board in writing (excluding e-mail), stating the exact matters to be considered, to convene a general meeting of shareholders and the board has taken the necessary steps so that the general meeting of shareholders could be held within six (6) weeks after the request.

21.12	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

21.13	The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts issued with the cooperation of the Company at the office of the Company in The Netherlands.

21.14	The board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the board invokes an overriding interest, it must give reasons therefor.

21.15	The board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

22.	PLACE OF MEETING. CONVENING NOTICE.

22.1	The general meeting of shareholders will be held in Amsterdam, Rotterdam or Haarlemmermeer (Schiphol Airport).

22.2	All convening notices shall be published in a Dutch nationally distributed newspaper, and further in such manner as the board may determine. In addition, the holders of bearer shares may be given convening notices either by means of an announcement made via the internet which is directly and permanently accessible until the general meeting of shareholders, and the holders of registered shares shall be given convening notices either addressed to the addressee of those shareholders mentioned in the shareholders’ register or by e-mail to the address notified by him to the Company for this purpose. Each convening notice shall state the place and time of the meeting.

22.3	Notwithstanding the provisions of article 22.2, if and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) all convening notices shall be published by electronic means of communication which is directly and permanently accessible until the general meeting of shareholders.

23.	CHAIRPERSON. MINUTES. RIGHTS TO ATTEND MEETINGS. DECISION-TAKING PROCESS.

23.1	The chairperson of the board will act as chairperson of the general meeting of shareholders or, in case of his absence, the vice chairperson of the board or, in case of his absence, one of the other members of the board to be designated by the board. If no member of the board is present at the relevant meeting, the general meeting of shareholders itself will designate its chairperson.

23.2	Minutes of the meetings will be kept at each meeting by the secretary of the board or, in case of his absence, by the deputy secretary of the board (if one has been appointed), which minutes will be confirmed and signed by the chairperson of the relevant meeting and the minutes secretary unless, at the request of the parties having convened the meetings, an official record is to be drawn up by a civil law notary designated by them, in which case said official record need only be signed by the civil law notary.

23.3	The draft minutes of the general meeting of shareholders shall be made available by the board, on request, to shareholders as well as those entitled to attend general meetings by way of publication on the Company’s website no later than three (3) months after the end of the meeting. The minutes shall then be adopted in the manner as described in art. 23.2.

23.4	If an official notarial record has been drawn up, the official notarial record shall be made available to shareholders as well as those entitled to attend general meetings, on request, no later than three (3) months after the end of the general meeting of shareholders.

23.5	Every shareholder, every pledgee who holds voting rights on the relevant shares and every usufructuary who holds voting rights on the relevant shares is competent, either personally or through a proxy duly authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise such voting rights.

23.6	The board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries or their proxies authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The board may set conditions for the use of electronic means of communication as long as such conditions are reasonable and necessary to ensure proper identification of the shareholders and that such electronic means of communication are reliable and safe. If the board sets any such conditions same shall be announced in the convening notice of the relevant meeting.

23.7	The board may determine that the provisions of article 23.5 will be applicable to those who (i) are a shareholder, pledgee or usufructuary (provided such pledgee or usufructuary holds the voting rights on the relevant shares) on the date which is twenty eight (28) days prior to the date of the meeting, such date hereinafter in this article referred to as: the “record date”, and (ii) are registered in a register (or one or more parts thereof) designated thereto by the board, hereinafter in this article referred to as: the “register”, in as far as (iii) at the request of the relevant shareholder, pledgee or usufructuary, the holder of the register has notified the Company in writing prior to the general meeting of shareholders that the relevant shareholder, pledgee or usufructuary has the intention to attend the general meeting of shareholders, regardless who will be the shareholder, pledgee or usufructuary at the time of the general meeting of shareholders The notification will state the name and the number of shares for which the such shareholder, pledgee or usufructuary is entitled to attend the general meeting of shareholders. The provision above under (iii) on the notification to the Company will also apply to the proxy authorised in writing of an applicant.

23.8	In the event the board does not exercise its power referred to in article 23.7 and provided that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the shareholders and pledgees and usufructuaries holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights to attend such meetings at the office of the Company or at a place designated for this purpose in the convening notice for the meeting not later than on the seventh day prior to the meeting.

23.9	Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as proxy, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

23.10	Those who have been authorised in writing shall present the relevant proxies at the general meeting of shareholders. The board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

23.11	If the board has determined that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication as contemplated by article 23.6, the shareholders may inform the Company of their proxy by electronic means of communication.

23.12	Every share will carry the right to cast one (1) vote.

23.13	The chairperson shall determine the manner of voting.

23.14	All resolutions for which the law or these articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast. Except as otherwise provided by law or these articles of association there shall be no quorum requirement.

23.15	Abstentions will be regarded as votes not cast.

23.16	The opinion of the chairperson that a resolution has been passed by the general meeting of shareholders, is decisive. The same applies to the text of a resolution passed on the basis of an oral proposal. If the opinion of the chairperson on a resolution is challenged, a majority of the parties entitled to vote and present at the meeting may request a second ballot be held. If the votes in the original ballot were not cast in writing, any party entitled to vote and present at the meeting may request the new ballot. The results of the new ballot shall be legally binding.

23.17	A certificate signed by the chairperson and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

23.18	The board shall keep a record of resolutions adopted by the general meeting of shareholders. Such record shall be available at the office of the Company for inspection by the shareholders and the holders of depositary receipts issued for its shares with the cooperation of the Company. Each of them shall, upon request, be provided with a copy or extract from such record at no more than cost.

23.19

If and when shares of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall in respect of each resolution adopted by the general meeting of shareholders determine the total number of shares in respect of which valid votes have been cast, the percentage such number of shares represents of the total issued capital, the total number of validly cast voting rights and the number of voting rights cast in favour and against the adopted resolution and number of abstentions.

23.20	The Company shall publish the information as meant in article 23.18 or 23.19 on its website no later than fifteen days after the date of the meeting and keep the information available on its website for a period of at least one year thereafter.

CHAPTER VIII MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.	MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.1	Meetings of holders of ordinary shares or preference shares will be convened by the board.

24.2	Without prejudice to the provisions laid down in articles 6.4, 9.5, 17.4 and 16.12 all resolutions of meetings of a class of shareholders will be passed by absolute majority of votes cast and except as otherwise required by law or these articles of association, there shall be no quorum requirement.

24.3	The provisions of articles 21.5 through 21.6 and articles 22 and 23 will be correspondingly applicable to the meeting of holders of ordinary shares or preference shares.

CHAPTER IX ANNUAL ACCOUNTS. PROFIT.

25.	FINANCIAL YEAR AND ANNUAL ACCOUNTS.

25.1	The financial year of the Company will coincide with the calendar year.

25.2	Annually, within four (4) months after the end of the financial year of the Company, the board will compile an annual account and annual report.

25.3	The Company shall grant an assignment to an Accountant to audit the Annual Accounts. The general meeting of shareholders is authorised to grant such assignment. If the general meeting of shareholders does not grant the assignment, the board is authorised to grant an Accountant the assignment to audit the Annual Accounts. The board acting upon recommendation of its audit committee, may make a proposal to the general meeting of shareholders as to which Accountant should be granted such assignment.

25.4	The general meeting of shareholders may adopt the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall be invited to attend and entitled to address this meeting.

25.5	The Annual Accounts will be signed by all members of the board. Should any signature(s) be absent from the Annual Accounts, the reason(s) therefor will be stated.

25.6	The Annual Accounts and the annual report supplemented with (i) the Accountant’s certificate or, if such Accountant’s certificate is absent, the reason(s) therefor, (ii) a summary of the provisions in these articles of association in respect of the appropriation of the profit, (iii) a statement of the appropriation of the profit or the treatment of the loss or, as long as the same is not established, the proposed appropriation or treatment, a statement of the number of profit sharing certificates and similar rights, mentioning the rights conferred thereby, (v) a statement of post-balance sheet date events which have material financial consequences for the legal person together with the companies included in its consolidated annual accounts mentioning the extent of such consequences and (vi) a statement of existing branches and the countries where such branches are located accompanied with the trade names of such branches if these trade names deviate from the name of the Company, will be deposited at the office of the Company, for perusal by the shareholders as of the date of the convening notice for the annual meeting. Said shareholders may peruse the documents there and obtain a copy thereof free of charge. Furthermore, anyone else may inspect the documents referred to in the first sentence of this article 25.6, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

25.7	The Annual Accounts shall be published within eight (8) days after having been adopted. They will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English at the office of the Dutch commercial register. The date of adoption shall be stated on the copy.

26.	APPROPRIATION OF PROFIT. DISTRIBUTIONS.

26.1

Each preference share shall be entitled to an annual dividend in an amount equal to a percentage calculated over the sum of (i) the nominal value of such preference share plus (ii) the pro rata portion of the balance of the share premium reserve attributable to such preference share which dividend shall be allocated each year to the share profit reserve of the class of preference shares concerned unless the board determines that such dividend shall be distributed. If preference shares are issued and outstanding only for part of the year or if the share premium reserve attributable to such preference shares has increased or decreased during the relevant year then such dividend will only be calculated over such portion of the year that such preference shares were issued and outstanding on the basis of actual days elapsed and a three hundred and sixty-five (365) day (or three hundred and sixty-six (366) days in case of a leap year) or such portion of the relevant share premium reserve, as the case may be. The percentage referred to in the previous sentence shall, for the preference shares A, be equal to the average of the EURIBOR interest rate charged for cash loans with a term of twelve months as set by the European Central Bank – weighted by the number of days to which this interest was applicable – during the financial year for which this distribution is made, increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board which margin may vary for each individual series of preference shares A and, for the preference shares B, shall be equal to a fixed rate with a minimum of four percent (4%) per annum increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board. If and to the extent that profits are not sufficient to pay the dividends on the preference shares in full, the shortfall shall be paid out of the reserves of the Company, with the exception of any reserves that were formed as share premium reserves upon the issue of any preference shares. If the profits of a year are not sufficient to make such dividend allocations on the preference shares referred to above and if the shortfall cannot be compensated in whole or in part from the reserves referred to above, the holders of preference shares shall first receive the backlog together with a further amount determined by multiplying the backlog by the percentage specified in this article 26 for the preference shares to which the backlog relates, compounding on each anniversary of the day on which the backlog arose at the expense of the profits of subsequent years before the provisions of the following paragraphs shall apply. The amount referred to in the previous paragraph shall be allocated to the share profit reserve of the class of preference shares concerned unless the board determines that such amount shall be distributed accordingly.

26.2	The board shall determine if and to what extent the profit remaining after application of article 26.1 shall be reserved it being understood that holders of preference shares are not entitled to any further distributions. The profits which are not reserved by the board shall be distributed to the holders of ordinary shares pro rata the number of shares held by each such shareholder.

26.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.

26.4	Distribution of profits shall take place after the adoption of the Annual Accounts from which it appears that the distribution is permitted.

26.5	Subject to any accrued preference dividends contemplated in article 26.1 having been paid the board may pass a resolution for the distribution of an interim dividend provided the requirement of article 26.3 is fulfilled as evidenced by an interim specification of equity.

26.6	Subject to article 26.3, the board may resolve to make distributions from share premium reserves, share profit reserves and any other distributable reserves, which may be interim distributions.

26.7	The board will decide at what places and as of what dates and in which currency dividends and other distribution on shares will be made payable and will announce this by means of an advertisement in a nationally distributed daily newspaper in The Netherlands and further in such manner as the board may deem desirable.

26.8	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

26.9	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

26.10	If the profit and loss account in any year shows any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

26.11	The board may pass a resolution for distributions of profit or other distributable reserves in cash or in other assets of whatever kind owned by the Company.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION. LIQUIDATION.

27.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

27.1	A resolution for the amendment of these articles of association or dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the board. A proposal to amend the articles of association whereby any change would be made in the rights of the holder of shares in a specific class in their capacity as such will require the prior approval of the meeting of holders of the shares in that specific class.

27.2	A resolution for the merger (juridische fusie) or demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the board.

27.3	If a proposal for amendment of these articles of association or dissolution of the Company is made to the general meeting of shareholders, this shall, without exception, be stated in the actual convening notice for said meeting and – if it concerns an amendment of these articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company in The Netherlands as well as at the office of the Company in each of those countries where the shares, on the application of the Company, have been admitted for official trading and further at such other places as the board may deem desirable for perusal by every shareholder until the end of the meeting.

28.	LIQUIDATION.

28.1	In case of dissolution of the Company by virtue of a resolution of the general meeting of shareholders, the board will be charged with the liquidation of the affairs of the Company. Upon dismissal by the district court of a liquidator, the Company can appoint one or more other liquidators. If there are no liquidators, the district court shall appoint one or more liquidators upon an application of any interested party or upon the requisition of the public prosecutor’s office. A liquidator appointed by the district court shall be entitled to a remuneration to be set by it.

28.2	During the liquidation, the provisions of these articles of association will, as much as possible, continue to be effective.

28.3	Out of the balance remaining after payment of all debts first, if possible, all holders of preference shares shall have returned to them the amount paid-up (being the nominal value and share premium (if any)) on their preference shares, increased with the accrued but unpaid dividend on the relevant preference shares at the time of liquidation calculated over the period up to and including the day on which the balance is made payable. The remainder shall be transferred to the holders of ordinary shares in proportion to the aggregate nominal value of their respective holding of ordinary shares.

28.4	The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 DCC.

SCHEDULE 3

PROPOSED ARTICLES OF ASSOCIATION OF NIELSEN HOLDINGS PLC

CLIFFORD CHANCE LLP

Draft: 17 February 2015

Company No. 9422989

INCORPORATED UNDER THE COMPANIES ACT 2006

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

NIELSEN HOLDINGS PLC

Incorporated on 4 February 2015

Adopted on [—]

APPOINTMENT OF DIRECTORS		14

26.	Number of directors	14

27.	Methods of appointing directors	14

28.	Termination of director’s appointment	16

29.	Directors’ fees	17

30.	Directors’ additional remuneration	17

31.	Directors’ pensions and other benefits	17

32.	Remuneration of executive directors	18

33.	Directors’ expenses	18

PART 3 DECISION-MAKING BY MEMBERS		19

ORGANISATION OF GENERAL MEETINGS		19

34.	Annual general meetings	19

35.	Calling general meetings	19

36.	Notice of general meetings	19

37.	Attendance and speaking at general meetings	21

38.	Meeting security	21

39.	Quorum for general meetings	21

40.	Chairing general meetings	22

41.	Conduct of meeting	22

42.	Attendance and speaking by directors and non-members	23

43.	Dissolution and adjournment if quorum not present	23

44.	Adjournment if quorum present	24

45.	Notice of adjourned meeting	24

46.	Business at adjourned meeting	25

VOTING AT GENERAL MEETINGS		25

47.	Voting: general	25

48.	Errors and disputes	26

49.	Procedure on a poll	26

50.	Appointment of proxy	26

51.	Content of proxy notices	27

52.	Delivery of proxy notices	27

53.	Corporate representatives	28

54.	Termination of authority	28

55.	Amendments to resolutions	28

RESTRICTIONS ON MEMBERS’ RIGHTS		29

56.	No voting of shares on which money owed to company	29

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS		29

57.	Variation of class rights	29

58.	Failure to disclose interests in shares	30

PART 4 SHARES AND DISTRIBUTIONS ISSUE OF SHARES		32

59.	Allotment	32

60.	Powers to issue different classes of share	33

61.	Rights and restrictions attaching to shares	33

62.	Sterling Shareholder	35

63.	Payment of commissions on subscription for shares	35

64.	Purchase of own shares	36

INTERESTS IN SHARES		36

65.	Company not bound by less than absolute interests	36

SHARE CERTIFICATES		36

66.	Certificates to be issued except in certain cases	36

67.	Contents and execution of certificates	37

68.	Consolidated certificates	37

69.	Replacement certificates	38

PARTLY PAID SHARES		38

70.	Company’s lien over partly paid shares	38

71.	Enforcement of the company’s lien	39

72.	Call notices for Partly Paid Shares	40

73.	Liability to pay calls for Partly Paid Shares	40

74.	When call notice for Partly Paid Shares need not be issued	41

75.	Failure to comply with call notice: automatic consequences	41

76.	Payment of uncalled amount in advance	42

77.	Notice of intended forfeiture	42

78.	Directors’ power to forfeit shares	42

79.	Effect of forfeiture	42

80.	Procedure following forfeiture	43

81.	Surrender of shares	44

UNTRACED SHAREHOLDERS		44

82.	Power of sale	44

83.	Application of proceeds of sale	45

TRANSFERS AND TRANSMISSION OF SHARES		45

84.	Transfers of shares	45

85.	Transmission of shares	46

86.	Transmittees’ rights	46

87.	Exercise of transmittees’ rights	47

88.	Transmittees bound by prior notices	47

CONSOLIDATION/DIVISION OF SHARES		47

89.	Procedure for disposing of fractions of shares	47

DISTRIBUTIONS		49

90.	Procedure for declaring dividends	49

91.	Calculation of dividends	49

92.	Payment of dividends and other distributions	50

93.	Deductions from distributions in respect of sums owed to the company	51

94.	No interest on distributions	52

95.	Unclaimed distributions	52

96.	Non-cash distributions	53

97.	Waiver of distributions	53

98.	Scrip dividends	53

CAPITALISATION OF PROFITS AND RESERVES		55

99.	Authority to capitalise and appropriation of capitalised sums	55

100.	Record dates	56

PART 5 MISCELLANEOUS PROVISIONS COMMUNICATIONS		56

COMMUNICATIONS		56

101.	Means of communication to be used	56

102.	Loss of entitlement to notices	58

ADMINISTRATIVE ARRANGEMENTS		59

103.	Secretary	59

104.	Change of name	59

105.	Authentication of documents	59

106.	Company seals	59

107.	Records of proceedings	60

108.	Destruction of documents	60

109.	Accounts	61

110.	Provision for employees on cessation of business	62

111.	Winding up of the company	63

DIRECTORS’ INDEMNITY AND INSURANCE		63

112.	Indemnity of officers and funding directors’ defence costs	63

113.	Insurance	65

Draft: 17 February 2015

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1.	DEFINED TERMS

1.1	In the articles, unless the context requires otherwise:

“Act” means the Companies Act 2006;

“articles” means the Company’s articles of association;

“associate” means any body corporate in which a company is interested directly or indirectly so that it is able to exercise or control the exercise of 20 per cent. or more of the votes eligible to be cast at general meetings on all, and substantially all, matters;

“auditors” means the auditors from time to time of the Company;

“bankruptcy” includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy and, for the avoidance of doubt, includes individual insolvency proceedings in any country which has jurisdiction over the Company which have an effect similar to that of bankruptcy;

“business day” means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London and New York;

“call” has the meaning given in article 72.1;

“call notice” has the meaning given in article 72.1;

“certificate” means a paper certificate evidencing a person’s title to specified shares or other securities;

“chairman” means the person appointed to that role pursuant to article 14.1;

“chairman of the meeting” has the meaning given in article 40.4;

“clear days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“company” includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;

“Company” means Nielsen Holdings plc, a company incorporated in England and Wales (registered number 9422989);

“Companies Acts” means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

“company’s lien” has the meaning given in article 70.1;

“corporate representative” has the meaning given in article 53.1;

Draft: 17 February 2015

“director” means a director of the Company, and includes any person occupying the position of director, by whatever name called;

“Disclosure and Transparency Rules” mean the Disclosure Rules and Transparency Rules of the UK Financial Conduct Authority made pursuant to Part VI of FSMA, as revised from time to time;

“distribution recipient” has the meaning given in article 92.5;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“FSMA” means the Financial Services and Markets Act 2000;

“fully paid” in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;

“Group” means the Company and its subsidiaries and subsidiary undertakings from time to time;

“holder” in relation to a share means the person whose name is entered in the register of members as the holder of that share;

“instrument” means a document in hard copy form;

“lien enforcement notice” has the meaning given in article 71;

“member” means a member of the Company including, for the avoidance of doubt, the holders of shares in the Company;

“Model Articles” means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;

“NYSE” means the New York Stock Exchange;

“Ordinary Shares” means ordinary shares of EUR 0.07 each in the capital of the Company, having the rights and restrictions set out in article 61;

“paid” and “paid up” mean paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in article 11.1 and “participating director” shall be construed accordingly;

“partly paid” in relation to a share means that part of that share’s nominal value and any premium at which it was issued which has not been paid to the Company;

“proxy notice” has the meaning given in article 51.1;

“qualifying person” means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;

Draft: 17 February 2015

“register” means the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share;

“seal” means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;

“secretary” means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;

“senior holder” means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;

“shares” means any shares in the Company;

“Sterling Non-Voting Shares” means the sterling non-voting shares of the Company with a nominal value of £1 each, having the rights and restrictions set out in article 61.6;

“Sterling Shareholder” means any person appointed by the Company to hold the Sterling Non-Voting Shares;

“subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act and for the purposes of this definition, a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2	Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3	Where an ordinary resolution of the members is expressed to be required for any purpose, a special resolution of the members is also effective for that purpose.

1.4	References to a “meeting” shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5	The headings in the articles do not affect their interpretation.

1.6	References to any statutory provision or statute include all modifications and re-enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

Draft: 17 February 2015

1.7	The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8	In the articles, words importing one gender shall include each gender and a reference to a “spouse” shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.	MODEL ARTICLES OR REGULATIONS NOT TO APPLY

No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

PART 2

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

4.	DIRECTORS’ GENERAL AUTHORITY

4.1	Subject to the Act and the articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2	No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3	The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4	The directors can appoint a person (not being a director) to an office having the title including the word “director” or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person’s title includes “director”, this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

4.5	The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6	Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

Draft: 17 February 2015

5.	MEMBERS’ RESERVE POWER

5.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

5.2	No such special resolution invalidates anything that the directors have done before that resolution is passed.

5.3	Without prejudice to other provisions of the articles, resolutions of the directors concerning a significant change to the identity or the nature of the Company or the business of the Company shall be subject to approval of members in a general meeting, including resolutions to:

5.3.1	transfer all, or substantially all, of the assets of the Company to a third party;

5.3.2	enter into or terminate any long-term co-operation by the Company, or a subsidiary of the Company, with another legal entity or company or as a fully liable partner in a limited partnership or a general partnership, if the co-operation or termination has material consequences for the Company; and

5.3.3	effect any investment in or divestment of shares in any other company by the Company, or a subsidiary of the Company, with a value exceeding one-third of the Company’s gross assets as calculated on the basis of the Company’s balance sheet or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet as included in the Company’s latest annual accounts.

5.4	The absence of approval by the members in a general meeting of a resolution of the directors for matters referred to in article 5.3 shall not invalidate a transaction as against a third party.

6.	BORROWING POWERS

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

7.	DIRECTORS MAY DELEGATE

7.1	Subject to the articles, the directors may delegate any of the powers, authorities and discretions which are conferred on them under the articles:

7.1.1	to such person or committee;

7.1.2	by such means (including by power of attorney);

Draft: 17 February 2015

7.1.3	to such an extent;

7.1.4	in relation to such matters or territories; and

7.1.5	on such terms and conditions;

as they think fit.

7.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers, authorities and discretions by any person to whom they are delegated.

7.3	If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4	Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.	COMMITTEES

8.1	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

8.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles.

DECISION-MAKING BY DIRECTORS

9.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1	Decisions of the directors may be taken:

9.1.1	at a directors’ meeting; or

9.1.2	in the form of a directors’ written resolution in accordance with article 24.

10.	CALLING A DIRECTORS’ MEETING

10.1	Any director may call a directors’ meeting.

10.2	The secretary must call a directors’ meeting if a director so requests.

10.3	A directors’ meeting is called by giving notice of the meeting to the directors.

10.4	Notice of any directors’ meeting must indicate:

10.4.1	its proposed date and time (which shall not be less than 48 hours after the notice is given);

Draft: 17 February 2015

10.4.2	where it is to take place; and

10.4.3	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5	Notice of a directors’ meeting must be given to each director, but need not be in writing.

10.6	Notice of a directors’ meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.	PARTICIPATION IN DIRECTORS’ MEETINGS

11.1	Subject to the articles, directors “participate” in a directors’ meeting, or part of a directors’ meeting, when:

11.1.1	the meeting has been called and takes place in accordance with the articles; and

11.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether a director is participating in a directors’ meeting, it is irrelevant where the director is or how he communicates with the others.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	QUORUM FOR DIRECTORS’ MEETINGS

12.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2	The quorum for directors’ meetings may be fixed from time to time by a decision of the directors and unless otherwise fixed it is two.

13.	MEETINGS WHERE TOTAL NUMBER OF DIRECTORS LESS THAN QUORUM

13.1	This article 13 applies where the total number of directors for the time being is less than the quorum for directors’ meetings.

13.2	If there is only one director, that director may appoint sufficient directors to make up a quorum or may call a general meeting to do so.

Draft: 17 February 2015

14.	CHAIRING DIRECTORS’ MEETINGS

14.1	The directors may appoint a director to chair their meetings.

14.2	The directors may appoint other directors as vice, deputy or assistant chairmen to chair directors’ meetings in the chairman’s absence.

14.3	The directors may terminate the appointment of the chairman, vice, deputy or assistant chairman at any time.

14.4	If neither the chairman nor any director appointed generally to chair directors’ meetings in the chairman’s absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

15.	VOTING AT DIRECTORS’ MEETINGS: GENERAL RULES

15.1	Subject to the articles, a decision is taken at a directors’ meeting by a majority of the votes of the participating directors.

15.2	Subject to the articles, each director participating in a directors’ meeting has one vote.

DIRECTORS’ INTERESTS

16.	DIRECTORS’ INTERESTS

A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

17.	DIRECTORS’ INTERESTS OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

17.1	The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

17.2	Any authorisation under article 17.1 will be effective only if:

17.2.1	any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

17.2.2	the matter was agreed to without such directors voting or would have been agreed to if such directors’ votes had not been counted.

17.3	The directors may give any authorisation under article 17.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

17.4	For the purposes of articles 16 to 22 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and “interest” includes both direct and indirect interests.

Draft: 17 February 2015

18.	CONFIDENTIAL INFORMATION AND ATTENDANCE AT DIRECTORS’ MEETINGS

18.1	A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

18.1.1	fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

18.1.2	does not use or apply any such information in performing his duties as a director of the Company.

However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 18.1 applies only if the existence of that relationship has been authorised by the directors under article 17.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

18.2	Where the existence of a director’s relationship with another person has been authorised by the directors under article 17.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, without prejudice to the provisions of article 22, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

18.2.1	absents himself from meetings of the directors or a committee of directors (or the relevant portions thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

18.2.2	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists, provided that if a majority of the independent directors of the Company so determine (excluding any independent director who is conflicted in respect of the particular matter), such conflicted director may be permitted to participate in the relevant meeting (or part thereof), and to receive documents and information relating to the matter, but not to vote (save to the extent that such participation or access to such documents and information would constitute a breach of applicable competition law or regulation).

Draft: 17 February 2015

18.3	The provisions of articles 18.1 and 18.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

18.3.1	disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

18.3.2	attending meetings or discussions or receiving documents and information as referred to in article 18.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

19.	DECLARATION OF INTERESTS IN PROPOSED OR EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

19.1	A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

19.2	A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 19.1.

19.3	Any declaration required by article 19.1 may (but need not) be made:

19.3.1	at a meeting of the directors;

19.3.2	by notice in writing in accordance with section 184 of the Act; or

19.3.3	by general notice in accordance with section 185 of the Act.

19.4	Any declaration required by article 19.2 must be made:

19.4.1	at a meeting of the directors;

19.4.2	by notice in writing in accordance with section 184 of the Act; or

19.4.3	by general notice in accordance with section 185 of the Act.

19.5	If a declaration made under article 19.1 or 19.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 19.1 or 19.2 as appropriate.

19.6	A director need not declare an interest under this article 19:

19.6.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

19.6.2	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

Draft: 17 February 2015

19.6.3	if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

19.6.4	if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

20.	ABILITY TO ENTER INTO TRANSACTIONS AND ARRANGEMENTS WITH THE COMPANY NOTWITHSTANDING INTEREST

20.1	Subject to the Act and provided that he has declared to the directors the nature and extent of any direct or indirect interest of his in accordance with article 19 or where article 19.6 applies and no declaration of interest is required, a director notwithstanding his office:

20.1.1	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

20.1.2	may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

20.1.3	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested.

21.	REMUNERATION AND BENEFITS

21.1	A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

21.1.1	the acceptance, entry into or existence of which has been authorised by the directors under article 17.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

21.1.2	which he is permitted to hold or enter into by virtue of article 20 or otherwise under these articles,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 17.1 or 20 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

22.	GENERAL VOTING AND QUORUM REQUIREMENTS

22.1	Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to a resolution concerning any of the following matters:

22.1.1	the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

Draft: 17 February 2015

22.1.2	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

22.1.3	a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

22.1.4	a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a “relevant company”), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital (excluding any shares of that class held as treasury shares) in the relevant company or of the voting rights available to members of the relevant company;

22.1.5	a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

22.1.6	a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

22.2	A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 22) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

Draft: 17 February 2015

22.3	If a question arises at a meeting as to the materiality of a director’s interest or as to the entitlement of a director to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the director in question) whose majority vote is conclusive and binding on all concerned.

22.4	The members may by ordinary resolution suspend or relax the provisions of articles 16 to 22 to any extent. Subject to the Act, the members may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 16 to 22.

23.	PROPOSING DIRECTORS’ WRITTEN RESOLUTIONS

23.1	Any director may propose a directors’ written resolution.

23.2	The secretary must propose a directors’ written resolution if a director so requests.

23.3	A directors’ written resolution is proposed by giving written notice of the proposed resolution to each director.

23.4	Notice of a proposed directors’ written resolution must indicate:

23.4.1	the proposed resolution;

23.4.2	the time by which it is proposed that the directors should adopt it; and

23.4.3	the manner in which directors can indicate their agreement in writing to it, for the purposes of article 24.

24.	ADOPTION OF DIRECTORS’ WRITTEN RESOLUTIONS

24.1	A proposed directors’ written resolution is adopted when all the directors entitled to vote at a meeting of the board or of a committee of the board in respect of the proposed resolution (being not less than the number of directors required to form a quorum at a duly convened meeting) have signed one or more copies of it, or have otherwise indicated their agreement in writing to it (which may include by electronic means). A director indicates his agreement in writing to a proposed directors’ written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director’s agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

24.2	It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

24.3	Once a directors’ written resolution has been adopted, it must be treated as if it had been a decision taken at a directors’ meeting or committee meeting in accordance with the articles. All directors shall be notified after a director’s written resolution has been passed.

Draft: 17 February 2015

25.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

26.	NUMBER OF DIRECTORS

26.1	Unless and until otherwise decided by the members by ordinary resolution the minimum number of directors shall be two, one of whom shall be a non-executive director.

26.2	Subject to articles 26.1 and 26.3, the directors shall determine the number of executive directors and the number of non-executive directors.

26.3	The composition of the board and, if applicable, each director shall satisfy the requirements of applicable law and any securities exchange on which the Company’s securities are listed.

26.4	Only natural persons can be non-executive directors.

26.5	The directors may appoint one of the executive directors as chief executive officer for such period as the directors may decide. The directors may also appoint other executive directors to such positions and with such titles as the directors may decide.

27.	METHODS OF APPOINTING DIRECTORS

27.1	Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

27.1.1	by ordinary resolution of the members;

27.1.2	at a general meeting called under article 35.4; or

27.1.3	by a decision of the directors.

27.2	A director appointed under article 27.1.3 must retire at the conclusion of the next annual general meeting after his appointment unless he is reappointed during that meeting.

27.3	Subject to the Act, the directors may appoint one or more directors to hold an executive office with the Company for such term and on such other terms and conditions as (subject to the Act) the directors think fit. The directors may revoke or terminate an appointment, without prejudice to a claim for damages for breach of the contract of service between the director and the Company or otherwise.

27.4	Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

Draft: 17 February 2015

27.5	The only persons who can be elected or, as the case may be, re-elected directors at a general meeting are the following:

27.5.1	an existing director;

27.5.2	a person who is recommended by the directors;

27.5.3	a person who has been proposed by a member or members (other than the person to be proposed) in accordance with article 36.8. The written notice to be provided in accordance with article 36.8 must also:

(a)	state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed), as well as all information required to be disclosed in a proxy statement or other filings required to be made under any applicable laws and any rules governing the listing of securities on any stock exchange on which all or any shares of the Company are for the time being listed or traded;

(b)	be accompanied by a notice given by the proposed director of his willingness to be appointed (or reappointed); and

(c)	include such additional disclosures regarding the proposed director (including but not limited to disclosure of such person’s interests in the Company) as may be required by the directors.

27.6	A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

27.7	A director need not be a member.

27.8	All acts done by:

27.8.1	a meeting of the directors;

27.8.2	a meeting of a committee of the directors;

27.8.3	written resolution of the directors; or

27.8.4	a person acting as a director or a committee member,

shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

Draft: 17 February 2015

28.	TERMINATION OF DIRECTOR’S APPOINTMENT

28.1	In addition to any power of removal under the Act, the members can by ordinary resolution remove a director even though his time in office has not ended (without prejudice to a claim for damages for breach of contract or otherwise) and, subject to the articles, by ordinary resolution appoint a person to replace a director who has been removed in this way.

28.2	A person ceases to be a director as soon as:

28.2.1	the period expires, if he has been appointed for a fixed period;

28.2.2	he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

28.2.3	a bankruptcy order is made against him;

28.2.4	a composition is made with his creditors generally in satisfaction of his debts;

28.2.5	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

28.2.6	by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

28.2.7	he is absent, without the permission of the directors, from directors’ meetings for six consecutive months and the directors resolve that he cease to be a director;

28.2.8	he is removed from office by notice addressed to him at his last-known address and signed by all his co-directors (without prejudice to a claim for damages for breach of contract or otherwise);

28.2.9	notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms; or

28.2.10	being an executive director he ceases, for whatever reason, to be employed or engaged by the Group.

28.3	A resolution of the directors declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

28.4	If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

Draft: 17 February 2015

29.	DIRECTORS’ FEES

29.1	Directors may undertake any services for the Company that the directors decide.

29.2	Subject to the approval of the members in general meeting, the directors shall be entitled to receive by way of fees for their services as directors such sum and on such terms as the directors may from time to time determine. Any sum so determined may be an aggregate sum in respect of the fees for all directors or a sum in respect of the fees for each individual director provided that, in the case of an aggregate sum, such sum shall, subject to any special directions of the members in general meeting, be divided among the directors in such proportions and in such manner as the directors may from time to time decide.

29.3	Any fees payable pursuant to this article 29 shall be distinct from any salary, remuneration or other amounts payable to a director pursuant to any other provisions of the articles and shall accrue from day to day.

29.4	Subject to the Act and the articles, directors’ fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 29 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the directors’ discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

29.5	Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company’s subsidiary undertakings or of any other body corporate in which the Company is interested.

30.	DIRECTORS’ ADDITIONAL REMUNERATION

30.1	The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

30.1.1	makes a special journey for the Company;

30.1.2	performs a special service for the Company; or

30.1.3	works abroad in connection with the Company’s business.

31.	DIRECTORS’ PENSIONS AND OTHER BENEFITS

31.1	The directors may decide whether to pay or provide (by insurance or otherwise):

31.1.1	pensions, retirement or superannuation benefits;

31.1.2	death, sickness or disability benefits;

31.1.3	gratuities; or

31.1.4	other allowances,

Draft: 17 February 2015

to any person who is or who was a director of:

31.1.5	the Company;

31.1.6	a subsidiary undertaking of the Company;

31.1.7	any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

31.1.8	a predecessor in business of the Company or any of its subsidiary undertakings,

or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

31.2	For the purpose of article 31.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

32.	REMUNERATION OF EXECUTIVE DIRECTORS

32.1	The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

32.1.1	a fixed sum;

32.1.2	wholly or partly governed by business done or profits made; or

32.1.3	as the directors decide.

This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

33.	DIRECTORS’ EXPENSES

33.1	The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

33.1.1	directors’ meetings;

33.1.2	committee meetings;

33.1.3	general meetings; or

33.1.4	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

33.2	Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

33.2.1	the Company;

Draft: 17 February 2015

33.2.2	enabling him to properly perform his duties as an officer of the Company; or

33.2.3	enabling him to avoid incurring any such expenditure.

PART 3

DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

34.	ANNUAL GENERAL MEETINGS

34.1	Subject to the Act, the Company must hold an annual general meeting within six months following its accounting fiscal year end.

34.2	The directors may decide where and when to hold annual general meetings.

35.	CALLING GENERAL MEETINGS

35.1	The directors may call a general meeting whenever they think fit.

35.2	On the requirement of members under the Act, the directors must call a general meeting by way of a notice within 21 days from the date on which the directors become subject to the requirement and such general meeting must be held on a date not more than 28 days after the date of the notice calling the meeting.

35.3	At a general meeting requisited by members pursuant to article 35.2, no business may be transacted except that stated by the requisition or proposed by the directors.

35.4	A general meeting may also be called under this article 35.4. if:

35.4.1	the Company has fewer than two directors; and

35.4.2	the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

36.	NOTICE OF GENERAL MEETINGS

36.1	At least 21 clear days’ notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days’ notice must be given to call all other general meetings. A general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 per cent. in nominal value of the shares giving that right.

36.2	Notice of a general meeting must be given to:

36.2.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

Draft: 17 February 2015

36.2.2	the directors;

36.2.3	beneficial owners nominated to enjoy information rights under the Act; and

36.2.4	the auditors.

36.3	The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day chosen by the directors.

36.4	Subject to the Act and any other applicable rules, the directors may decide that persons entitled to attend or vote at a general meeting are those on the register at the close of business on a day chosen by the directors.

36.5	In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

36.6	The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

36.7	Subject to the Act, if, after the sending of notice of a general meeting, the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act and any other applicable rules, an announcement of the time, date and place of the re-arranged meeting will, if practical, be published on the Company’s website. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re-arranged in this way, proxy forms can be delivered as specified in article 52. The directors can also move or postpone (or both) the re-arranged meeting under this article.

36.8	Subject to and in accordance with the Act and any other applicable rules, members may require the Company to give notice of a resolution proposed by members, if such request is made by (i) members representing at least 5 per cent. of the total voting rights of all members who have a right to vote on the relevant resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or (ii) at least 100 members who have a right to vote on the relevant resolution and hold shares in the Company on which there has been paid up an average sum, per member, of at least £100, provided that a written notice of the request:

36.8.1	is made in hardcopy form or in electronic form;

36.8.2	identify the resolution of which notice is to be given;

36.8.3	is authenticated by the member or members making it; and

Draft: 17 February 2015

36.8.4	is received by the Company not later than:

(a)	six weeks before the annual general meeting to which the request relates; or

(b)	if later, the time at which notice is given of that meeting.

37.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

37.1	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

37.2	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

37.3	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

37.4	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

37.5	A person is able to exercise the right to vote at a general meeting when:

37.5.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

37.5.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

38.	MEETING SECURITY

38.1	The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

38.2	The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

38.2.1	refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

38.2.2	eject from a meeting any person who causes the proceedings to become disorderly.

39.	QUORUM FOR GENERAL MEETINGS

39.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

Draft: 17 February 2015

39.2	If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

39.3	Subject to the Act and article 39.4, in all cases other than that in article 39.2 two qualifying persons present at the meeting and entitled to vote are a quorum.

39.4	One qualifying person present at the meeting and entitled to vote:

39.4.1	both in his own capacity as a member and as a corporate representative of one or more corporations, each of which is a member entitled to attend and vote upon the business to be transacted at the meeting;

39.4.2	as the corporate representative of two or more corporations, each of which is a member entitled to attend and vote upon the business to be transacted at the meeting;

39.4.3	both in his own capacity as a member and as a proxy duly appointed by one or more members entitled to attend and vote upon the business to be transacted at the meeting; or

39.4.4	as a proxy duly appointed by two or more members entitled to attend and vote upon the business to be transacted at the meeting,

is a quorum.

40.	CHAIRING GENERAL MEETINGS

40.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

40.2	If the chairman is absent and the directors have appointed a vice, deputy or assistant chairman, then the senior of them shall act as the chairman.

40.3	If the directors have not appointed a chairman (or vice, deputy or assistant chairman), or if the chairman (or deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

40.3.1	the directors present; or

40.3.2	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

40.4	The person chairing a meeting in accordance with this article is referred to as the “chairman of the meeting”.

41.	CONDUCT OF MEETING

41.1	Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to

Draft: 17 February 2015

promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

41.2	If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

41.2.1	participate in the business for which the meeting has been called;

41.2.2	exercise his rights to speak and to vote at the meeting in accordance with article 37;

41.2.3	where the facilities are made available to accommodate members attending a physical meeting:

(a)	hear and see all persons present who speak (whether by the use of microphones, loud speakers, audio visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

(b)	be heard and seen by all other persons present in the same way.

42.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

42.1	Directors may attend and speak at general meetings whether or not they are members.

42.2	The chairman of the meeting may permit other persons who are not:

42.2.1	members of the Company, or

42.2.2	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

43.	DISSOLUTION AND ADJOURNMENT IF QUORUM NOT PRESENT

43.1	If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

43.2	In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

Draft: 17 February 2015

43.3	The continuation of a general meeting adjourned under article 43.2 for lack of quorum is to take place either:

43.3.1	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

43.3.2	where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

43.4	In the case of a general meeting to take place under article 43.3.2, the Company must give not less than seven clear days’ notice of any adjourned meeting and the notice must state the quorum requirement.

43.5	At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

44.	ADJOURNMENT IF QUORUM PRESENT

44.1	The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

44.2	Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

44.2.1	secure the proper and orderly conduct of the meeting;

44.2.2	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

44.2.3	ensure that the business of the meeting is properly disposed of.

45.	NOTICE OF ADJOURNED MEETING

45.1	Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 44 at least seven clear days’ notice shall be given to:

45.1.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

45.1.2	the directors;

45.1.3	beneficial owners nominated to enjoy information rights under the Act; and

45.1.4	the auditors.

Draft: 17 February 2015

Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 44 or of the business to be transacted at the adjourned meeting.

45.2	The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 45 are those persons entered on the register at the close of business on a day chosen by the directors.

45.3	Subject to the Act and any other applicable rules, the directors may decide that persons entitled to attend or vote at an adjourned meeting are those on the register at the close of business on a day chosen by the directors.

46.	BUSINESS AT ADJOURNED MEETING

46.1	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

47.	VOTING: GENERAL

47.1	Unless otherwise decided by the directors, a resolution put to the vote of a general meeting must be decided on a poll taken at the meeting.

47.2	Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, where voting is conducted by way of a poll at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each share held by the relevant member.

47.3	In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

47.4	A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting or adjourned meeting.

47.5	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

47.6	The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

Draft: 17 February 2015

48.	ERRORS AND DISPUTES

48.1	No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

48.2	Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

49.	PROCEDURE ON A POLL

49.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

49.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

49.3	The result of a poll shall be the decision of the general meeting in respect of the resolution on which voting is conducted by way of a poll.

49.4	On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

50.	APPOINTMENT OF PROXY

50.1	A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote on:

50.1.1	a resolution;

50.1.2	an amendment of a resolution; or

50.1.3	on other business arising at a general meeting of the Company.

Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

50.2	A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

50.3	When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

50.4	A proxy need not be a member.

Draft: 17 February 2015

50.5	The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

50.6	The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

50.7	Subject to the Act and any other applicable rules, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting.

51.	CONTENT OF PROXY NOTICES

51.1	Subject to article 51.2, the appointment of a proxy (a “proxy notice”) shall be in writing in any usual form (or in another form approved by the directors) and shall be:

51.1.1	signed by the appointor or his duly appointed attorney; or

51.1.2	if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

51.2	Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

51.3	A proxy notice received by electronic means shall not be subject to the requirements of article 51.1.

51.4	For the purposes of articles 51.1 and 51.2, the directors may require such reasonable evidence they consider necessary to determine:

51.4.1	the identity of the member and the proxy; and

51.4.2	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

52.	DELIVERY OF PROXY NOTICES

52.1	Any notice of a general meeting must specify the address or addresses (“proxy notification address”) at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

52.2	A person who is entitled to attend, speak or vote at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

52.3	Subject to articles 52.4 and 52.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

52.4	In the case of a general meeting adjourned for not more than 48 hours, the proxy notice must be received by not later than the adjourned meeting.

52.5	In the case of a meeting adjourned for less than 28 days but more than 48 hours, the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting.

Draft: 17 February 2015

53.	CORPORATE REPRESENTATIVES

53.1	In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a “corporate representative”).

53.2	A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

54.	TERMINATION OF AUTHORITY

54.1	The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

54.1.1	whether he counts in deciding whether there is a quorum at a general meeting;

54.1.2	the validity of anything he does as chairman of a meeting; or

54.1.3	the validity of a vote given by that person,

unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting.

55.	AMENDMENTS TO RESOLUTIONS

55.1	No amendment to a resolution duly proposed as a members’ ordinary resolution (other than an amendment to correct a grammatical or other non-substantive error) may be considered or voted on unless:

55.1.1(i)	at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the members’ ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or (ii) the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on; and

55.1.2	the proposed amendment does not, in the opinion of the chairman of the meeting, materially alter the scope of the resolution.

55.2	If an amendment proposed to a members’ resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

Draft: 17 February 2015

55.3	A special resolution of the members to be proposed at a general meeting may be amended by a members’ ordinary resolution, if:

55.3.1	the chairman of the meeting proposes the amendment at the general meeting at which the special resolution is to be proposed; and

55.3.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the special resolution.

55.4	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a members’ resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS’ RIGHTS

56.	NO VOTING OF SHARES ON WHICH MONEY OWED TO COMPANY

Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting) attached to a share may be exercised at any general meeting or at any adjournment of it unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

57.	VARIATION OF CLASS RIGHTS

57.1	Subject to the Act, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with article 57.3 and other relevant provisions of the articles.

57.2	The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

57.3	Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

57.3.1	no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

57.3.2	no vote may be cast except in respect of a share of that class;

57.3.3	the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one-third in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares);

Draft: 17 February 2015

57.3.4	the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

57.3.5	any qualifying person holding shares of that class present may demand a poll.

58.	FAILURE TO DISCLOSE INTERESTS IN SHARES

58.1	Where notice is served by the Company under section 793 of the Act (a “section 793 notice”) on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the “default shares”, which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

58.1.1	the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares; and

58.1.2	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any share of their class held as treasury shares):

(a)	a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 97, to receive shares instead of a dividend; and

(b)	no transfer of any default shares shall be registered unless the transfer is an excepted transfer or:

(i)	the member is not himself in default in supplying the information required; and

(ii)	the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

58.2	The sanctions under article 58.1 cease to apply seven days after the earlier of:

58.2.1	receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

58.2.2	receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

58.3	Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of article 58.1.

Draft: 17 February 2015

58.4	For the purposes of this article 58:

58.4.1	a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

58.4.2	“interested” shall be construed as it is for the purpose of section 793 of the Act;

58.4.3	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)	reference to his having failed or refused to give all or any part of it; and

(b)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

58.4.4	the “prescribed period” means 14 days; and

58.4.5	an “excepted transfer” means, in relation to shares held by a member:

(a)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(b)	a transfer in consequence of a sale made through a recognised investment exchange (as defined in the FSMA) or through any stock exchange on which shares in the capital of the Company are normally traded; or

(c)	a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

58.5	The provisions of this article are in addition and without prejudice to the provisions of the Act.

Draft: 17 February 2015

PART 4

SHARES AND DISTRIBUTIONS

ISSUE OF SHARES

59.	ALLOTMENT

59.1	Subject to the Act and relevant authority given by the members in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

59.2	The directors have general and unconditional authority, pursuant to section 551 of the Act, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company to an aggregate nominal amount equal to the general allotment amount for (as the case may be) the first period and thereafter, each subsequent period.

59.3	By the authority conferred by article 59.2, the directors may during a period which is the first period or a subsequent period, make offers and enter into agreements before the authority expires which would, or might, require shares in the Company to be allotted or rights to subscribe for or convert any security in the Company to be granted after the authority expires and the directors may allot such shares or grant such rights under any such offer or agreement as if the authority had not expired.

59.4	The directors have general power, pursuant to section 570 of the Act, to allot equity securities for cash pursuant to the authority conferred by article 59.2 and/or where the allotment constitutes an allotment of equity securities by virtue of section 560(2) of the Act, in each case free of the restriction in section 561(1) of the Act for (as the case may be) the first period and thereafter, each subsequent period. This power is limited to the allotment of equity securities up to a nominal amount equal to the pre-emption disapplication amount.

59.5	By the power conferred by article 59.4, the directors may, during a period which is a first period or a subsequent period, make offers and enter into agreements which would, or might, require equity securities to be allotted after the power expires and the directors may allot equity securities under any such offer or agreement as if the power had not expired.

59.6	In this article 59:

59.6.1	“first period” means the period commencing on the date of the granting of the authority referred to in article 59.2 or the power referred to in article 59.4 (as the case may be), either pursuant to the articles or a resolution of the members (the “original authority”), and expiring on the date on which a resolution of the members to renew such authorities (or either of them, respectively) is passed or the fifth anniversary of the date of the original authority, whichever is the earlier;

Draft: 17 February 2015

59.6.2	“general allotment amount” means, for the first period, EUR91,000,000.00 and, for a subsequent period, the amount stated in the relevant ordinary or special resolution and identified as the general allotment amount;

59.6.3	“pre-emption disapplication amount” means, for the first period, EUR91,000,000.00 and, for a subsequent period, the amount stated in the relevant special resolution;

59.6.4	“subsequent period” means any period starting on or after the expiry of the first period for which the authority conferred by:

(a)	article 59.2 is renewed by ordinary or special resolution stating the general allotment amount; or

(b)	article 59.4 is renewed by special resolution stating the pre-emption disapplication amount; and

59.6.5	the nominal amount of securities is, in the case of rights to subscribe for or convert any securities into shares of the Company, the nominal amount of shares which may be allotted pursuant to those rights.

59.7	The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

60.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

60.1	Subject to the Act, any other applicable rules and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution of the members. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

60.2	Subject to the Act and any other applicable rules, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

61.	RIGHTS AND RESTRICTIONS ATTACHING TO SHARES

Ordinary Shares

61.1	The Ordinary Shares shall entitle the holders thereof to the rights set out below.

Dividend

61.2	Subject to the Act, the directors may declare and pay dividends on the Ordinary Shares in accordance with articles 90 to 98.

Draft: 17 February 2015

Return of capital

61.3	On a return of capital on a winding-up or otherwise, any surplus assets of the Company available for distribution shall be distributed to each holder of an Ordinary Share pro rata to its shareholding.

Votes

61.4	Subject to article 58, each holder of an Ordinary Share shall have one vote for every Ordinary Share of which it is the holder.

Pre-emption right

61.5	Subject to the Act and any other applicable rules, if Ordinary Shares are to be allotted, each holder of an Ordinary Share holds a pre-emption right to acquire a proportion of such Ordinary Shares equal to the aggregate nominal value of its Ordinary Shares in proportion to the aggregate nominal value of all Ordinary Shares immediately prior to such allotment.

Sterling Non-Voting Shares

61.6	The Sterling Non-Voting Shares shall entitle the holders thereof to the rights set out below.

Dividend

61.7	The holders of the Sterling Non-Voting Shares shall not be entitled to participate in the profits of the Company.

Return of capital

61.8	On a return of capital of the Company on a winding up or otherwise, the holders of the Sterling Non-Voting Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders the sum of, in aggregate, £1 but shall not be entitled to any further participation in the assets of the Company.

Votes

61.9	The Sterling Shareholder shall have no right to attend, speak or vote, either in person or by proxy, at any general meeting of the Company or any meeting of a class of members of the Company in respect of the Sterling Non-Voting Shares (save where required by law) and shall not be entitled to receive any notice of meeting.

Transfer

61.10	The Sterling Non-Voting Shares shall not be transferable save with the prior consent of the directors.

Redemption or repurchase

61.11	The Company may redeem the Sterling Non-Voting Shares for nil consideration at any time.

Draft: 17 February 2015

Rights and restrictions

61.12	If rights and restrictions attaching to shares are determined by ordinary resolution of the members or by the directors under article 60, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

62.	STERLING SHAREHOLDER

62.1	Subject to the provisions of the Act, but without prejudice to any indemnity to which the Sterling Shareholder may otherwise be entitled, the Sterling Shareholder is entitled to be indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by it as a result of investigating, defending or settling a claim made against it in its capacity as Sterling Shareholder by the Company or any of the members (or any person interested in shares) unless and to the extent that such costs, charge, loss or liability is due to the fraud, negligence or wilful default of the Sterling Shareholder.

62.2	Save as otherwise expressly provided in the articles, the Sterling Shareholder shall not be liable to the Company in respect of anything done or omitted to be done by it in its capacity as the Sterling Shareholder under or in relation to any of the articles otherwise than by reason of its own fraud, negligence or wilful default.

62.3	The Sterling Shareholder:

62.3.1	does not owe any duty to any member (or any person interested in shares);

62.3.2	shall be immune from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process brought against it by any member (or any person interested in shares); and

62.3.3	shall not be liable to any member (or any person interested in shares),

in respect of anything done or omitted to be done by it in its capacity as the Sterling Shareholder otherwise than by reason of its own fraud, negligence or wilful default.

62.4	Without prejudice to article 62.2, no member (or any person interested in shares) shall commence proceedings against the Sterling Shareholder in respect of any action or omission of the Sterling Shareholder in its capacity as the Sterling Shareholder which is in accordance with the articles. If the Sterling Shareholder ceases to act for any reason, the directors shall be entitled, but not obliged, to appoint a replacement to act as Sterling Shareholder.

63.	PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

63.1	Subject to the Act, the Company may pay any person a commission in consideration for that person:

63.1.1	subscribing, or agreeing to subscribe, for shares; or

63.1.2	procuring, or agreeing to procure, subscriptions for shares.

Draft: 17 February 2015

63.2	Subject to the Act, any such commission may be paid:

63.2.1	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

63.2.2	in respect of a conditional or an absolute subscription.

64.	PURCHASE OF OWN SHARES

64.1	Subject to, and in accordance with, the provisions of the Act, the Company is authorised generally and unconditionally to purchase any of its own shares of any class (including redeemable shares) on the terms of any buyback contract approved by the members (or otherwise as may be permitted by the Act).

64.2	Subject to article 64.1, the directors may, at their absolute discretion, determine the terms and conditions of any such buyback contract as they see fit.

64.3	The authority conferred by article 64.1 shall expire on the fifth anniversary of the date of adoption of the articles unless a resolution of the members to renew or vary such authority is passed prior to its expiry.

INTERESTS IN SHARES

65.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

66.	CERTIFICATES TO BE ISSUED EXCEPT IN CERTAIN CASES

66.1	Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

66.2	This article does not apply to:

66.2.1	shares in respect of which a share warrant has been issued; or

66.2.2	shares in respect of which the Companies Acts permit the Company not to issue a certificate; or

66.2.3	Sterling Non-Voting Shares.

66.3	Except as otherwise specified in the articles, all certificates must be issued free of charge.

66.4	No certificate may be issued in respect of shares of more than one class.

66.5	If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

Draft: 17 February 2015

67.	CONTENTS AND EXECUTION OF CERTIFICATES

67.1	Every certificate must specify:

67.1.1	in respect of how many shares and of what class it is issued;

67.1.2	the nominal value of those shares;

67.1.3	the amount paid up on them; and

67.1.4	any distinguishing numbers assigned to them.

67.2	Certificates must:

67.2.1	be executed under the Company’s seal, which may be affixed or printed on it; or

67.2.2	be otherwise executed in accordance with the Companies Acts.

68.	CONSOLIDATED CERTIFICATES

68.1	When a member’s holding of shares of a particular class increases, the Company may issue that member with:

68.1.1	a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

68.1.2	a separate certificate in respect of only those shares by which that member’s holding has increased.

68.2	When a member’s holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

68.2.1	all the shares which the member no longer holds as a result of the reduction; and

68.2.2	none of the shares which the member retains following the reduction,

were, immediately before the reduction, represented by the same certificate.

68.3	A member may request the Company, in writing, to replace:

68.3.1	the member’s separate certificates with a consolidated certificate, or

68.3.2	the member’s consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

Draft: 17 February 2015

68.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

68.5	A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

69.	REPLACEMENT CERTIFICATES

69.1	Subject to having first complied with the obligations in articles 69.2.2 and 69.2.3, if a certificate issued in respect of a member’s shares is:

69.1.1	damaged or defaced; or

69.1.2	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

69.2	A member exercising the right to be issued with such a replacement certificate:

69.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

69.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

69.2.3	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

PARTLY PAID SHARES

70.	COMPANY’S LIEN OVER PARTLY PAID SHARES

70.1	The Company has a lien (the “company’s lien”) over every share which is partly paid for any part of:

70.1.1	that share’s nominal value; and

70.1.2	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

70.2	The company’s lien over a share:

70.2.1	takes priority over any third party’s interest in that share; and

70.2.2	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

70.3	The directors may at any time decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company’s lien (if any) on that share solely for the purposes of the transfer.

Draft: 17 February 2015

71.	ENFORCEMENT OF THE COMPANY’S LIEN

71.1	Subject to the provisions of this article, if:

71.1.1	a lien enforcement notice has been given in respect of a share; and

71.1.2	the person to whom the notice was given has failed to comply with it,

the Company may sell that share in such manner as the directors decide.

71.2	A lien enforcement notice:

71.2.1	must be in writing;

71.2.2	may only be given in respect of a share which is subject to the company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

71.2.3	must specify the share concerned;

71.2.4	must require payment of the sum payable within 14 days of the notice;

71.2.5	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and

71.2.6	must state the company’s intention to sell the share if the notice is not complied with.

71.3	Where shares are sold under this article:

71.3.1	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

71.3.2	the transferee is not bound to see to the application of the purchase money, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

71.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

71.4.1	first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

71.4.2	secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

Draft: 17 February 2015

71.5	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company’s lien on a specified date:

71.5.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

71.5.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

72.	CALL NOTICES FOR PARTLY PAID SHARES

72.1	Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a “call notice”) to a member requiring the member to pay the Company a specified sum of money (a “call”) which is payable in respect of shares which that member holds at the date of the call notice.

72.2	A call notice:

72.2.1	may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares (whether as to the share’s nominal value or any amount payable to the Company by way of premium);

72.2.2	must state the date by which it is to be paid (the “due date for payment”) and how any call to which it relates it is to be paid; and

72.2.3	may permit or require the call to be paid by instalments.

72.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

72.4	Before the Company has received any call due under a call notice the directors may:

72.4.1	revoke it wholly or in part; or

72.4.2	specify a later time for payment than is specified in the call notice,

by a further notice in writing to the member in respect of whose shares the call is made.

72.5	Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

73.	LIABILITY TO PAY CALLS FOR PARTLY PAID SHARES

73.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

Draft: 17 February 2015

73.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

73.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

73.3.1	to pay calls which are not the same; or

73.3.2	to pay calls at different times.

74.	WHEN CALL NOTICE FOR PARTLY PAID SHARES NEED NOT BE ISSUED

74.1	A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

74.1.1	on allotment;

74.1.2	on the occurrence of a particular event; or

74.1.3	on a date fixed by or in accordance with the terms of issue,

each a “due date for payment”.

74.2	But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

75.	FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

75.1	If a person is liable to pay a call and fails to do so by the due date for payment:

75.1.1	the directors may issue a notice of intended forfeiture to that person; and

75.1.2	until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

75.2	For the purposes of this article the “relevant rate” is:

(a)	the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

(b)	if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(c)	if no rate is fixed in either of these ways, 5 per cent. per annum.

Draft: 17 February 2015

75.3	The relevant rate must not exceed 20 per cent. per annum.

75.4	The directors may waive any obligation to pay interest on a call wholly or in part.

76.	PAYMENT OF UNCALLED AMOUNT IN ADVANCE

76.1	The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

76.2	A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

76.3	The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

76.4	The directors may decide this interest rate which must not exceed 20 per cent. per annum.

77.	NOTICE OF INTENDED FORFEITURE

77.1	A notice of intended forfeiture:

77.1.1	must be in writing;

77.1.2	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

77.1.3	must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

77.1.4	must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non-payment) by a date which is not less than 14 days after the date of the notice;

77.1.5	must state how the payment is to be made; and

77.1.6	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

78.	DIRECTORS’ POWER TO FORFEIT SHARES

If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

79.	EFFECT OF FORFEITURE

79.1	Subject to the articles, the forfeiture of a share extinguishes:

79.1.1	all interests in that share, and all claims and demands against the Company in respect of it, and

79.1.2	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

Draft: 17 February 2015

79.2	Any share which is forfeited in accordance with the articles:

79.2.1	is deemed to have been forfeited when the directors decide that it is forfeited;

79.2.2	is deemed to be the property of the Company; and

79.2.3	may be sold, re-allotted or otherwise disposed of as the directors think fit.

79.3	If a person’s shares have been forfeited:

79.3.1	the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

79.3.2	that person ceases to be a member in respect of those shares;

79.3.3	that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

79.3.4	that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 76 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

79.3.5	the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

79.4	At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

80.	PROCEDURE FOLLOWING FORFEITURE

80.1	If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

80.2	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

80.2.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

80.2.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

Draft: 17 February 2015

80.3	A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

80.4	If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

80.4.1	was, or would have become, payable; and

80.4.2	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

81.	SURRENDER OF SHARES

81.1	A member may surrender any share:

81.1.1	in respect of which the directors may issue a notice of intended forfeiture;

81.1.2	which the directors may forfeit; or

81.1.3	which has been forfeited.

81.2	The directors may accept the surrender of any such share.

81.3	The effect of surrender of a share is the same as the effect of forfeiture of that share.

81.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

UNTRACED SHAREHOLDERS

82.	POWER OF SALE

82.1	The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

82.1.1	during a period of not less than 12 years before the date of publication of the advertisements referred to in article 82.1.3 (or, if published on two different dates, the first date) (the “relevant period”) at least three cash dividends have become payable in respect of the share;

82.1.2

throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 92.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the

Draft: 17 February 2015

Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

82.1.3	the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

82.1.4	the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 82.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

82.2	Where a power of sale is exercisable over a share under this article 82 (a “sale share”), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 82.1.2 to 82.1.4 (as if the words “throughout the relevant period” were omitted from article 82.1.2) have been satisfied in relation to the additional share.

82.3	To give effect to a sale under articles 82.1 or 82.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

83.	APPLICATION OF PROCEEDS OF SALE

83.1	The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

83.2	The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

83.3	Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

83.4	No interest is payable on that amount and the Company is not required to account for money earned on it.

TRANSFERS AND TRANSMISSION OF SHARES

84.	TRANSFERS OF SHARES

84.1	Subject to such restrictions in the articles and any other applicable rules, shares of the Company are free from any restriction on transfer. The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

Draft: 17 February 2015

84.2	Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

84.2.1	the transferor; and

84.2.2	(if any of the shares is partly paid) the transferee.

84.3	The Company (at its option) may or may not charge a fee for registering:

84.3.1	the transfer of a share;

84.3.2	the renunciation of a renounceable letter of allotment or other document or instructions relating to or affecting the title to a share or the right to transfer it; or

84.3.3	for making any other entry in the register.

84.4	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

84.5	If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

84.6	Subject to article 108, the Company may retain all instruments of transfer which are registered.

84.7	The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

85.	TRANSMISSION OF SHARES

85.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

85.2	Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

86.	TRANSMITTEES’ RIGHTS

86.1	Where a person becomes entitled by transmission to a share, the rights of the holder in relation to a share cease.

86.2	A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

Draft: 17 February 2015

86.3	A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

86.3.1	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

86.3.2	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

86.4	But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

87.	EXERCISE OF TRANSMITTEES’ RIGHTS

87.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

87.2	If the transmittee wishes to have the shares transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

87.3	Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

88.	TRANSMITTEES BOUND BY PRIOR NOTICES

88.1	The directors may give notice requiring a person to make the choice referred to in article 86.3.1.

88.2	If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

88.3	If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee’s name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

89.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

89.1	This article applies where:

89.1.1	there has been a consolidation and division or sub-division shares; and

89.1.2	as a result, members are entitled to fractions of shares.

Draft: 17 February 2015

89.2	Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member’s shares held in certificated form and uncertificated form as separate holdings.

89.3	The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

89.3.1	sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

89.3.2	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

89.3.3	distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

89.3.4	subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub-division, as the case may be).

89.4	To give effect to a sale under article 89.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

89.5	The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

89.6	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

89.7	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

89.8	If shares are allotted or issued under article 89.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

89.9	A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the members under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the members.

Draft: 17 February 2015

DISTRIBUTIONS

90.	PROCEDURE FOR DECLARING DIVIDENDS

90.1	Subject to the Act and the articles, the members may by ordinary resolution declare final dividends, and the directors may decide to declare and pay interim dividends.

90.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

90.3	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

90.4	Unless the members’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

90.5	The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

90.6	If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

90.7	If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

91.	CALCULATION OF DIVIDENDS

91.1	Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

91.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

91.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

91.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

91.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

91.4	Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

91.5	The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be

Draft: 17 February 2015

paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

92.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

92.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

92.1.1	in cash;

92.1.2	by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.3	by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.4	by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide;

92.1.5	by any electronic or other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

92.2	In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

92.2.1	one or more of the means described in article 92.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

92.2.2	one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

92.2.3	one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.

The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

92.3	Payment of any dividend or other sum which is a distribution is made at the risk of the distribution recipient. The Company is not responsible for a payment which is lost or delayed. Payment, in accordance with the articles, of any cheque, warrant or money order by the bank upon which it is drawn, or the transfer of funds by any means shall be a good discharge to the Company.

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92.4	In the event that:

92.4.1	a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

92.4.2	if payment cannot be made by the Company using the details provided by the distribution recipient,

then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

92.5	In the articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

92.5.1	the holder of the share;

92.5.2	if the share has two or more joint holders, the senior holder;

92.5.3	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

92.5.4	in any case, to a person that the person or persons entitled to payment may direct in writing.

92.6	Without prejudice to article 88, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

93.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

93.1	If:

93.1.1	a share is subject to the Company’s lien; and

93.1.2	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

93.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

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93.3	The Company must notify the distribution recipient in writing of:

93.3.1	the fact and amount of any such deduction;

93.3.2	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

93.3.3	how the money deducted has been applied.

94.	NO INTEREST ON DISTRIBUTIONS

94.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

94.1.1	the rights attached to the share; or

94.1.2	the provisions of another agreement between the holder of that share and the Company.

95.	UNCLAIMED DISTRIBUTIONS

95.1	All dividends or other sums which are:

95.1.1	payable in respect of shares; and

95.1.2	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

95.2	The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

95.3	If:

95.3.1	12 years have passed from the date on which a dividend or other sum became due for payment; and

95.3.2	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

95.4	If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

95.4.1	a cheque, warrant or money order is returned undelivered or left uncashed; or

95.4.2	a transfer made by a bank or other funds transfer system is not accepted,

and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

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96.	NON-CASH DISTRIBUTIONS

96.1	Subject to the terms of issue of the share in question, the directors may, with the prior authority of an ordinary resolution of the members, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

96.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

96.2.1	issuing fractional certificates (or ignoring fractions);

96.2.2	fixing the value of any assets;

96.2.3	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

96.2.4	vesting any assets in trustees.

97.	WAIVER OF DISTRIBUTIONS

97.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

97.1.1	the share has more than one holder; or

97.1.2	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

98.	SCRIP DIVIDENDS

98.1	Subject to the Act, but without prejudice to article 58, the directors may, with the prior authority of an ordinary resolution of the member, allot to those holders of a particular class of shares who have elected to receive further shares of that class or Ordinary Shares in either case credited as fully paid (“new shares”) instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

98.2	The directors may on any occasion determine that the right of election under article 98.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

Draft: 17 February 2015

98.3	Where a resolution under article 98.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

98.4	A resolution under article 98.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than five years after the date of the meeting at which the resolution is passed.

98.5	The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the “relevant dividend”) provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the “relevant value” of each of the new shares shall be as determined by or in accordance with the resolution under article 98.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

98.6	The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 98.1), including:

98.6.1	the giving of notice to holders of the right of election offered to them;

98.6.2	the provision of forms of election (whether in respect of a particular dividend or dividends generally);

98.6.3	determination of the procedure for making and revoking elections;

98.6.4	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

98.6.5	the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

98.7

The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the “elected shares”); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 98.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the

Draft: 17 February 2015

authority of an ordinary resolution of the members under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the members.

98.8	The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

98.9	In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

98.9.1	that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

98.9.2	at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

CAPITALISATION OF PROFITS AND RESERVES

99.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

99.1	Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution of the members:

99.1.1	decide to capitalise any amount standing to the credit of the Company’s reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, which are not required for paying a preferential dividend; and

99.1.2	appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

99.2	Capitalised sums must be applied:

99.2.1	on behalf of the persons entitled; and

99.2.2	in the same proportions as a dividend would have been distributed to them.

99.3	Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

Draft: 17 February 2015

99.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

99.4.1	in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

99.4.2	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

99.5	Subject to the Act and the articles, the directors may:

99.5.1	apply capitalised sums in accordance with articles 99.3 and 99.4 partly in one way and partly in another;

99.5.2	make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than £5, or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

99.5.3	authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

99.5.4	generally do all acts and things required to give effect to the resolution.

100.	RECORD DATES

100.1	Notwithstanding any other provision of the articles but without prejudice to the rights attached to any shares and subject always to the Act, the members or the directors may by resolution specify any date as the record date on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, allotment or issue. Such record date may be before, on or after the date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5 - MISCELLANEOUS PROVISIONS

COMMUNICATIONS

101.	MEANS OF COMMUNICATION TO BE USED

101.1	Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise) and any other applicable rules:

101.1.1	in hard copy form,

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101.1.2	in electronic form; and/or

101.1.3	by means of a website.

101.2	Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

101.3	A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

101.4	A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

101.5	A notice, document or information sent by or on behalf of the Company by pre-paid airmail post between different countries is deemed to have been given to, and received by, the intended recipient on the third business day after posting.

101.6	A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

101.7	A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

101.7.1	the material was first made available on the website; or

101.7.2	if later, when the recipient received (or, in accordance with this article 101, is deemed to have received) notification of the fact that the material was available on the website.

101.8	A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service is deemed to be given on the day it is left.

101.9	A notice, document or information served or delivered by or on behalf of the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

101.10	A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

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101.11	A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

101.12	In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

101.13	Subject to applicable rules, the Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the United Kingdom or the United States supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

101.14	Subject to applicable rules, a member whose registered address is not within the United Kingdom or the United States shall not be entitled to receive any notice, document or information from the Company unless:

101.14.1	the Company is able, in accordance with the Act, to send the notice, document or information in electronic form or by means of a website; or

101.14.2	the member gives to the Company a postal address within the United Kingdom or the United States at which notices to the member may be given.

102.	LOSS OF ENTITLEMENT TO NOTICES

102.1	Subject to the Act and any other applicable rules, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom or the United States, and has not supplied to the Company an address within the United Kingdom or the United States at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

102.2	If:

102.2.1	the Company sends two consecutive documents to a member over a period of at least 12 months; and

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102.2.2	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered,

that member ceases to be entitled to receive notices from the Company.

102.3	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

102.3.1	a new address to be recorded in the register; or

102.3.2	if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

103.	SECRETARY

103.1	Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

103.2	The directors may remove a person appointed under this article 103 from office and appoint another or others in his place.

103.3	Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

104.	CHANGE OF NAME

The directors may change the name of the Company.

105.	AUTHENTICATION OF DOCUMENTS

105.1	A director or the secretary or another person appointed by the directors for the purpose may authenticate:

105.1.1	documents affecting the constitution of the Company (including the articles);

105.1.2	resolutions passed by the members or holders of a class of shares or the directors or a committee of the directors; and

105.1.3	books, records, documents and accounts relating to the business of the Company,

105.1.4	and may certify copies or extracts as true copies or extracts.

106.	COMPANY SEALS

106.1	The directors must provide for the safe custody of every seal.

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106.2	A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

106.3	The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

106.4	Unless otherwise decided by the directors:

106.4.1	share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

106.4.2	every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

107.	RECORDS OF PROCEEDINGS

107.1	The directors must make sure that proper minutes are kept in minute books of:

107.1.1	all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

107.1.2	all proceedings (including the names of the directors present at such meeting) of general meetings;

107.1.3	meetings of the holders of any class of shares in the Company;

107.1.4	the directors’ meetings; and

107.1.5	meetings of committees of the directors.

107.2	Subject to article 107.3, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

107.3	A written resolution of the members purporting to be signed by a director or the company secretary is evidence of the passing of the resolution.

107.4	The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors’ written resolutions.

107.5	All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

108.	DESTRUCTION OF DOCUMENTS

108.1	The Company is entitled to destroy:

108.1.1	all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

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108.1.2	all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

108.1.3	all share certificates which have been cancelled from one year after the date of the cancellation;

108.1.4	all paid dividend warrants and cheques from one year after the date of actual payment;

108.1.5	all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

108.1.6	all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

108.2	If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

108.2.1	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

108.2.2	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

108.2.3	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

108.2.4	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

108.3	This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

108.4	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

109.	ACCOUNTS

109.1	The directors must ensure that accounting records are kept in accordance with the Act and any other applicable rules.

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109.2	The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

109.3	In respect of each financial year, a copy of the Company’s annual accounts, the directors’ report, the strategic report, the directors’ remuneration report, and the auditors’ report on those accounts and on the auditable part of the directors’ remuneration report shall be sent or supplied to:

109.3.1	every member (whether or not entitled to receive notices of general meetings);

109.3.2	every holder of debentures (whether or not entitled to receive notices of general meetings); and

109.3.3	every other person who is entitled to receive notices of general meetings,

not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

109.3.4	a member or holder of debentures of whose address the Company is unaware; or

109.3.5	more than one of the joint holders of shares or debentures.

109.4	The directors may determine that persons entitled to receive a copy of the Company’s annual accounts, the directors’ report, the strategic report, the directors’ remuneration report, and the auditors’ report on those accounts and on the auditable part of the directors’ remuneration report are those persons entered on the register at the close of business on a day determined by the directors.

109.5	Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 109.3.

110.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

Draft: 17 February 2015

111.	WINDING UP OF THE COMPANY

111.1	On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

111.1.1	divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

111.1.2	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

111.2	For this purpose the liquidator may:

111.2.1	set the value he deems fair on a class or classes of property; and

111.2.2	determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

111.3	The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

DIRECTORS’ INDEMNITY AND INSURANCE

112.	INDEMNITY OF OFFICERS AND FUNDING DIRECTORS’ DEFENCE COSTS

112.1	To the fullest extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or any of its associates (other than any person (whether or not an officer of the Company or any of its associates) engaged by the Company of any of its associates as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company or any of its associates) in relation to the Company or any of its associates or its/their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

112.1.1	to the Company or to any of its associates;

112.1.2	to pay a fine imposed in criminal proceedings;

112.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

112.1.4	in defending any criminal proceedings in which he is convicted;

112.1.5	in defending any civil proceedings brought by the Company, or any of its associates, in which judgment is given against him; or

112.1.6	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)	section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

Draft: 17 February 2015

112.2	In article 112.1.4, 112.1.5 or 112.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

112.2.1	if not appealed against, at the end of the period for bringing an appeal; or

112.2.2	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

112.2.3	if it is determined and the period for bringing any further appeal has ended; or

112.2.4	if it is abandoned or otherwise ceases to have effect.

112.3	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company’s activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

112.3.1	to pay a fine imposed in criminal proceedings;

112.3.2	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

112.3.3	in defending criminal proceedings in which he is convicted.

For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 112.2 shall apply in determining when a conviction becomes final.

112.4	Without prejudice to article 112.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure. This article shall have effect subject to article 112.5.

Draft: 17 February 2015

112.5	Without prejudice to any indemnity to which he may otherwise be entitled, where a director is being convicted, or a judgment is being given against him, in any criminal or civil proceedings, or the court has refused to grant him relief on application made under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct), or a penalty has been imposed on the director in respect of non-compliance with any requirement of a regulatory nature, and where the director has been provided with funds pursuant to article 112.4 to meet expenditure incurred or to be incurred by him in connection with these matters, he must repay such funds no later than the date when the conviction, judgment or refusal of relief becomes final. The provisions of article 112.2 shall apply in determining when a conviction, judgment or refusal of relief becomes final.

112.6	Where at any meeting of the directors or a committee of the directors any arrangement falling within article 112.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 22 and he shall not be so entitled to vote or be counted in the quorum.

113.	INSURANCE

113.1	To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

113.1.1	a director, secretary, an officer or employee of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

113.1.2	trustee of a retirement benefits scheme or other trust in which a person referred to in article 113.1.1 is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

SCHEDULE 4

PROPOSED ARTICLES OF ASSOCIATION OF NIELSEN N.V.

Proposed full and complete text of the articles of association of Nielsen N.V.

CHAPTER I DEFINITIONS.

1.	DEFINITIONS.

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other accountant referred to in 2:393 DCC, or an organisation within which such accountants cooperate.

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes as required under 2:361 et seq. DCC prepared in accordance with IFRS (International Financial Reporting Standards);

1.1.3	the “board”: the board of directors of the Company (bestuur);

1.1.4	the “Company”: the company governed by these articles of association;

1.1.5	the “DCC”: the Dutch Civil Code;

1.1.6	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued and paid up share capital plus the reserves which must be maintained by law and these articles of association;

1.1.7	an “e-mail”: a legible and reproducible message sent by electronic means of communication;

1.1.8	“group” and “group company”: the meaning given to those terms in 2:24b DCC;

1.1.9	“preference shares A”: redeemable cumulative preference shares PA of whatever individual series as referred to in article 4;

1.1.10	“preference shares B”: redeemable cumulative preference shares PB of whatever individual series as referred to in article 4;

1.1.11	“preference shares”: preference shares A and preference shares B together;

1.1.12	“subsidiary”: the meaning given to this term in 2:24a DCC;

1.2	In addition, unless the context requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME. SEAT. OBJECTS.

2.	NAME. SEAT.

2.1	The name of the Company is: Nielsen N.V.

2.2	The seat (statutaire zetel) of the Company is in Amsterdam, The Netherlands.

3.	OBJECTS.

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise,

to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, companies and enterprises of any nature;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant security interests over the assets of the Company for the benefit of companies and enterprises of any nature with which the Company forms a group;

(d)	to acquire, to develop, to trade in, to encumber and to dispose of and to transfer patents, trademarks, licenses, know-how, copyright, databases, industrial and intellectual property-rights or other intangible assets of any kind and any right to or interest therein;

(e)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets, real property and other tangible assets of any kind and any right to or interest therein;

(f)	to advise and to render services to businesses, companies and enterprises of any nature;

(g)	to carry out all sorts of industrial, financial and commercial activities, including developing, manufacturing, the import, export, purchase, sale, distribution and marketing of goods and services,

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III CAPITAL AND SHARES.

4.	AUTHORISED CAPITAL.

4.1	The authorised capital amounts to ninety-one million euro (EUR 91,000,000.00) consisting of one billion one hundred eighty-five million eight hundred thousand (1,185,800,000) ordinary shares of seven eurocent (EUR 0.07) each, fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PA of seven eurocent (EUR 0.07) each and fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PB of seven eurocent (EUR 0.07) each. Redeemable cumulative preference shares may be issued in individual series and each series shall constitute a separate class of shares.

4.2	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class as well as the holders of shares of each class

CHAPTER IV ISSUE OF SHARES AND RIGHTS FOR SHARES. ACQUISITION OF OWN SHARES. CAPITAL REDUCTION.

5.	ISSUE OF SHARES AND RIGHTS FOR SHARES.

5.1	Shares may be issued pursuant to a resolution of the board.

5.2	The irrevocable delegation in article 5.1 to the board of the exclusive power to issue shares shall be valid for a period of five (5) years starting on the date these articles of association enter into force and ending on the fifth anniversary of that date (unless this period is extended in accordance with article 5.3) and shall include the irrevocable and exclusive authority to issue all shares forming part of the authorised capital from time to time and which are not yet issued at the date of the relevant board resolution.

5.3	The irrevocable delegation in article 5.1 of the board as being the body that has the exclusive power to issue shares may, by these articles of association or by a resolution of the general meeting of shareholders, be extended at any time for a period not exceeding five (5) years. If the delegation is extended, the number of shares which may be issued shall be determined at the same time. Unless otherwise specified in the delegation such authority may not be withdrawn.

5.4	If the delegation to the board of the exclusive power to issue shares lapses, the general meeting of shareholders shall be competent to issue shares unless the board is delegated for this purpose by a resolution of the general meeting of shareholders. Any resolution of the general meeting of shareholders to issue shares or to authorise the board for this purpose will only be taken on the proposal of the board.

5.5	Within eight (8) days after each resolution of the general meeting of shareholders to issue shares or to delegate the exclusive power to issue shares to the board, the Company shall deposit the full wording of the resolution at the office of the Dutch commercial register.

5.6	Within eight (8) days of the end of each calendar quarter the Company shall notify the Dutch commercial register of the number and class of shares issued in the previous calendar quarter.

5.7	As long as the board is authorised to issue shares, it shall have the exclusive power to issue shares and the general meeting of shareholders cannot issue shares.

5.8	The provisions in articles 5.1 through 5.7 apply equally to the granting of rights to subscribe for shares but not to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.9	The board is competent to enter into the following legal acts, without prior approval of the general meeting of shareholders:

(a)	pertaining to the subscription for shares whereby special obligations are imposed upon the Company;

(b)	pertaining to the acquisition of shares on terms other than that on which a participation in the Company is offered to the public;

(c)	purporting to confer an advantage on an incorporator of the Company or on a third person involved with the incorporation of the Company; and

(d)	pertaining to a non-cash contribution on shares.

5.10	The Company shall not cooperate with the issuance of depositary receipts for shares, unless the board specifically resolves otherwise on a case by case basis.

6.	CONDITIONS OF ISSUE OF SHARES AND RIGHTS FOR SHARES. PRE-EMPTIVE RIGHTS.

6.1	In the resolution to issue shares, the price and further conditions of the issue shall be determined. The issue price per share may not be lower than the nominal value of that share.

6.2	If ordinary shares are to be issued, every holder of ordinary shares holds a pre-emptive right to acquire a proportion of such ordinary shares equal to the aggregate nominal value of its ordinary shares in proportion to the aggregate nominal value of all issued and outstanding ordinary shares immediately prior to such issue. However, a holder of shares will not have a pre-emptive right to:

(a)	shares which are issued against contribution other than in cash; or

(b)	shares which are issued to employees of the Company or to employees of a member of the group to which the Company belongs.

6.3	If preference shares are to be issued, none of the holders of shares will have a pre-emptive right in respect of such preference shares.

6.4	The pre-emptive right described in article 6.2, may be restricted or excluded by a resolution of the board, provided that the board may only exercise this authority if it has, at that time, been delegated the authority to issue shares. The provisions of articles 5.2 through 5.4 apply equally to the delegation to the board of the authority to restrict or exclude such pre-emptive right. If the general meeting of shareholders has not delegated the authority to restrict or exclude such pre-emptive right to the board, such pre-emptive right may be restricted or excluded by a resolution of the general meeting of shareholders upon a proposal by the board. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive right described in article 6.2 or to delegate the power to do so to the board requires a majority of at least two/thirds (2/3) of the votes cast if less than one half (1/2) of the issued capital is present or represented at that general meeting of shareholders. Within eight (8) days after such resolution, the full wording of the resolution shall be deposited at the office of the Dutch commercial register.

6.5	Articles 6.2 through 6.4 apply equally to the granting of rights to subscribe for shares. Shareholders do not have a pre-emptive right to shares which are issued to a party who exercises an already previously acquired right to subscribe for shares.

7.	PAYMENTS FOR SHARES. SHARE PREMIUM RESERVE. SHARE PROFIT RESERVE.

7.1	Upon subscription for a share, the full nominal value of such share must be paid to the Company and, in addition, if the share is subscribed for at a price higher than the nominal value, an amount equal to the difference between the nominal value and the subscription price.

7.2	The Company shall maintain, in addition to other reserves, a separate share premium reserve and separate share profit reserve for each class of shares for the exclusive benefit of the holders of the relevant shares. If upon the issue of shares more than the nominal value is paid by the relevant shareholder, in cash or in kind, the excess shall be recorded in the share premium reserve for the relevant class of shares.

7.3	Payment for shares must be made in cash unless another form of payment or contribution has been agreed. Payment in currency other than euro may only be made with the board’s permission.

8.	ACQUISITION BY THE COMPANY OF ITS OWN SHARES.

8.1	The acquisition by the Company of shares in its own capital which are not fully paid up will be null and void.

8.2	The Company may only acquire fully paid up shares in its own capital if (i) the acquisition is made for nil consideration or (ii) the Company’s equity less the acquisition price is not less than the sum of the paid and called up part of the Company’s capital and the reserves which the Company must maintain by law and these articles of association. Without prejudice to the provisions in the preceding sentence, if the shares have been admitted to a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state of the European Union, the nominal value of the shares in its capital which the Company acquires, holds or holds as a pledgee or which are held by a subsidiary of the Company, may not exceed one half (1/2) of its issued capital.

8.3	For the purposes of article 8.2 (ii), the Company’s equity shall be that specified in the last adopted balance sheet of the Company, less the acquisition price for shares in the capital of the Company acquired since that date, less the amount of loans granted by the Company or its subsidiaries for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company and less any distributions to others from profits or reserves which have become due by the Company or subsidiaries of the Company after that balance sheet date. If more than six (6) months have elapsed since the end of the financial year of the Company without the annual accounts for that year having been adopted pursuant to article 26.4, then an acquisition of own shares pursuant to article 8.2 is not permitted.

8.4	Any acquisition of shares by the Company for consideration may be made only if and to the extent the board has been authorised to do so by the general meeting of shareholders. Such authorisation shall be valid for no more than five (5) years. Such authorisation will be valid for no more than eighteen (18) months if and when the shares of the Company are admitted to trading on a regulated market or a multilateral trading facility as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state. The general meeting of shareholders shall specify in its authorisation the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

8.5	The authorisation referred to in article 8.4 will not be required for the acquisition of shares in the capital of the Company by the Company in order to transfer such shares to employees of the Company or employees of a member of the group to which the Company belongs by virtue of an existing arrangement applicable to said employees. These shares must be included in the official price list of a stock exchange.

8.6	The term ‘shares’ in articles 8.2 through 8.5 includes depositary receipts issued for shares.

8.7	In the general meeting of shareholders, no votes may be cast in respect of a share in the capital of the Company held by the Company or a subsidiary of the Company; no votes may be cast in respect of a share in the capital of the Company for which the depository receipt is held by the Company or a subsidiary of the Company. Usufructuaries or pledgees of a share in the capital of the Company held by the Company or a subsidiary of the Company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary of the Company held such share. The Company or a subsidiary of the Company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

8.8	In the determination of the number of votes exercised in a general meeting of shareholders, the extent to which shareholders are present or represented or the extent to which the share capital is present or is represented, the shares for which no votes may be cast pursuant to the above will not be taken into account.

9.	CAPITAL REDUCTION.

9.1	At the proposal of the board, the general meeting of shareholders may pass a resolution to reduce the issued capital:

(a)	by the cancellation of shares; or

(b)	by reducing the nominal value of the shares in an amendment of these articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in 2:67 DCC.

Such resolution shall specify the shares to which the resolution relates and the manner in which such reduction shall be implemented. Such resolution may only relate to ordinary shares if and to the extent all issued preference shares have been repaid in full.

9.2	A resolution for the cancellation of shares may only relate to shares held by the Company itself or of which it holds the depositary receipts or to all the shares of a class. If there are different classes of shares, a resolution to reduce the capital requires a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced. In case of cancellation of preference shares, payment on the preference shares concerned shall be made in the amount equal to:

(a)	the nominal amount paid up on the preference shares concerned; plus

(b)	the pro rata portion of the amount credited to the separate share premium reserve of the class of preference shares concerned; plus

(c)	an amount equal to the preference dividend accrued but not yet declared and paid and calculated over the period from the date of issue of the preference shares concerned up to and including the day of payment in accordance with article 26.1.

9.3	Reduction of the nominal value of the shares without repayment and without exemption from the liability for repayment shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.4	Partial repayment of the nominal value of shares or exemption from the liability for repayment will only be possible by way of implementation of a resolution for reduction of the nominal value of the shares. Such a repayment or exemption shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.5	A resolution of the general meeting of shareholders for a capital reduction as contemplated in article 9.1 requires a majority of at least two/thirds (2/3) of the votes cast, if less than one half (1/2) of the issued capital is represented at that general meeting of shareholders.

9.6

The convening notice for a meeting in which a resolution as contemplated in article 9.1 will be proposed, will state the objective of the capital reduction and the manner in which such reduction will be implemented. If the proposed capital reduction involves an amendment of these articles of association, those persons who have sent such a convening notice shall simultaneously deposit a copy of the proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder until the end of the meeting.

9.7	The Company shall deposit any resolutions referred to in article 9 at the office of the Dutch commercial register and will announce such deposit in a nationally distributed daily newspaper in The Netherlands.

9.8	At the proposal of the board, the general meeting of shareholders may resolve that a repayment of share capital will either fully or partly be made, not in cash but in any assets of the Company, including participations in a company in which the Company participates either directly or indirectly.

10.	GRANTING OF LOANS FOR THE PURPOSE OF THE SUBSCRIPTION OR ACQUISITION BY THIRD PARTIES OF SHARES.

10.1	The Company and its subsidiaries may not grant loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company or of depositary receipts issued therefor unless (i) the board resolves to make such loan, (ii) the general meeting of shareholders has granted its approval by means of a resolution adopted with a majority of ninety-five percent (95%) of the votes cast and (iii) the following conditions have been met:

(a)	the granting of the loan, including the interest which the Company receives and the collateral provided to the Company, shall be on fair market terms;

(b)	the net assets of the Company, less the amount of the loan, shall not be less than the sum of the paid and called up part of the capital and the reserves of the Company which must be maintained by law and these articles of association;

(c)	the creditworthiness of the third party or, if transactions involve more parties, of each other party involved has been carefully examined;

(d)	if the loan is granted for the purpose of the subscription of shares within the framework of an increase of the issued capital of the Company or for the purposes of the acquisition of shares held by the Company in its own capital, the price at which the shares are subscribed or acquired shall be fair.

10.2	The Company shall maintain a non-distributable reserve in the amount of the loans referred to in article 10.1.

10.3	Articles 10.1 and 10.2 do not apply in respect of any shares or depositary receipts for shares in the capital of the Company issued to or acquired by or for the account of any employee of the Company or any employee of any member of the group to which the Company belongs.

10.4	Notwithstanding anything to the contrary above, the Company shall not make any loans or extensions of credit to any of its directors or employees except as may comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002.

11.	BEARER SHARES AND REGISTERED SHARES. SHARE CERTIFICATES.

11.1	The shares will, at the discretion of the board, either be in bearer form or in registered form.

11.2	A shareholder may request that share certificates are issued for his registered shares.

11.3	Share certificates for registered shares will be available in such denominations as the board may determine.

11.4	All share certificates for registered shares shall be identified by numbers and/or letters in such manner as determined by the board.

11.5	The board may determine that in order to permit or facilitate trading of shares on a stock exchange, share certificates for registered shares may be issued in such form as the board may determine in order to comply with the requirements set by such stock exchange.

11.6	Any request to issue or cancel share certificates for registered shares must be sent to the Company at such address(es) as to be determined by the board.

11.7	Share certificates for bearer shares will either be available in denominations of one (1) share, five (5) shares, ten (10) shares, one hundred (100) shares and denominations of such higher numbers of shares as the board may determine or in the form of one (1) global certificate, as the board may determine. All share certificates for bearer shares shall be identified by numbers and/or letters.

11.8	At the discretion of the board, the holder of bearer shares may, after lodging his share certificate(s) for bearer shares with the Company, have registered shares of the same nominal value issued to it. At the discretion of the board, the holder of registered shares may have share certificate(s) for bearer shares of the same nominal value issued to it.

11.9	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number and/or letters, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of its title and in so far as applicable, the loss of his share certificates to the board, and further subject to such conditions as the board may deem appropriate.

11.10	The issuance of a new share certificate shall render the share certificate which its replaces invalid.

11.11	The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the board, be published in one or more newspapers to be determined by the board.

11.12	All share certificates shall be signed by or on behalf of a member of the board; the signature may be effected by printed facsimile. In addition share certificates may be validly signed by one or more persons designated by the board for that purpose.

12.	SHAREHOLDERS’ REGISTER.

12.1	With due observance of the applicable statutory provisions in respect of registered shares, a shareholders’ register shall be kept by or on behalf of the Company, which shareholders’ register shall be regularly updated and, at the discretion of the board may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the Company in The Netherlands. The preceding sentence shall not apply to that part of the register which is kept outside of the Netherlands in compliance with applicable legislation or pursuant to the rules of a foreign stock exchange.

12.2	Each name of each holder of registered shares, his address and such further information as is required by law and such other information as the board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the shareholders’ register. Every entry in the shareholders’ register shall be signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.3	The form and the contents of the shareholders’ register shall be determined by the board with due observance of the provisions of articles 12.1 and 12.2.

12.4	Upon request, a holder of registered shares shall be provided with written evidence of the contents of the shareholders’ register with regard to the registered shares registered in its name free of charge, and the statement so issued may be validly signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.5	The provisions of articles 12.1 through 12.4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

12.6	The board shall have power and authority to permit inspection of the shareholders’ register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a holder of registered shares of which the Company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the Company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the Company and its shareholders as a result of the listing of shares in the share capital of the Company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

CHAPTER V TRANSFER OF SHARES. RIGHTS IN REM.

13.	TRANSFER OF SHARES.

13.1	If registered shares are admitted to trading on a regulated market or a multilateral trading facility as referred to in article 2:86c DCC or if registered shares at the time of the transaction may reasonably be expected to be shortly admitted thereto, the transfer of registered shares shall be effected by means of an instrument intended for that purpose (a “Transfer Instrument”) and the written acknowledgement by the Company of the transfer or service of the Transfer Instrument or a true copy or extract on the Company, unless pursuant to article 13 paragraph 2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares. If the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares, the property laws of the State of New York, United States of America, shall also apply to the withdrawal of the registered shares from a book-entry system.

13.2	If (i) no registered share is admitted to trading on a regulated market or a multilateral trading facility as referred to in 2:86c DCC (ii) no registered shares, at the time of the transaction, may reasonably be expected to be shortly admitted thereto and (iii) the property laws of the State of New York, United States of America, are not applicable to the transfer of a registered share pursuant to article 13.1, the transfer of a registered share shall be effected by means of a notarial deed of transfer, executed before a civil law notary in The Netherlands.

13.3	If share certificates for registered shares have been issued in respect of the shares that are to be transferred in accordance with the provisions of this article 13, the relevant share certificate(s) for registered shares must be submitted to the Company together with the corresponding Transfer Instrument duly signed by the transferor and, if the Company is a party thereto, by the Company.

13.4	If the Company is not a party to the Transfer Instrument in respect of a registered share for which a share certificate has been issued, the Company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the issued certificate by a new share certificate registered in the name of the transferee.

13.5	The provisions of the preceding paragraphs of this article shall apply correspondingly to the transfer of shares in the event of a division of any share constituting joint property, the transfer of shares as a consequence of a writ of execution and the creation of limited rights on a share.

13.6	Without prejudice to articles 13.1, 13,2, 13.3, 13.4 and 13.5, the Company shall comply with applicable stock exchange regulations in respect of the transfer of shares.

14.	USUFRUCT AND PLEDGE.

14.1	A right of usufruct or a right of pledge may be created over shares.

14.2	Articles 13.1 and 13.2 are correspondingly applicable to the creation and delivery or release of the right of usufruct and to the creation or release of a right of pledge over a registered share.

14.3	The shareholder will retain the voting rights on the shares on which a right of usufruct or a right of pledge is created. However, the voting rights will accrue to the usufructuary or the pledgee if that is determined upon the creation of the right of usufruct or the right of pledge. The shareholder not holding the voting rights, and the usufructuary and the pledgee holding the voting rights, will hold the rights granted by law to the holders of depository receipts of shares issued with the cooperation of the Company.

14.4	The rights referred to in the last sentence of article 14.3 will not accrue to the usufructuary and the pledgee not holding the voting rights.

14.5	The pre-emption rights referred to in article 6 shall accrue to the usufructuary holding the voting rights, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar the former has no claim to them by virtue of his right of usufruct.

15.	SHARES HELD IN UNDIVIDED OWNERSHIP.

15.1	Article 12.5 is correspondingly applicable to the apportionment of registered shares in case of a division of any shares held in undivided ownership.

15.2	If any shares or a right of usufruct or a right of pledge over any share is held by more than one person in undivided ownership, the Company may decide that the joint owners entitled to such shares, persons entitled to such usufruct or pledge may only exercise their rights ensuing from such shares, right of usufruct or a right of pledge vis-a-vis the Company by one person jointly designated by them in writing. In the absence of such a designation, all rights attaching to the share(s) shall be suspended, except the right to receive dividends. The Company can exempt from such decision in respect of shares which are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business.

CHAPTER VI BOARD OF THE COMPANY.

16.	APPOINTMENT. SUSPENSION. DISMISSAL. VACANCIES. REMUNERATION POLICY.

16.1	The Company shall be governed by the board. The board shall consist of one or more executive directors and one or more non-executive directors. Wherever in these articles of association reference is made to ‘directors’ or ‘members of the board’, this shall be understood to refer to executive directors as well as non-executive directors, unless it is explicitly stated otherwise.

16.2	The board shall determine the number of executive directors and the number of non-executive directors.

16.3	Members of the board are appointed by the general meeting of shareholders by an absolute majority of the votes cast and from a list of nominees to be drawn up by the board at its own discretion. The general meeting of shareholders may also appoint members of the board without the prior nomination by the board by way of a shareholders’ resolution adopted with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. If the quorum requirement of one half (1/2) of the issued capital is not met at that meeting, a second meeting may be called for the purpose of appointing members of the board without the prior nomination by the board, it being understood that at that second meeting, and any subsequent meeting for the same purpose, the same majority and quorum requirements shall still apply.

16.4	Only natural persons can be non-executive directors.

16.5	The board may appoint one of the executive directors as chief executive officer for such period as the board may decide. The board may appoint other executive directors to such positions and with such other titles as the board may decide.

16.6	The board shall appoint one of the non-executive directors as chairperson of the board for such a period as the board may decide. The board may appoint one of the non-executive directors as vice chairperson of the board for such a period as the board may decide. If the chairperson is absent, unable or unwilling to take the chair, the vice-chairperson shall be entrusted with the duties entrusted to the chairperson by these articles of association, the regulations of the board or such duties as the board may decide. If at the time there is no vice-chairperson appointed the board shall appoint one of its non-executive directors to such position for such purpose.

16.7	A resolution to appoint a director can only be validly taken by the general meeting of shareholders if the name of the nominee is included in the agenda of such general meeting of shareholders or in the notes thereto, as well as an indication of whether he is nominated as an executive or non-executive director.

16.8	Unless the general meeting of shareholders, on the proposal of the board, determines that a member of the board shall be appointed for a longer period, a member of the board will be appointed until the end of the first annual general meeting of shareholders following his appointment.

16.9	A director may be re-appointed (subject to the provisions of articles 16.1 through 16.8). There is no limit to the number of times a member of the board can be reappointed.

16.10	If a seat is vacant on the board (ontstentenis) or a member of the board is unable to perform his duties (belet), the remaining member or members of the board shall be temporarily entrusted with the governance of the Company and they may, in addition thereto, designate one or more persons, who in accordance with article 18.2 can be granted any title, including the title of ‘director’, to temporarily replace one or more members of the board who are unable to perform their duties or whose seats are vacant (such person a “Designated Director”). In making such designation, the remaining members of the board may determine that a Designated Director shall be granted all of the rights and entrusted with all of the obligations of a member of the board as if he were formally appointed thereto by the general meeting of shareholders, including but not limited to the right to be appointed to any committees of the board, the right to attend, speak and vote at board and committee meetings and the right to represent the Company in accordance with article 18.1.

16.11	If all seats are vacant on the board or all members of the board are unable to perform their duties, the governance of the Company shall be temporarily entrusted to the person designated for that purpose by the general meeting of shareholders. Such designation terminates upon appointment of one or more members of the board at the next following general meeting of shareholders.

16.12	The general meeting of shareholders may at any time suspend or dismiss a director. If a resolution to suspend or dismiss a director is proposed by the board, that resolution may be passed by an absolute majority of the votes cast. If a resolution to suspend or dismiss a director is not proposed by the board, then the general meeting of shareholders may only adopt that resolution to suspend or dismiss a member of the board with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. It is not possible to hold a new meeting at which meeting the resolution can be adopted by the general meeting of shareholders, irrespective of the part of the capital present or represented at such meeting.

16.13	Any suspension by the general meeting of a director may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.14	A member of the board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

16.15	The general policy with regard to the remuneration of the directors shall be determined by the general meeting of shareholders, upon a proposal by the compensation committee of the board. Such remuneration policy shall at least cover the items in 2:383c through 2:383e DCC to the extent these relate to the members of the board.

16.16	On the basis of such general remuneration policy determined by the general meeting of shareholders, the board, upon the recommendation of the compensation committee, shall determine the remuneration (if any) of the directors.

17.	BOARD. DIVISION OF DUTIES. REGULATIONS. COMMITTEES.

17.1	Except for the limitations provided for in these articles of association, the board shall be charged with the governance of the Company.

17.2	The policy governing the general affairs of the Company shall be determined by the board. The executive directors shall be charged with the day-to-day affairs of the Company and the non-executive directors shall be charged with the supervision of (i) the day-to-day affairs of the Company and (ii) the preparation of proposals relating to the policy governing the general affairs of the Company.

17.3	The board may entrust the chief executive officer with the operational management of the Company and the business enterprise connected therewith. The board may also entrust the chief executive officer with the preparation of the decision making process of the board and the implementation of the decisions taken by the board, to the extent that the board has not instructed a committee to do so or has not decided otherwise. The chief executive officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other officers or other persons.

17.4	The board may draw up regulations governing the further division of duties between the members of the board and the internal organisation of the board. Such regulations may also contain an allocation of duties and delegation of powers to one or more directors or committees of directors, provided such rules do not violate the provisions of these articles of association. The board shall in any event have an audit committee, a nomination and corporate governance committee and a compensation committee. The board may in addition establish any other committee it deems appropriate.

17.5	Without prejudice to other provisions of these articles of association, resolutions of the board concerning a significant change to the identity or the nature of the Company or the business shall be subject to approval of the general meeting of shareholders, including in any case:

(a)	transfer of the enterprise of the Company, or substantially the entire enterprise of the Company, to a third party;

(b)	entering into or terminating any long-term co-operation by the Company or a subsidiary of the Company with another legal entity or company or as a fully liable partner in a limited partnership or a general partnership, if this co-operation or termination has far-reaching consequences for the Company; and

(c)	the acquisition or divestment by the Company or a subsidiary of the Company of a participation in the capital of another company worth at least one/third (1/3) of the Company’s gross assets according to its balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts.

The absence of approval by the general meeting of shareholders of a resolution as referred to in article 17.5 shall not affect the authority of the board or the executive directors to validly represent the Company.

18.	REPRESENTATION. CONFLICT OF INTERESTS.

18.1	The board is entitled to represent the Company. The chief executive officer, acting alone, is also entitled to represent the Company. The non-executive directors have no power to represent the Company.

18.2	The board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The board will determine their title.

18.3	In the event of a conflict of interests between the Company and a member of the board, the provisions of article 18.1 shall continue to apply unimpaired in respect of such member of the board. In the event of a conflict of interests, between the Company and a member of the board in his/her private capacity, any resolution in relation to such matter shall be subject to the approval of the board, but the absence of such approval shall not affect the authority of the board or the executive directors to represent the Company. A member of the board shall not participate in the discussions and/or decision making process in respect of any matter or transaction in relation to which he/she has a personal conflict of interest.

19.	MEETINGS AND RESOLUTIONS OF THE BOARD.

19.1	Resolutions of the board shall be validly adopted, if adopted by a simple majority of votes.

19.2	Each member of the board has the right to cast one (1) vote.

19.3	In case of absence from a meeting a member of the board may issue a proxy for that meeting but only to another member of the board.

19.4	No executive director shall participate in the decision making of the board with respect to (i) the determination of the remuneration of executive directors, (ii) the supervision of the executive directors’ management of the day-to-day affairs of the Company or (iii) the preparation of proposals relating to the policy governing the general affairs of Company.

19.5	The board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all members of the board and no member of the board has objected to this method of adoption of a resolution.

19.6	Meetings of the board may also be held by telephone conference communications, as well as by video conference communications, provided all participating directors can communicate with each other simultaneously.

19.7	A certificate signed by the chairperson or the Company secretary confirming that the board has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

19.8	The regulations of the board can include further provisions on the manner of convening board meetings, meetings of committees of the board and the internal procedure at such meetings of the board or committee meetings. If the board has adopted regulations governing its internal affairs, resolutions of the board or committee of the board shall be adopted in accordance with these articles of association and such regulations.

20.	INDEMNIFICATION.

20.1	To the fullest extent permitted by the law:

(a)	The Company hereby agrees to pay, protect hold harmless and indemnify each current or former director and each current or former officer of the Company, who in such capacity acts or has acted or omitted to act on behalf of the Company, or at the request of the Company, any other company, cooperation, joint venture, partnership, trust or other enterprise (the “Indemnitee”) if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity (the “Indemnification”).

(b)	The Indemnification shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

(c)	The Company may enter into indemnity agreements with any current or former directors of the Company or its subsidiaries as well as with any current or former officers, representatives, agents or employees of the Company or any of its subsidiaries.

20.2	Advance Payment of Expenses

To the fullest extent permitted by the law, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.

20.3	Procedure for Indemnification; Notification and Defense of Claim

20.3.1	Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this article 20, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for Indemnification, will not relieve the Company from any liability that it may have to Indemnitee under this article 20, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain Indemnification, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to Indemnification.

20.3.2

With respect to any action, suit or proceeding of which the Company is so notified, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorised in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee or any other person entitled to a similar indemnity from the Company with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

20.3.3	To the fullest extent permitted by the law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with article 20.3.2 will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under article 20.1.

20.3.4	The determination whether to grant the Indemnification request shall be made promptly and in any event within thirty (30) days following the Company’s receipt of a request for Indemnification in accordance with article 20.3.1. If the Company determines that Indemnitee is entitled to such Indemnification or, as contemplated by article 20.3.3, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such thirty (30) day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant the Indemnification shall not have been made within such thirty (30) day period, the requisite determination of entitlement to Indemnification shall, subject to article 20.3.6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such Indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for Indemnification, or (ii) a prohibition of such Indemnification under the law.

20.3.5	In the event that (i) the Company determines in accordance with article 20.3 that Indemnitee is not entitled to Indemnification (ii) the Company denies a request for Indemnification, in whole or in part, or fails to respond or make a determination of entitlement to Indemnification within thirty (30) days following receipt of a request for Indemnification as described above, (iii) payment of Indemnification is not made within such thirty (30) day period, (iv) advancement of expenses is not timely made in accordance with article 20.2, or (v) the Company or any other person takes or threatens to take any action to declare the Indemnification void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such Indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to Indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the law.

20.3.6	Indemnitee shall be presumed to be entitled to Indemnification and advancement of expenses upon submission of a request therefor in accordance with article 20.2 or 20.3, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to Indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

20.4	Limitation on Indemnification

Notwithstanding any other provision in this article 20 to the contrary, the Company shall not be obligated:

(a)	Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to Indemnification or advancement of expenses and (ii) an action, suit or proceeding (or part thereof) was authorised or consented to by the board, it being understood and agreed that such authorisation or consent shall not be unreasonably withheld in connection with any compulsory or advisory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable.

(b)	Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this article 20, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to Indemnification or advancement of expenses hereunder (in which case such Indemnification or advancement shall be to the fullest extent permitted by the law), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to Indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this paragraph is intended to limit the Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret the Indemnification.

(c)	Disgorgement of profits. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the law.

(d)	Fraud, Wilful Recklessness or Serious Culpability. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to have been knowingly fraudulent (opzet) or constitute wilful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid).

(e)	Prohibited by Law. To indemnify Indemnitee in any circumstance where such Indemnification has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to be prohibited by law.

20.5	Certain Settlement Provisions

The Company shall have no obligation to indemnify Indemnitee for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

CHAPTER VII GENERAL MEETINGS OF SHAREHOLDERS.

21.	ANNUAL AND EXTRAORDINARY MEETINGS OF SHAREHOLDERS.

21.1	A general meeting of shareholders shall be held at least annually, at which inter alia the following items shall be considered:

(a)	the annual written report prepared by the board on the business of the Company and the board’s conduct of the affairs of the Company over the past financial year;

(b)	the adoption of the Annual Accounts;

(c)	other proposals raised for consideration by the board, such as the designation of the board as the body competent to issue shares and to restrict or exclude the pre-emptive right upon issues of new shares and the authorisation of the board to have the Company acquire and take in pledge shares in the capital of the Company or depository receipts thereof;

(d)	the discharge from liability of the members of the board for their governance and management in the last financial year;

(e)	the appointment of directors;

(f)	the appointment of the Company’s Accountant;

(g)	each substantial change in the corporate governance structure of the Company; and

(h)	other items placed on the agenda by shareholders in accordance with the provisions of article 21.6 and applicable law.

21.2	The annual general meeting of shareholders shall be held, at the latest, within six (6) months of the close of the Company’s financial year.

21.3	Other general meetings of shareholders shall be held whenever the board resolves to convene such a meeting.

21.4	The shareholders shall be called to attend a general meeting of shareholders by or on behalf of the board.

21.5	The convening notice for a general meeting of shareholders shall be published not later than on the day prescribed by applicable law prior to the date of the meeting.

21.6

The convening notice shall state the agenda of the subjects to be considered at the meeting, the time and place of the meeting, the record date and the procedure for participation in the meeting by means of written proxies or, in the event that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the fact that the shareholders may take cognizance of such matters at the office of the Company. This is without prejudice to the provisions in article 23.6 in respect of conditions for the use of electronic means of communication set by the board, article 23.8 in respect of depositing proof of rights to attend general meetings or article 27.3 in respect of a proposal for the amendment of these articles of association.

21.7	If and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the convening notice shall in addition to the items mentioned in article 21.6 also state the procedure for participation in the meeting and manner of exercise of voting rights by electronic means of communication set by the board in accordance with article 23.6 and the address of the Company’s website.

21.8	If and when the shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall no later than on the forty-second day prior to the date of the meeting publish and keep available for a period of at least one year thereafter on its website the following:

(a)	the convening notice stating the time and place of the meeting, the agenda for the meeting and the right for shareholders to attend the meeting;

(b)	to the extent applicable, documents that will be submitted to the general meeting of shareholders;

(c)	proposals for resolutions to be taken or, if no proposals for resolutions will be submitted to the general meeting of shareholders, the explanatory notes to the items that will be considered at the meeting;

(d)	to the extent applicable, proposals for resolutions in respect of items placed on the agenda by shareholders in accordance with the provisions of article 21.621.9;

(e)	to the extent applicable, proxy forms and forms in respect of the exercise of voting rights by proxy; and

(f)	the total number of issued shares and voting rights as per the date of the convening notice. If the total number of issued shares and voting rights at the record date as meant in article 23.7 is different, the Company shall on the first business day after the record date announce to its shareholders by means of publication on its website the total number of issued shares and voting rights as per the record date.

21.9

Shareholders who qualify to do so under applicable law or regulation can request the board in writing (excluding e-mail) to place a matter on the agenda for the general meeting of shareholders, provided that such request is accompanied by reasons and provided further that the Company receives such reasoned request or proposal for the resolution to be taken, at least sixty (60) days prior to the date of the general meeting of shareholders concerned. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholder(s) is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

21.10	Without prejudice to article 21.9, the board, acting reasonably, may in the interests of good governance and the orderly conduct of the general meeting of shareholders, establish a policy, to be published on the Company’s website, regarding additional information which any shareholder seeking to place a matter on the agenda in accordance with article 21.9 shall be required to furnish to the Company in the reasoned written request referred to in article 21.9.

21.11	One or more shareholders, who jointly represent at least one-tenth (1/10) of the issued capital or such lesser amount as is provided in the articles, may, on their application, be authorised by the interim provisions judge of the district court to convene a general meeting of shareholders. The interim provisions judge shall disallow the application if it does not appear to him that the applicants have previously requested the board in writing (excluding e-mail), stating the exact matters to be considered, to convene a general meeting of shareholders and the board has taken the necessary steps so that the general meeting of shareholders could be held within six (6) weeks after the request.

21.12	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

21.13	The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts issued with the cooperation of the Company at the office of the Company in The Netherlands.

21.14	The board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the board invokes an overriding interest, it must give reasons therefor.

21.15	The board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

22.	PLACE OF MEETING. CONVENING NOTICE.

22.1	The general meeting of shareholders will be held in Amsterdam, Rotterdam or Haarlemmermeer (Schiphol Airport).

22.2	All convening notices shall be published in a Dutch nationally distributed newspaper, and further in such manner as the board may determine. In addition,

the holders of bearer shares may be given convening notices either by means of an announcement made via the internet which is directly and permanently accessible until the general meeting of shareholders, and the holders of registered shares shall be given convening notices either addressed to the addressee of those shareholders mentioned in the shareholders’ register or by e-mail to the address notified by him to the Company for this purpose. Each convening notice shall state the place and time of the meeting.

22.3	Notwithstanding the provisions of article 22.2, if and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) all convening notices shall be published by electronic means of communication which is directly and permanently accessible until the general meeting of shareholders.

23.	CHAIRPERSON. MINUTES. RIGHTS TO ATTEND MEETINGS. DECISION-TAKING PROCESS.

23.1	The chairperson of the board will act as chairperson of the general meeting of shareholders or, in case of his absence, the vice chairperson of the board or, in case of his absence, one of the other members of the board to be designated by the board. If no member of the board is present at the relevant meeting, the general meeting of shareholders itself will designate its chairperson.

23.2	Minutes of the meetings will be kept at each meeting by the secretary of the board or, in case of his absence, by the deputy secretary of the board (if one has been appointed), which minutes will be confirmed and signed by the chairperson of the relevant meeting and the minutes secretary unless, at the request of the parties having convened the meetings, an official record is to be drawn up by a civil law notary designated by them, in which case said official record need only be signed by the civil law notary.

23.3	The draft minutes of the general meeting of shareholders shall be made available by the board, on request, to shareholders as well as those entitled to attend general meetings by way of publication on the Company’s website no later than three (3) months after the end of the meeting. The minutes shall then be adopted in the manner as described in art. 23.2.

23.4	If an official notarial record has been drawn up, the official notarial record shall be made available to shareholders as well as those entitled to attend general meetings, on request, no later than three (3) months after the end of the general meeting of shareholders.

23.5	Every shareholder, every pledgee who holds voting rights on the relevant shares and every usufructuary who holds voting rights on the relevant shares is competent, either personally or through a proxy duly authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise such voting rights.

23.6	The board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries or their proxies authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The board may set conditions for the use of electronic means of communication as long as such conditions are reasonable and necessary to ensure proper identification of the shareholders and that such electronic means of communication are reliable and safe. If the board sets any such conditions same shall be announced in the convening notice of the relevant meeting.

23.7	The board may determine that the provisions of article 23.5 will be applicable to those who (i) are a shareholder, pledgee or usufructuary (provided such pledgee or usufructuary holds the voting rights on the relevant shares) on the date which is twenty eight (28) days prior to the date of the meeting, such date hereinafter in this article referred to as: the “record date”, and (ii) are registered in a register (or one or more parts thereof) designated thereto by the board, hereinafter in this article referred to as: the “register”, in as far as (iii) at the request of the relevant shareholder, pledgee or usufructuary, the holder of the register has notified the Company in writing prior to the general meeting of shareholders that the relevant shareholder, pledgee or usufructuary has the intention to attend the general meeting of shareholders, regardless who will be the shareholder, pledgee or usufructuary at the time of the general meeting of shareholders The notification will state the name and the number of shares for which the such shareholder, pledgee or usufructuary is entitled to attend the general meeting of shareholders. The provision above under (iii) on the notification to the Company will also apply to the proxy authorised in writing of an applicant.

23.8	In the event the board does not exercise its power referred to in article 23.7 and provided that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the shareholders and pledgees and usufructuaries holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights to attend such meetings at the office of the Company or at a place designated for this purpose in the convening notice for the meeting not later than on the seventh day prior to the meeting.

23.9	Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as proxy, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

23.10	Those who have been authorised in writing shall present the relevant proxies at the general meeting of shareholders. The board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

23.11	If the board has determined that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication as contemplated by article 23.6, the shareholders may inform the Company of their proxy by electronic means of communication.

23.12	Every share will carry the right to cast one (1) vote.

23.13	The chairperson shall determine the manner of voting.

23.14	All resolutions for which the law or these articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast. Except as otherwise provided by law or these articles of association there shall be no quorum requirement.

23.15	Abstentions will be regarded as votes not cast.

23.16	The opinion of the chairperson that a resolution has been passed by the general meeting of shareholders, is decisive. The same applies to the text of a resolution passed on the basis of an oral proposal. If the opinion of the chairperson on a resolution is challenged, a majority of the parties entitled to vote and present at the meeting may request a second ballot be held. If the votes in the original ballot were not cast in writing, any party entitled to vote and present at the meeting may request the new ballot. The results of the new ballot shall be legally binding.

23.17	A certificate signed by the chairperson and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

23.18	The board shall keep a record of resolutions adopted by the general meeting of shareholders. Such record shall be available at the office of the Company for inspection by the shareholders and the holders of depositary receipts issued for its shares with the cooperation of the Company. Each of them shall, upon request, be provided with a copy or extract from such record at no more than cost.

23.19

If and when shares of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall in respect of each resolution adopted by the general meeting of shareholders determine the total number of shares in respect of which valid votes have been cast, the percentage such number of shares represents of the total issued capital, the total number of validly cast voting rights and the number of voting rights cast in favour and against the adopted resolution and number of abstentions.

23.20	The Company shall publish the information as meant in article 23.18 or 23.19 on its website no later than fifteen days after the date of the meeting and keep the information available on its website for a period of at least one year thereafter.

CHAPTER VIII MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.	MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.1	Meetings of holders of ordinary shares or preference shares will be convened by the board.

24.2	Without prejudice to the provisions laid down in articles 6.4, 9.5, 17.4 and 16.12 all resolutions of meetings of a class of shareholders will be passed by absolute majority of votes cast and except as otherwise required by law or these articles of association, there shall be no quorum requirement.

24.3	The provisions of articles 21.5 through 21.6 and articles 22 and 23 will be correspondingly applicable to the meeting of holders of ordinary shares or preference shares.

CHAPTER IX ANNUAL ACCOUNTS. PROFIT.

25.	FINANCIAL YEAR AND ANNUAL ACCOUNTS.

25.1	The financial year of the Company will coincide with the calendar year.

25.2	Annually, within four (4) months after the end of the financial year of the Company, the board will compile an annual account and annual report.

25.3	The Company shall grant an assignment to an Accountant to audit the Annual Accounts. The general meeting of shareholders is authorised to grant such assignment. If the general meeting of shareholders does not grant the assignment, the board is authorised to grant an Accountant the assignment to audit the Annual Accounts. The board acting upon recommendation of its audit committee, may make a proposal to the general meeting of shareholders as to which Accountant should be granted such assignment.

25.4	The general meeting of shareholders may adopt the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall be invited to attend and entitled to address this meeting.

25.5	The Annual Accounts will be signed by all members of the board. Should any signature(s) be absent from the Annual Accounts, the reason(s) therefor will be stated.

25.6	The Annual Accounts and the annual report supplemented with (i) the Accountant’s certificate or, if such Accountant’s certificate is absent, the reason(s) therefor, (ii) a summary of the provisions in these articles of association in respect of the appropriation of the profit, (iii) a statement of the appropriation of the profit or the treatment of the loss or, as long as the same is not established, the proposed appropriation or treatment, a statement of the number of profit sharing certificates and similar rights, mentioning the rights conferred thereby, (v) a statement of post-balance sheet date events which have material financial consequences for the legal person together with the companies included in its consolidated annual accounts mentioning the extent of such consequences and (vi) a statement of existing branches and the countries where such branches are located accompanied with the trade names of such branches if these trade names deviate from the name of the Company, will be deposited at the office of the Company, for perusal by the shareholders as of the date of the convening notice for the annual meeting. Said shareholders may peruse the documents there and obtain a copy thereof free of charge. Furthermore, anyone else may inspect the documents referred to in the first sentence of this article 25.6, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

25.7	The Annual Accounts shall be published within eight (8) days after having been adopted. They will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English at the office of the Dutch commercial register. The date of adoption shall be stated on the copy.

26.	APPROPRIATION OF PROFIT. DISTRIBUTIONS.

26.1

Each preference share shall be entitled to an annual dividend in an amount equal to a percentage calculated over the sum of (i) the nominal value of such preference share plus (ii) the pro rata portion of the balance of the share premium reserve attributable to such preference share which dividend shall be allocated each year to the share profit reserve of the class of preference shares concerned unless the board determines that such dividend shall be distributed. If preference shares are issued and outstanding only for part of the year or if the share premium reserve attributable to such preference shares has increased or decreased during the relevant year then such dividend will only be calculated over such portion of the year that such preference shares were issued and outstanding on the basis of actual days elapsed and a three hundred and sixty-five (365) day (or three hundred and sixty-six (366) days in case of a leap year) or such portion of the relevant share premium reserve, as the case may be. The percentage referred to in the previous sentence shall, for the preference shares A, be equal to the average of the EURIBOR interest rate charged for cash loans with a term of twelve months as set by the European Central Bank – weighted by the number of days to which this interest was applicable – during the financial year for which this distribution is made, increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board which margin may vary for each individual series of preference shares A and, for the preference shares B, shall be equal to a fixed rate with a minimum of four percent (4%) per annum increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board. If and to the extent that profits are not sufficient to pay the dividends on the preference shares in full, the shortfall shall be paid out of the reserves of the Company, with the exception of any reserves that were formed as share premium reserves upon the issue of any preference shares. If the profits of a year are not sufficient to make such dividend allocations on the preference shares referred to above and if the shortfall cannot be compensated in whole or in part from the reserves referred to above, the holders of preference shares shall first receive the backlog together with a further amount determined by multiplying the backlog by the percentage specified in this article 26 for the preference shares to which the backlog relates, compounding on each anniversary of the day on which the backlog arose at the expense of the profits of subsequent years before the provisions of the following paragraphs shall apply. The amount referred to in the previous paragraph shall be allocated to the share profit reserve of the class of preference shares concerned unless the board determines that such amount shall be distributed accordingly.

26.2	The board shall determine if and to what extent the profit remaining after application of article 26.1 shall be reserved it being understood that holders of preference shares are not entitled to any further distributions. The profits which are not reserved by the board shall be distributed to the holders of ordinary shares pro rata the number of shares held by each such shareholder.

26.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.

26.4	Distribution of profits shall take place after the adoption of the Annual Accounts from which it appears that the distribution is permitted.

26.5	Subject to any accrued preference dividends contemplated in article 26.1 having been paid the board may pass a resolution for the distribution of an interim dividend provided the requirement of article 26.3 is fulfilled as evidenced by an interim specification of equity.

26.6	Subject to article 26.3, the board may resolve to make distributions from share premium reserves, share profit reserves and any other distributable reserves, which may be interim distributions.

26.7	The board will decide at what places and as of what dates and in which currency dividends and other distribution on shares will be made payable and will announce this by means of an advertisement in a nationally distributed daily newspaper in The Netherlands and further in such manner as the board may deem desirable.

26.8	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

26.9	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

26.10	If the profit and loss account in any year shows any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

26.11	The board may pass a resolution for distributions of profit or other distributable reserves in cash or in other assets of whatever kind owned by the Company.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION. LIQUIDATION.

27.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

27.1	A resolution for the amendment of these articles of association or dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the board. A proposal to amend the articles of association whereby any change would be made in the rights of the holder of shares in a specific class in their capacity as such will require the prior approval of the meeting of holders of the shares in that specific class.

27.2	A resolution for the merger (juridische fusie) or demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the board.

27.3	If a proposal for amendment of these articles of association or dissolution of the Company is made to the general meeting of shareholders, this shall, without exception, be stated in the actual convening notice for said meeting and – if it concerns an amendment of these articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company in The Netherlands as well as at the office of the Company in each of those countries where the shares, on the application of the Company, have been admitted for official trading and further at such other places as the board may deem desirable for perusal by every shareholder until the end of the meeting.

28.	LIQUIDATION.

28.1	In case of dissolution of the Company by virtue of a resolution of the general meeting of shareholders, the board will be charged with the liquidation of the affairs of the Company. Upon dismissal by the district court of a liquidator, the Company can appoint one or more other liquidators. If there are no liquidators, the district court shall appoint one or more liquidators upon an application of any interested party or upon the requisition of the public prosecutor’s office. A liquidator appointed by the district court shall be entitled to a remuneration to be set by it.

28.2	During the liquidation, the provisions of these articles of association will, as much as possible, continue to be effective.

28.3	Out of the balance remaining after payment of all debts first, if possible, all holders of preference shares shall have returned to them the amount paid-up (being the nominal value and share premium (if any)) on their preference shares, increased with the accrued but unpaid dividend on the relevant preference shares at the time of liquidation calculated over the period up to and including the day on which the balance is made payable. The remainder shall be transferred to the holders of ordinary shares in proportion to the aggregate nominal value of their respective holding of ordinary shares.

28.4	The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 DCC.

29	WITHDRAWAL RIGHT AND CRITERION BASED ON SECTION 2:333H OF THE DUTCH CIVIL CODE

29.1	If the Company merges into Nielsen Holdings Limited (“Nielsen-UK”) in accordance with the terms and conditions of the joint merger proposal dated [ ] two thousand and fifteen as drawn up by the board of directors of the Company and the board of directors of Nielsen-UK, which merger proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Nielsen-UK in exchange for one (1) share in the capital of the Company (the “Exchange Ratio”), the compensation per share which, pursuant to article 2:333h of the DCC, may be requested for by the shareholders of the Company who voted against the aforementioned merger instead of acquiring shares in the capital of Nielsen-UK shall be calculated as follows: (X-Y) / divided by Z, whereby:

X	means the aggregate amount of the cash proceeds realised by the Company from an offering of such number of shares in the capital of the Company (the “New Shares”) equal to the aggregate number of Exit Shares, such offering to be conducted by the Company and settled prior to the merger becoming effective;

Y	means the aggregate amount of all costs and expenses in connection with the offering of New Shares consisting of registration and underwriting fees and other fees, costs and expenses primarily related to such offering of New Shares;

Z	means the total number of Exit Shares; and

Exit Shares	means the shares in the capital of the Company for which, pursuant to article 2:333h of the DCC, a compensation needs to be paid by the Company upon being requested thereto and in accordance with the terms and conditions included in the aforementioned merger proposal.

The aforementioned compensation shall be paid in accordance with the terms and conditions of the aforementioned merger proposal.

29.2	In deviation of article 29.1 and in case the number of Exit Shares represents less than one percent (1%) of the total issued and outstanding share capital of the Company at the time the total number of Exit Shares are known to the Company, the board of directors of the Company is authorised to determine the compensation per share on the basis of:

an average closing price per share provided on a daily basis by the New York Stock Exchange over a period of twenty (20) trading days prior to the date the merger becomes effective.

SCHEDULE 5

WITHDRAWAL APPLICATION FORM

THIS IS A DRAFT. THE FINAL VERSION OF THIS FORM WILL BE PUBLISHED ON NIELSEN’S WEBSITE AFTER THE NIELSEN AGM TO BE HELD ON 3 JUNE 2015.

WITHDRAWAL APPLICATION FORM

During the annual general meeting of shareholders of Nielsen N.V. held on 3 June 2015 (the “AGM”) it was resolved that Nielsen N.V. (“Nielsen-Netherlands”) will merge into Nielsen Holdings plc (“Nielsen-UK”) if and when certain further conditions will be met (the “Merger”).

Any shareholder of Nielsen-Netherlands that voted against the Merger has the right to elect not to become a shareholder of Nielsen-UK (the “Withdrawal Right”) and file a request for compensation with Nielsen-Netherlands (the “Withdrawal Application”) in accordance with article 2:333h paragraph 1 of the Dutch Civil Code (such shareholder being a “Withdrawing Shareholder”) within one month after the AGM.

A Withdrawing Shareholder can only make use of the Withdrawal Right for its shares in Nielsen-Netherlands that such Withdrawing Shareholder (i) held at the record date for the AGM and for which such Withdrawing Shareholder voted against the proposal to enter into the Merger (the “Merger Proposal”) and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Effective Time (the “Exit Shares”). A shareholder of Nielsen-Netherlands who has voted in favor of the Merger Proposal at the AGM, abstained from voting, or was not present or represented at the AGM, does not have a Withdrawal Right.

IMPORTANT NOTE

Shareholders that voted against the Merger must consider separately whether to exercise their statutory Withdrawal Right. An election to exercise the Withdrawal Right will restrict the shareholder’s ability to trade its Nielsen-Netherlands shares on the stock exchange. Depending on the number of shares in respect of which a Withdrawal Application is filed, the cash compensation due will be determined on the basis of either (i) the average closing price of a share in Nielsen-Netherlands provided on a daily basis by the New York Stock Exchange over a period of twenty trading days prior to the effective time of the Merger or (ii) the cash proceeds realized by Nielsen-Netherlands from an offering of such number of newly issued shares in Nielsen-Netherlands equal to the number of shares in respect of which a request to be compensated is filed. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. A further explanation of the Merger, the Withdrawal Right and dividend withholding tax is given in the Merger Proposal, which can be found on the website of Nielsen-Netherlands (www.nielsen.com).

Instead of exercising the Withdrawal Right, shareholders not willing to become a shareholder of Nielsen-UK may sell their Nielsen-Netherlands shares on the stock exchange at any time prior to the effective time of the Merger.

Name of Withdrawing Shareholder:

Address of Withdrawing Shareholder:

Number of Exit Shares for which the Withdrawal Right is exercised:

Details of bank account for payment of the cash compensation after effectuation of the Merger:

Foreign:

IBAN:

Name of holder:

BIC code:

Name bank:

City, country:

US:

ABA routing number:

Bank name:

Account number:

Name on account:

The Withdrawing Shareholder states, confirms, undertakes and acknowledges the following:

•	The Withdrawing Shareholder is the current holder of the Exit Shares and the Exit Shares were held by the Withdrawing Shareholder on 6 May 2015, which date served as the record date for the exercise of voting rights at the AGM (the “Record Date”);

•	At the AGM, the Withdrawing Shareholder voted against the Merger Proposal;

•	The Withdrawing Shareholder agrees and consents to Nielsen-Netherlands and its agents to undertake all appropriate actions necessary to (i) verify that the Withdrawing Shareholder has voted against the Merger Proposal and (ii) confirm the Withdrawing Shareholder’s ownership of Nielsen-Netherlands shares at the time of the Withdrawal Application and immediately prior to the Effective Time. The Withdrawing Shareholder hereby explicitly and irrevocably waives any and all rights that he/she may have to the confidential maintenance of his/her voting or share ownership records with respect to the Nielsen-Netherlands shares;

•	The Withdrawing Shareholder has taken notice of the Merger Proposal, including paragraph 9, which describes the procedure for the exercise of the Withdrawal Right and the terms for determination and payment of the cash compensation;

•	The Withdrawing Shareholder agrees with the method for determining the cash compensation for the Exit Shares pursuant to article 29 of the Nielsen-Netherlands articles of association; and

•	The Withdrawing Shareholder will continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of the Exit Shares until the earlier of (i) the effective time of the Merger (as a result of which the Exit Shares will cease to exist) and (ii) such earlier date as Nielsen-Netherlands or Nielsen-UK may publicly announce that the Merger will not be effectuated. This period is necessary to allow Nielsen-Netherlands to facilitate implementation of the intended legal effect of the Withdrawing Shareholder’s irrevocable application (i.e. that at the Merger, the Exit Shares will be exchanged for cash compensation in lieu of Nielsen-UK shares).

Voting evidence

Nielsen-Netherlands will use the information provided on this Withdrawal Application to verify your voting and share ownership records. These voting records will constitute conclusive evidence and no further information should be included in the Withdrawal Application. By submitting the Withdrawal Application, you give permission to Nielsen-Netherlands and its agents to access your voting and share ownership records in order to (i) verify that you have voted against the Merger Proposal and (ii) confirm your ownership of Nielsen-Netherlands shares at the time of the Withdrawal Application and immediately prior to the Effective Time. Furthermore, by submitting this Withdrawal Application, you specifically waive all applicable confidentiality or data privacy rights with respect to your voting and/or share ownership records pertaining to the Nielsen-Netherlands shares.

Submission and due date

A qualifying shareholder wishing to exercise the Withdrawal Right must submit this Withdrawal Application, duly completed and executed and with all required annexes to Nielsen-Netherlands no later than on 3 July 2015 at the following address:

To:	Nielsen N.V.

Attn: H. Black
Corporate Secretary
Nielsen
40 Danbury Road
Wilton, CT 06897
United States of America
E-mail: withdrawal.application@nielsen.com

Any applications not fully and correctly received by Nielsen-Netherlands on or before 3 July 2015 will be disregarded.

Signed on:

The Withdrawing Shareholder

Name:

If applicable: co-signature of the pledgee or the usufructuary if the Exit Shares are pledged or encumbered with a right of usufruct:

The pledgee or usufructuary

Name:

SCHEDULE 6

MERGER ACCOUNTS

COMPANY REGISTRATION NUMBER 09422989

Nielsen Holdings Limited

Non Statutory Financial Statements

For the period from 4 February 2015 to 28 February 2015

Nielsen Holdings Limited

2

Nielsen Holdings Limited

COMPANY INFORMATION

Directors	James Cuminale (appointed 4 February 2015)

Harris Black (appointed 4 February 2015)

Company secretary	Harris Black (appointed 19 February 2015)

Registered office	AC Nielsen House

London Road

Oxford

Oxfordshire, OX3 9RX

Auditor	Ernst & Young LLP

1 More London Place

London

SE1 2AF

3

Nielsen Holdings Limited

Statement of directors’ responsibilities

The directors are responsible for preparing the non statutory financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and applicable law. Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. These are non statutory financial statements as they are not prepared to meet a statutory obligation, but that obligation regarding true and fair remains the same.

In preparing these non statutory financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•	state whether applicable IFRS have been followed, subject to any material departures disclosed and explained in the non statutory financial statements; and

•	prepare the non statutory financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the non statutory financial statements comply with the accounting policies upon which they are prepared. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

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Nielsen Holdings Limited

Independent Auditors Report to the members of Nielsen Holdings Limited

We have audited the non statutory financial statements of Nielsen Holdings Limited for the period from incorporation on 4 February 2015 to 28 February 2015 which comprise the Statement of Financial Position, the Statement of Changes in Equity and the related notes 1 to 4. The non statutory financial statements have been prepared by the directors of Nielsen Holdings Limited based on the accounting policies set out in note 1.

Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

The directors are responsible for the preparation of these non statutory financial statements in accordance with the accounting policies set out in note 1, and as such internal control as directors determine is necessary to enable the preparation of non statutory financial statements that are free from material misstatement, whether due to fraud or error.

Our responsibility is to express an opinion on these non statutory financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (UK & Ireland). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the non statutory financial statements are free from material misstatement.

Scope of the audit of the financial statements

Our responsibility is to express an opinion on these non statutory financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the non statutory financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Our audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by directors, as well as evaluating the overall presentation of the financial statements.

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We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

•	In our opinion the non statutory financial statements of Nielsen Holdings Limited for the period from 4 February 2015 to 28 February 2015 are prepared, in all material respects, in accordance with the financial reporting provisions set out in note 1.

•	In our opinion the statement of financial position and related notes as at 28 February 2015 have been properly prepared in accordance with the provisions of the Companies Act 2006 that would have applied had the statement of financial position and related notes been prepared for a financial year of the company.

•	In our opinion, as at 28 February 2015, the amount of the company’s net assets (within the meaning given to that expression by section 831(2) of the Companies Act 2006) was not less than the aggregate of its called-up share capital and undistributable reserves.

Basis of accounting and restriction on distribution and use

Without modifying our opinion, we draw attention to note 1 to the non statutory financial statements, which describe the basis of accounting and rationale on which the non statutory financial statements are prepared. As a result, the non statutory financial statements may not be suitable for another purpose. Our auditor’s report is intended solely for the directors and should not be distributed to or used by parties without our prior consent.

/s/ Ernst & Young LLP
Philip Young
For and on behalf of Ernst and Young LLP
London

Date: 4 March 2015

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Nielsen Holdings Limited

Statement of Financial Position

As of 28 February 2015

Note
	Current assets
2	Cash and cash equivalents	$2

	Total current assets	2

	Total Assets	$2

	Capital and reserves
2	Called up share capital	$2

	Total equity	$2

This balance sheet was approved by the directors on 4 March 2015 and signed on their behalf by:

/s/ Harris Black
Harris Black, Director and Secretary

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Nielsen Holdings Limited

Statement of Changes in Equity

As of 28 February 2015

$
At 4 February 2015 – incorporation	0
Issue of shares	2

At 28 February 2015	2

Statement of Cash Flows

As of 28 February 2015

$
Proceeds from the issue of shares	2

Net cash provided by from financing activities	2
Cash and cash equivalents at 4 February 2015	0

Cash and cash equivalents at 28 February 2015	2

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Nielsen Holdings Limited

Notes to the Non Statutory Financial Statements

As of 28 February 2015

1. Accounting policies

The balance sheet and related notes of Nielsen Holdings Limited (“Nielsen” or the “Company”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and under the historical cost accounting rules.

The balance sheet and related notes have been prepared in accordance with s92 of the Companies Act 2006 in connection with the proposed re-registration of the Company as a public limited company (“plc”) under the Companies Act 2006.

The balance sheet and related notes have been prepared and presented in US Dollars, being the Company’s functional currency.

The Company has not traded in the period and thus no statement of comprehensive income has been presented.

2. Called up share capital

On 4 February 2015, the Company was incorporated with 1 ordinary share having a nominal value of £1.00, for an aggregate consideration of £1.

3. Foreign currencies

Foreign currency transactions: Assets and liabilities in foreign currencies are translated at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated at the rate of exchange ruling at the date of transaction.

4. Ultimate parent company and parent undertaking of larger group of which the Company is a member

The Company is a subsidiary undertaking of Nielsen N.V., which is the ultimate parent company incorporated in the Netherlands. No other group financial statements include the results of the Company. The consolidated financial statements of Nielsen N.V. are available to the public and may be obtained from Nielsen N.V., Investor Relations Department, 85 Broad Street, New York, NY 10004.

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